Exhibit 99.1

THIS IS NOT A SOLICITATION OF ACCEPTANCE OR REJECTION OF THE PLAN.  ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT.  THIS DISCLOSURE STATEMENT IS BEING SUBMITTED FOR APPROVAL BUT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT.

IN THE UNITED STATES BANKRUPTCY COURT
DISTRICT OF DELAWARE

x
:
In re	:	Chapter 11
:
Premier International Holdings Inc., et al.,	:	Case No. 09-12019 (CSS)
:
Debtors.	:	(Jointly Administered)
:
x

DISCLOSURE STATEMENT FOR DEBTORS’ JOINT PLAN

OF REORGANIZATION UNDER

CHAPTER 11 OF THE BANKRUPTCY CODE

PAUL, HASTINGS, JANOFSKY & WALKER LLP

191 North Wacker Drive, 30th Floor

Chicago, Illinois  60606

Telephone:  (312) 499-6000

Facsimile:  (312) 499-6100

Attorneys for Debtors and

Debtors in Possession

RICHARDS, LAYTON & FINGER, P.A.

One Rodney Square

920 North King Street

Wilmington, Delaware 19801

Telephone:  (302) 651-7700

Facsimile:  (302) 651-7701

Attorneys for Debtors and

Debtors in Possession

Dated:  July 22, 2009

i

(continued)

(continued)

(continued)

(continued)

EXHIBIT A – Debtors’ Joint Chapter 11 Plan

v

SUMMARY OF PLAN

The following is a summary of the Debtors’ Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated as of July 22, 2009 (as the same may be amended or modified, the “Plan”), of Six Flags, Inc. (“SFI”) and certain of its affiliates (collectively, the “Debtors”),(1) the debtors and debtors in possession in these chapter 11 cases.  This Disclosure Statement describes the Plan and the distributions contemplated thereunder for each of the Debtors and their creditors.  Unless otherwise defined herein, all capitalized terms contained in this Disclosure Statement have the meanings ascribed to them in the Plan.  Unless the context requires otherwise, reference to “we,” “our,” and “us” are to SFI and all of its Debtor and non-Debtor subsidiaries (collectively, “Six Flags,” or the “Company”).

The Debtors commenced their chapter 11 cases in order to restructure over $2.6 billion of debt and preferred equity obligations after a series of strategic decisions were made between 1998 and 2005 to acquire theme parks and execute significant capital expenditures for new attractions.  The current management team, which was not installed until late 2005 and early 2006, inherited a highly-leveraged balance sheet, a brand that had been tarnished over the course of several years, and a business in need of comprehensive operational restructuring.  In an effort to address these issues, the current management team has worked diligently over the past three years to expand and improve the product offerings, diversify and grow revenues, increase operational efficiency and operating cash flows, and reduce the inherited debt obligations through, among other things, the sale of parks, the successful negotiation and execution of the Debtors’ Prepetition Credit Agreement on favorable terms, and the completion of an exchange offer for the 2010 Notes, 2013 Notes, and 2014 Notes, which exchanged an aggregate of approximately $530.6 million in principal amount for $400 million of the 2016 Notes, thereby reducing principal by approximately $130.6 million and providing for extended debt maturity until 2016 for the exchanged instruments.

Despite significant success from these endeavors, the Debtors remain highly leveraged, with substantial annual capital expenditure requirements and interest costs, and significant portions of their extant debt and preferred equity obligations maturing in the near future.  This capital structure is not sustainable, particularly with the impact of the current recession in the United States, limited access to capital markets, increasing unemployment, and

(1)                                  The Debtors are the following thirty-seven entities (the last four digits of their respective taxpayer identification numbers, if any, follow in parentheses):  Astroworld GP LLC (0431), Astroworld LP (0445), Astroworld LP LLC (0460), Fiesta Texas Inc. (2900), Funtime, Inc. (7495), Funtime Parks, Inc. (0042), Great America LLC (7907), Great Escape Holding Inc. (2284), Great Escape Rides L.P. (9906), Great Escape Theme Park L.P. (3322), Hurricane Harbor GP LLC (0376), Hurricane Harbor LP (0408), Hurricane Harbor LP LLC (0417), KKI, LLC (2287), Magic Mountain LLC (8004), Park Management Corp. (1641), PP Data Services Inc. (8826), Premier International Holdings Inc.  (6510), Premier Parks of Colorado Inc. (3464), Premier Parks Holdings Inc. (9961), Premier Waterworld Sacramento Inc. (8406), Riverside Park Enterprises, Inc. (7486), SF HWP Management LLC (5651), SFJ Management Inc. (4280), SFRCC Corp. (1638), Six Flags, Inc. (5059), Six Flags America LP (8165), Six Flags America Property Corporation (5464), Six Flags Great Adventure LLC (8235), Six Flags Great Escape L.P. (8306), Six Flags Operations Inc. (7714), Six Flags Services, Inc. (6089), Six Flags Services of Illinois, Inc. (2550), Six Flags St. Louis LLC (8376), Six Flags Theme Parks Inc. (4873), South Street Holdings LLC (7486), Stuart Amusement Company (2016).  The mailing address of each of the Debtors solely for purposes of notices and communications is 1540 Broadway, 15th Floor, New York, NY 10036 (Attn:  James Coughlin).

reduced disposable income and consumer spending.  As a result, in late 2008, the Debtors, with the assistance of their advisors, began to explore capital structure restructuring alternatives, including refinancing options, recapitalizations, and a potential chapter 11 filing.

In April 2009, after discussions with several holders of unsecured notes, the Company instituted exchange offers to convert such notes into shares of SFI’s common stock.  The Company determined to institute these exchange offers in order to avoid the potentially adverse impact of a chapter 11 filing on its brand and business, while preserving the significant value of the favorable terms of the Prepetition Credit Agreement.  This effort, however, was unsuccessful for two primary reasons: (1) the minimum tender thresholds were not met; and (2) even more importantly, the Company determined that these exchange offers would have ultimately been inadequate to resolve its financial challenges due to significant, and unexpected, declines in financial performance and liquidity for reasons beyond management’s control (e.g., macro economic turbulence, rising levels of national unemployment, a Swine Flu epidemic, and adverse weather conditions), as well as higher-than-expected “put” obligations from the Company’s Partnership Parks (defined herein).  Accordingly, even if the minimum tender conditions were satisfied, the Company would have continued to face significant challenges maintaining adequate liquidity and necessary financial covenant compliance under the Prepetition Credit Agreement.

Due to the uncertain prospects of a successful outcome to the exchange offers, and consistent with the Company’s fiduciary duty to evaluate all potential alternatives, beginning in March 2009, the Debtors and Avenue Capital Management (“Avenue”) — the largest holder of 2016 Notes, a significant holder of other unsecured notes, and one of the Company’s lenders under the Prepetition Credit Agreement — engaged in discussions regarding a potential restructuring that would have ultimately been premised upon (i) the holders of 2016 Notes receiving a majority of the equity in a reorganized SFI, and (ii) the reinstatement of the favorable terms of the Prepetition Credit Agreement.  As the negotiations continued over approximately two months, it became clear to the Debtors that the proposals made by Avenue were inadequate to provide a viable financial restructuring for the Debtors’ businesses — especially when coupled with an ongoing decline in the Debtors’ financial performance — because, among other things, the proposed transaction failed to provide sufficient liquidity for future business needs, and failed to address the Debtors future ability to maintain  continuing financial covenant compliance under the Prepetition Credit Agreement.

As the Debtors’ financial condition continued to decline during late spring, and in an effort to evaluate all potential alternatives, provide a market check and potential pricing competition to the Avenue proposals and ultimately maximize value for all stakeholders, with Avenue’s knowledge the Debtors initiated discussions with certain of the Prepetition Lenders to the Prepetition Credit Agreement (collectively, the “Participating Lenders”) on May 29, 2009, regarding the terms of a comprehensive balance sheet restructuring that would involve the conversion of approximately $1.8 billion of debt into equity.  These discussions led to negotiations that ultimately resulted in a reorganization agreement that is unanimously supported by JP Morgan Chase Bank, N.A., as administrative agent under the Prepetition Credit Agreement (the “Prepetition Agent”), and the Participating Lenders, which together at that time represented approximately fifty percent of the outstanding Prepetition Credit Agreement obligations.  With the assistance of their financial advisors and legal counsel, the Debtors determined that a pre-

negotiated chapter 11 restructuring based upon the reorganization agreement with the Participating Lenders represents the most effective and efficient way to de-lever their balance sheet to an appropriate level, enabling the Company to achieve profitability on a sustainable basis.  These restructuring efforts will allow the Debtors to focus their resources on the operation of their parks and to continue management’s recent operational successes with appropriate liquidity and a sustainable capital structure.

Faced with the prospect of impending debt maturities and the expiration of 30-day grace periods for interest payments under certain series of unsecured notes, the Debtors commenced the Reorganization Cases on June 13, 2009.  The Plan, which is attached as Exhibit A, reflects the reorganization agreement reached with the Participating Lenders.  The Plan provides for the reorganization of the Debtors as going concerns (the “Reorganized Debtors”).  An integral component of the agreement with the Participating Lenders is the conversion of a portion of the Debtors’ obligations under the Prepetition Credit Agreement into equity in Reorganized SFI.

Under the Plan, the holders of Prepetition Credit Agreement Claims against Six Flags Theme Parks Inc. (“SFTP”) and certain of its wholly-owned domestic subsidiaries will convert these Claims into (i) approximately 92% of the New Common Stock to be issued by Reorganized SFI (subject to dilution by the Long-Term Incentive Plan), and (ii) a new term loan in the aggregate amount of $600 million (the “New Term Loan”).  Prepetition Credit Agreement Claims against Six Flags Operations, Inc. (“SFO”) will be discharged and exchanged for a new guaranty of the obligations under the New Term Loan by Reorganized SFO.  All other secured Claims against the Debtors that are Allowed, if any, will either be paid in full or reinstated, in the Debtors’ discretion.  Allowed Unsecured Claims against all of the Debtors other than SFI and SFO will be paid in full or be reinstated (but solely to the extent such Claims are Allowed).  Claims against SFTP, SFO, and SFI, respectively, based on a guaranty of the obligations of the Acquisition Parties (defined below) to Time Warner, Inc. and certain affiliates of Time Warner, Inc. under a certain promissory note and a certain Subordinated Indemnity Agreement will be discharged and exchanged for new guarantees of such obligations (as may be amended in connection with the emergence from Chapter 11).  The holders of Allowed Unsecured Claims against SFO (which includes Claims arising under the 2016 Notes Indenture) will convert their Claims against SFO into approximately 7% of the New Common Stock to be issued by Reorganized SFI (subject to dilution by the Long-Term Incentive Plan).  The holders of Allowed Unsecured Claims against SFI (which includes Claims arising under the 2010 Notes Indenture, the 2013 Notes Indenture, the 2014 Notes Indenture, and the 2015 Notes Indenture, SFI’s guaranty of the 2016 Notes Indenture) will convert their claims against SFI into approximately 1% of the New Common Stock to be issued by Reorganized SFI (subject to dilution by the Long-Term Incentive Plan).  All existing equity interests in SFI will be canceled under the Plan.  All existing Equity Interests in SFI’s direct subsidiary SFO will be cancelled, and 100% of the newly-issued common stock of SFO will be issued to SFI on the Effective Date in consideration for SFI’s distribution of the New Common Stock in Reorganized SFI to certain holders of Allowed Claims, as described above.  The existing Equity Interests in all Debtors other than SFI and SFO (“Preconfirmation Subsidiary Equity Interests”) will remain unaltered by the Plan.  The proposed treatment of Claims and Equity Interests under the Plan are discussed further in Section VI.B. of this Disclosure Statement.

Based upon the Debtors’ estimate of the Allowed Claims in these Reorganization Cases, the Plan provides for a recovery of approximately     % to holders of SFTP Prepetition Credit Agreement Claims, a 100% recovery for the holders of all Other Secured Claims, a 100% recovery for the holders of Unsecured Claims against all Debtors other than SFO and SFI,     % to holders of Unsecured SFO Claims,     % to holders of Unsecured SFI Claims, and no recovery for holders of Preconfirmation Equity Interests in SFI.  These projections are based on assumptions described herein and are not guaranteed.  The Plan is supported by the Debtors and the Participating Lenders.

THE DEBTORS BELIEVE THAT THE PLAN WILL ENABLE THEM TO REORGANIZE SUCCESSFULLY AND ACCOMPLISH THE OBJECTIVES OF CHAPTER 11 AND THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF THE DEBTORS AND THEIR CREDITORS.  THE DEBTORS URGE ALL CREDITORS ENTITLED TO VOTE ON THE PLAN TO ACCEPT THE PLAN.

I.  INTRODUCTION

The Debtors submit this Disclosure Statement pursuant to section 1125 of title 11 of the United States Code (the “Bankruptcy Code”) to holders of equity interests (“Preconfirmation Equity Interests”) in and Claims against the Debtors in connection with (i) the solicitation of acceptances of the Plan filed by the Debtors with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) and (ii) the hearing to consider confirmation of the Plan (the “Confirmation Hearing”) scheduled for             , 2009 at     :       .m. (prevailing Eastern Time).

Annexed as Exhibits to this Disclosure Statement are copies of the following documents:

•                  The Plan (Exhibit A);

•                  Order of the Bankruptcy Court, dated [              ], 2009 (the “Disclosure Statement Order”), approving, among other things, this Disclosure Statement and establishing certain procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan (attached hereto without exhibits) (Exhibit B);

•                  The Debtors’ most recent financial statements for the year ended December 31, 2008, as well as the Debtors’ Projected Financial Information (Exhibit C); and

•                  The Debtors’ Liquidation Analysis (Exhibit D).

A Ballot for the acceptance or rejection of the Plan is enclosed with the Disclosure Statement mailed to the holders of Claims that the Debtors believe may be entitled to vote to accept or reject the Plan.

On [                    ], 2009, after notice and a hearing, the Bankruptcy Court signed the Disclosure Statement Order, approving this Disclosure Statement as containing adequate information of a kind and in sufficient detail to enable a hypothetical investor of the relevant classes to make an informed judgment whether to accept or reject the Plan.  APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT, HOWEVER, CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT AS TO THE FAIRNESS OR MERITS OF THE PLAN.

The Disclosure Statement Order, a copy of which is annexed hereto as Exhibit B, sets forth in detail, among other things, the deadlines, procedures and instructions for voting to accept or reject the Plan and for filing objections to confirmation of the Plan, the record date for voting purposes and the applicable standards for tabulating Ballots.  In addition, detailed voting instructions accompany each Ballot.  Each holder of a Claim entitled to vote on the Plan should read the Disclosure Statement, the Plan, the Disclosure Statement Order and the instructions accompanying the Ballots in their entirety before voting on the Plan.  These documents contain important information concerning the classification of Claims and Preconfirmation Equity Interests for voting purposes and the tabulation of votes.  No solicitation of votes to accept the Plan may be made except pursuant to section 1125 of the Bankruptcy Code.

A.                                    HOLDERS OF CLAIMS ENTITLED TO VOTE

Pursuant to the provisions of the Bankruptcy Code, only holders of allowed claims or equity interests in classes of claims or equity interests that are impaired and that are not deemed to have rejected the proposed plan are entitled to vote to accept or reject a proposed plan.  Classes of claims or equity interests in which the holders of claims or equity interests are unimpaired under a chapter 11 plan are deemed to have accepted the plan and are not entitled to vote to accept or reject the plan.  For a detailed description of the treatment of Claims and Preconfirmation Equity Interests under the Plan, see Section VI.B. of this Disclosure Statement.

Claims in Class 4 (SFTP Prepetition Credit Agreement Claims), Class 5 (SFTP TW Guaranty Claims), Class 6 (SFTP TW Indemnity Claims), Class 8 (SFO Prepetition Credit Agreement Claims), Class 9 (SFO TW Guaranty Claims), Class 10 (SFO TW Indemnity Claims), Class 11 (SFO Unsecured Claims), Class 12 (SFI TW Guaranty Claims), Class 13 (SFI TW Indemnity Claims), and Class 14 (SFI Unsecured Claims) of the Plan are impaired and, to the extent Claims in such Classes are Allowed, the holders of such Claims will receive distributions under the Plan. As a result, holders of Claims in those Classes are entitled to vote to accept or reject the Plan.

Claims in Class 1 (Other Priority Claims), Class 2 (Secured Tax Claims), Class 3 (Other Secured Claims), and Class 7 (Subsidiary Unsecured Claims) of the Plan are unimpaired.  As a result, holders of Claims in those Classes are conclusively presumed to have accepted the Plan.

The Bankruptcy Code defines “acceptance” of a plan by a class of claims as acceptance by creditors in that class that hold at least two-thirds in dollar amount and more than one-half in number of the claims that cast ballots for acceptance or rejection of the plan.  For a more detailed description of the requirements for confirmation of the Plan, see Section IX of this Disclosure Statement.

If a Class of Claims entitled to vote on the Plan rejects the Plan, the Debtors reserve the right to amend the Plan or request confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code or both.  Section 1129(b) of the Bankruptcy Code permits the confirmation of a plan of reorganization notwithstanding the rejection of a plan by one or more impaired classes of claims or equity interests.  Under that section, a plan may be confirmed by a bankruptcy court if it does not “discriminate unfairly” and is “fair and equitable” with respect to each rejecting class.  For a more detailed description of the requirements for confirmation of a nonconsensual plan, see Section IX.B.2 of this Disclosure Statement.

Holders of Subordinated Securities Claims (Class 15), if any, Preconfirmation SFO Equity Interests (Class 17) and Preconfirmation SFI Equity Interests (Class 18) will not receive any distribution under the Plan and are therefore deemed to have rejected the Plan.  With respect to the Classes of Claims and equity interests that are deemed to have rejected the Plan, i.e., Class 15 and Class 17, the Debtors intend to request confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code.

THE DEBTORS AND THE PARTICIPATING LENDERS RECOMMEND THAT HOLDERS OF CLAIMS IN CLASSES 4, 5, 6, 8, 9, 10, 11, 12, 13 AND 14 VOTE TO ACCEPT THE PLAN.

The Debtors’ legal advisors are Paul, Hastings, Janofsky & Walker LLP and Richards, Layton & Finger, P.A.  Their financial advisor is Houlihan, Lokey, Howard & Zukin Inc. (“Houlihan Lokey”).  They can be contacted at:

HOULIHAN, LOKEY, HOWARD & ZUKIN CAPITAL, INC.

245 Park Avenue

New York, NY 10167-0001

Phone (212) 497-4100

Facsimile (212) 687-0529

Attn:   David Preiser

   David Hilty

   John-Paul Hanson

Financial Advisor and Investment Banker for the Debtors and Debtors in Possession

PAUL, HASTINGS, JANOFSKY & WALKER LLP

191 North Wacker Drive, 30th Floor

Chicago, Illinois 60606

Telephone: (312) 499-6000

Facsimile: (312) 499-6100

Attn:   Paul E. Harner

   Steven T. Catlett

Counsel for the Debtors and

Debtors in Possession

RICHARDS, LAYTON & FINGER, P.A.

One Rodney Square

920 North King Street

Wilmington, Delaware 19801

Telephone: (302) 651-7700

Facsimile: (302) 651-7701

Attn:Daniel J. DeFranceschi

Delaware counsel for the Debtors and

Debtors in Possession

B.                                    VOTING PROCEDURES

If you are entitled to vote to accept or reject the Plan, a Ballot is enclosed for the purpose of voting on the Plan.  If you hold Claims in more than one Class and you are entitled to vote Claims in more than one Class, you will receive separate Ballots, which must be used for each separate Class of Claims.  The Debtors, with the approval of the Bankruptcy Court, have engaged Kurtzman Carson Consultants LLC to serve as the voting agent with respect to Claims in Classes that are entitled to vote on the Plan.  The voting agent will assist in the solicitation process by, among other things, answering questions, providing additional copies of all solicitation materials, and generally overseeing the solicitation process for Claims.  The voting agent will also process and tabulate ballots for each of the respective Classes that are entitled to vote to accept or reject the Plan and will file a voting report as soon as practicable before the Confirmation Hearing.

Ballots and master ballots (“Master Ballots”) should be returned to:

Six Flags Ballot Processing

c/o Kurtzman Carson Consultants LLC

2335 Alaska Avenue

El Segundo, CA 90245

If the return envelope provided with your Ballot was addressed to your bank or brokerage firm, please allow sufficient time for that firm to process your vote on Master Ballot before the Voting Deadline (4 p.m. prevailing Eastern Time,                         , 2009).

Do not return your notes, securities, or any other documents with your Ballot.

MORE DETAILED INSTRUCTIONS REGARDING HOW TO VOTE ON THE PLAN ARE CONTAINED ON THE BALLOTS DISTRIBUTED TO HOLDERS OF CLAIMS THAT ARE ENTITLED TO VOTE ON THE PLAN.  TO BE COUNTED, YOUR BALLOT INDICATING ACCEPTANCE OR REJECTION OF THE PLAN MUST BE RECEIVED BY NO LATER THAN 4:00 P.M. (PREVAILING EASTERN TIME) ON                       , 2009.  ANY EXECUTED BALLOT RECEIVED THAT DOES NOT INDICATE EITHER AN ACCEPTANCE OR A REJECTION OF THE PLAN SHALL NOT BE COUNTED.

Any Claim in an impaired Class as to which an objection or request for estimation is pending or which is listed on the Schedules as unliquidated, disputed or contingent is not entitled to vote unless the holder of such Claim has obtained an order of the Bankruptcy Court temporarily allowing such Claim for the purpose of voting on the Plan.

Pursuant to the Disclosure Statement Order, the Bankruptcy Court set                 , 2009 as the record date for holders of Claims entitled to vote on the Plan.  Accordingly, only holders of record as of the applicable record date that otherwise are entitled to vote under the Plan will receive a Ballot and may vote on the Plan.

If you are a holder of a Claim entitled to vote on the Plan and you did not receive a Ballot, received a damaged Ballot or lost your Ballot or if you have any questions concerning the Disclosure Statement, the Plan or the procedures for voting on the Plan, please call Kurtzman Carson Consultants LLC at (      )       -        .

C.                                    CONFIRMATION HEARING

Pursuant to section 1128 of the Bankruptcy Code, the Confirmation Hearing will be held on                               , 2009 at     :00 [  ].m. (prevailing Eastern Time) before the Honorable Christopher S. Sontchi, Room #6, at the United States Bankruptcy Court for the District of Delaware, 824 Market Street, Wilmington, Delaware 19801.  The Bankruptcy Court has directed that objections, if any, to confirmation of the Plan must be served and filed so that they are received on or before [           ], 2009 at 4:00 p.m. (prevailing Eastern Time) in the manner described below in Section IX.A of this Disclosure Statement.  The Confirmation Hearing may be adjourned from time to time without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing.

THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS ANOTHER TIME IS SPECIFIED HEREIN, AND THE DELIVERY OF THIS DISCLOSURE STATEMENT SHALL NOT CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION STATED SINCE THE DATE HEREOF.  HOLDERS OF CLAIMS SHOULD

CAREFULLY READ THIS DISCLOSURE STATEMENT IN ITS ENTIRETY, INCLUDING THE PLAN, PRIOR TO VOTING ON THE PLAN.

FOR THE CONVENIENCE OF HOLDERS OF CLAIMS AND PRECONFIRMATION EQUITY INTERESTS, THIS DISCLOSURE STATEMENT SUMMARIZES THE TERMS OF THE PLAN.  IF ANY INCONSISTENCY EXISTS BETWEEN THE PLAN AND THE DISCLOSURE STATEMENT, THE TERMS OF THE PLAN ARE CONTROLLING.  THE DISCLOSURE STATEMENT MAY NOT BE RELIED ON FOR ANY PURPOSE OTHER THAN TO DETERMINE WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, AND NOTHING STATED HEREIN SHALL CONSTITUTE AN ADMISSION OF ANY FACT OR LIABILITY BY ANY PARTY, OR BE ADMISSIBLE IN ANY PROCEEDING INVOLVING THE DEBTORS OR ANY OTHER PARTY, OR BE DEEMED CONCLUSIVE EVIDENCE OF THE TAX OR OTHER LEGAL EFFECTS OF THE PLAN ON THE DEBTORS OR HOLDERS OF CLAIMS OR EQUITY INTERESTS.  CERTAIN OF THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT, BY NATURE, ARE FORWARD-LOOKING AND CONTAIN ESTIMATES AND ASSUMPTIONS.  THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES.  ADDITIONAL FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE FORWARD-LOOKING STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE SET FORTH IN THE REPORTS OR DOCUMENTS THAT WE FILE FROM TIME TO TIME WITH THE SEC, INCLUDING OUR MOST RECENT ANNUAL REPORT ON FORM 10-K FILED WITH THE SEC ON MARCH 11, 2009 (FILE NO. 0000701374), INCLUDING THE AMENDMENT THERETO FILED WITH THE SEC ON APRIL 30, 2009, ATTACHED AS EXHIBIT C AND EACH OF WHICH IS HEREBY INCORPORATED BY REFERENCE HEREIN.

ALL HOLDERS OF CLAIMS SHOULD CAREFULLY READ AND CONSIDER FULLY THE RISK FACTORS SET FORTH IN SECTION VIII OF THIS DISCLOSURE STATEMENT BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

SUMMARIES OF CERTAIN PROVISIONS OF AGREEMENTS REFERRED TO IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO BE COMPLETE AND ARE SUBJECT TO, AND ARE QUALIFIED IN THEIR ENTIRETY BY, REFERENCE TO THE FULL TEXT OF THE APPLICABLE AGREEMENT, INCLUDING THE DEFINITIONS OF TERMS CONTAINED IN SUCH AGREEMENT.

THE DEBTORS BELIEVE THAT THE PLAN WILL ENABLE THEM TO REORGANIZE SUCCESSFULLY AND ACCOMPLISH THE OBJECTIVES OF CHAPTER 11 AND THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF THE DEBTORS AND THEIR CREDITORS.

IRS CIRCULAR 230 NOTICE: TO ENSURE COMPLIANCE WITH IRS CIRCULAR 230, HOLDERS OF CLAIMS AND PRECONFIRMATION EQUITY INTERESTS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS DISCLOSURE STATEMENT IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY HOLDERS OF CLAIMS OR PRECONFIRMATION EQUITY INTERESTS FOR THE PURPOSE OF

AVOIDING PENALTIES THAT MAY BE IMPOSED ON THEM UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING BY THE DEBTORS OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS OF CLAIMS AND PRECONFIRMATION EQUITY INTERESTS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

II.  OVERVIEW OF THE PLAN

The following table briefly summarizes the classification and treatment of Administrative Expense Claims, Claims and Preconfirmation Equity Interests under the Plan:

Class	Type of Claim or Equity Interest	Treatment	Approximate Allowed Amount(2)	Approximate Percentage Recovery

—	Administrative Expense Claims	Paid in full, in Cash, on the later of the Effective Date or when such Claim becomes Allowed, or as soon thereafter as is practicable; Claims incurred in the ordinary course of business will be paid in full or performed, as applicable, in the ordinary course of business.	$ , plus any amounts incurred and payable in the ordinary course of business	100%

(2) The amounts set forth herein are the Debtors’ estimates based on the Debtors’ books and records.  The Bar Date (as defined below) has not yet occurred.  Actual amounts will depend upon the amounts of Claims timely filed before the Bar Date, final reconciliation and resolution of all Administrative Expense Claims and Claims, and the negotiation of cure amounts.  Accordingly, the actual amounts may vary significantly from the amounts set forth herein.

Class	Type of Claim or Equity Interest	Treatment	Approximate Allowed Amount(2)	Approximate Percentage Recovery

—	Professional Compensation and Reimbursement Claims	Paid in full, in Cash, in accordance with the order of the Bankruptcy Court allowing any such Claim.	Undetermined	100%

—	Priority Tax Claims	Either (i) paid in full, in Cash, on the Effective Date or as soon thereafter as is practicable, or (ii) commencing on the Effective Date or as soon thereafter as is practicable, paid in full, in Cash, over a period not exceeding five years from and after the Petition Date, in equal semi-annual Cash payments with interest for the period after the Effective Date at the rate determined under applicable non-bankruptcy law.	Undetermined(3)	100%

(3) The Debtors have not yet made a determination as to the correct classification of outstanding tax claims, and as such, the entirety of the estimate is currently included in Class 2 (Secured Tax Claims).  Classification of tax claims as secured or priority shall not be deemed to be a waiver of the Debtors’ rights or defenses with respect to such Claims.

Class	Type of Claim or Equity Interest	Treatment	Approximate Allowed Amount(2)	Approximate Percentage Recovery

1	Other Priority Claims	Unimpaired. Paid in full, in Cash, on the later of the Effective Date and the date such Claim becomes an Allowed Other Priority Claim or as soon thereafter as is practicable.		$100%

2	Secured Tax Claims	Unimpaired. Either (i) paid in full, in Cash, on the Effective Date or as soon thereafter as is practicable or (ii) commencing on the Effective Date or as soon thereafter as is practicable, paid in full, in Cash, over a period not exceeding five years from and after the Petition Date, in equal semi-annual Cash payments with interest at the rate determined under applicable non-bankruptcy law.	$ (4)	100%

3	Other Secured Claims	Unimpaired. Either (i) reinstated, (ii) paid in full, including any required interest, in Cash, on the later of the Effective Date and the date such Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable, or (iii) receive the Collateral securing such Other Allowed Secured Claim and any required interest.	$0	100%

(4) The Debtors have not yet made a determination as to the correct classification of outstanding tax claims, and as such, the entirety of the estimate is currently included in Class 2 (Secured Tax Claims).  Classification of tax claims as secured or priority shall not be deemed to be a waiver of the Debtors’ rights or defenses with respect to such Claims.  In addition, this amount is subject to change based on the outcome of any pending audits of the Debtors.

Class	Type of Claim or Equity Interest	Treatment	Approximate Allowed Amount(2)	Approximate Percentage Recovery

4	SFTP Prepetition Credit Agreement Claims	Impaired. On each periodic Distribution Date, each holder of an Allowed Prepetition Credit Agreement Claim shall receive its Ratable Proportion of the New Term Loan and ninety-two percent (92%) of newly issued New Common Stock in Reorganized SFI, subject to dilution by the Long-Term Incentive Plan, in full and complete satisfaction of such SFTP Prepetition Credit Agreement Claim.	$1.1264 billion, plus accrued and unpaid interest	100%

5	SFTP TW Guaranty Claims	Impaired. On the Effective Date, SFTP’s guaranty of the obligations under the TW Loan shall be discharged and TW shall receive a new guaranty of the obligations under the TW Loan by Reorganized SFTP.	Undetermined	N/A

6	SFTP TW Indemnity Claims

Impaired. On the Effective Date, the SFTP’s guaranty of the obligations under the Subordinated Indemnity Agreement shall be discharged and exchanged for a new guaranty of the obligations under the Subordinated Indemnity Agreement by Reorganized SFTP.

			Undetermined	N/A

7	Subsidiary Unsecured Claims	Unimpaired. Each Allowed Subsidiary Unsecured Claim shall be either (i) Reinstated, or (ii) paid in full, in Cash, on the Effective Date or as soon as practicable.	$ million(5)	100%

(5) The numbers listed here are estimates.  The Bar Date for filing proofs of claim has not yet occurred, and the Debtors have not completed their analysis of all claims.

Class	Type of Claim or Equity Interest	Treatment	Approximate Allowed Amount(2)	Approximate Percentage Recovery

8	SFO Prepetition Credit Agreement Claims

Impaired. On the Effective Date, SFO’s guaranty of the obligations under the Prepetition Credit Agreement shall be discharged and exchanged for a new guaranty of the obligations under the New Term Loan by Reorganized SFO.

			Contingent and unliquidated	N/A

9	SFO TW Guaranty Claims	Impaired. On the Effective Date, SFO’s guaranty of the obligations under the TW Loan shall be discharged and TW shall receive a new guaranty of the obligations under the TW Loan by Reorganized SFO.	Undetermined	N/A

10	SFO TW Indemnity Claims

Impaired. On the Effective Date, SFO’s guaranty of the obligations under the Subordinated Indemnity Agreement shall be discharged and exchanged for a new guaranty of the obligations under the Subordinated Indemnity Agreement by Reorganized SFO.

			Undetermined	N/A

11	SFO Unsecured Claims

Impaired. On each periodic Distribution Date, Allowed SFO Unsecured Claims receive a Distribution Pro Rata Share of 7% of newly issued New Common Stock in Reorganized SFI, subject to dilution by the Long-Term Incentive Plan.

			$ million(6)	%(7)

(6) The estimated amount set forth above excludes (a) any claims arising under executory contracts and unexpired leases that may be assumed or rejected under the Plan, and (b) future claims that may arise or be filed as the Debtors continue with their reorganization.  The numbers listed here are estimates.  The bar date for filing proofs of claim has not yet occurred, and the Debtors have not completed their analysis of all claims.

Class	Type of Claim or Equity Interest	Treatment	Approximate Allowed Amount(2)	Approximate Percentage Recovery

12	SFI TW Guaranty Claims	Impaired. On the Effective Date, SFI’s guaranty of the obligations under the TW Loan shall be discharged and TW shall receive a new guaranty of the obligations under the TW Loan by Reorganized SFI.	Undetermined	N/A

13	SFI TW Indemnity Claims

Impaired. On the Effective Date, SFI’s guaranty of the obligations under the Subordinated Indemnity Agreement shall be discharged and exchanged for a new guaranty of the obligations under the Subordinated Indemnity Agreement by Reorganized SFI.

			Undetermined	N/A

14	SFI Unsecured Claims

Impaired. On each periodic Distribution Date, Allowed SFI Unsecured Claims receive a Distribution Pro Rata Share of 1% of newly issued New Common Stock in Reorganized SFI, subject to dilution by the Long-Term Incentive Plan.

			$ million(8)	%(9)

15	Subordinated Securities Claims	Impaired. No distribution.	$0	0%

16	Preconfirmation Subsidiary Equity Interests	Unimpaired. Unaltered by the terms of the Plan.	N/A	N/A

(7) Based on the estimated Common Equity Value range set forth in Section VII.B of this Disclosure Statement.  The ultimate magnitude of the Claims arising from the 2016 Notes Indenture may be substantial and may have a significant dilutive effect on the estimated recovery to other holders of SFO Unsecured Claims.

(8) The estimated amount set forth above excludes (a) any claims arising under executory contracts and unexpired leases that may be assumed or rejected under the Plan, and (b) future claims that may arise or be filed as the Debtors continue with their reorganization.  The magnitude of claims arising under executory contracts or unexpired leases for rejection damages may be substantial and may have a significant dilutive effect on the estimated recovery to holders of SFI Unsecured Claims.  The numbers listed here are estimates.  The Bar Date for filing proofs of claim has not yet occurred, and the Debtors have not completed their analysis of all claims.

(9) Based on the estimated Common Equity Value range set forth in Section VII.B of this Disclosure Statement.  The ultimate magnitude of SFI Unsecured Claims may be substantial and may have a significant dilutive effect on the estimated recovery to each holder of SFI Unsecured Claims.

Class	Type of Claim or Equity Interest	Treatment	Approximate Allowed Amount(2)	Approximate Percentage Recovery

17	Preconfirmation SFO Equity Interests	Impaired. No distribution.	N/A	0%

18	Preconfirmation SFI Equity Interests	Impaired. No distribution.	N/A	0%

For detailed historical and projected financial information and valuation estimates, see Section VII below, entitled “PROJECTIONS AND VALUATION ANALYSIS,” as well as Exhibit C to this Disclosure Statement.

III.  GENERAL INFORMATION

A.                                    OVERVIEW OF CHAPTER 11

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code.  Under chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its business for the benefit of itself, its creditors and its equity interest holders.  In addition to permitting the rehabilitation of a debtor, another goal of chapter 11 is to promote equality of treatment for similarly situated creditors and similarly situated equity interest holders with respect to the distribution of a debtor’s assets.  The commencement of a chapter 11 case creates an estate that is comprised of all of the legal and equitable interests of the debtor as of the Petition Date.  The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a “debtor in possession.”

The consummation of a plan of reorganization is the principal objective of a chapter 11 reorganization case.  A plan of reorganization sets forth the means for satisfying claims against and interests in a debtor.  Confirmation of a plan of reorganization by the bankruptcy court binds the debtor, any issuer of securities under the plan, any person acquiring property under the plan and any creditor or equity interest holder of a debtor.  Subject to certain limited exceptions, the order approving confirmation of a plan discharges a debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan.

Certain holders of claims against and interests in a debtor are permitted to vote to accept or reject the plan.  Prior to soliciting acceptances of the proposed plan, however, section 1125 of the Bankruptcy Code requires a debtor to prepare, and obtain bankruptcy court approval of, a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical investor of the relevant classes to make an informed judgment regarding the plan.  The Debtors are submitting this Disclosure Statement to holders of Claims against and Preconfirmation Equity Interests in the Debtors to satisfy the requirements of section 1125 of the Bankruptcy Code.

B.                                    OVERVIEW OF THE DEBTORS AND THEIR PRINCIPAL ASSETS

1.                                       Introduction

From the creation of the Six Flags brand in 1961 with one theme park in Arlington, Texas, to its expansion over the past 48 years both throughout the United States and internationally, Six Flags has established its position as a leader in the amusement and theme park industries.  Today, Six Flags is the largest regional theme-park operator in the world.  The 20 parks(10) the Company operates had attendance of approximately 25.3 million during the 2008 season in geographically diverse markets across North America.  Its theme parks offer a complete family-oriented entertainment experience.  Its theme parks generally offer a broad selection of state of the art and traditional thrill rides, water attractions, themed areas, concerts and shows, restaurants, game venues and retail outlets.  In the aggregate, during 2008 the Company’s theme parks (excluding Six Flags New Orleans) offered more than 800 rides, including over 120 roller coasters, making it the leading provider of “thrill rides” in the industry.

Six Flags believes that its parks benefit from limited direct competition, since the combination of a limited supply of real estate appropriate for theme park development, high initial capital investment, long development lead-time and zoning restrictions provides each of its parks with a significant degree of protection from competitive new theme park openings.  Based on the Company’s knowledge of the development of other theme parks in the United States, it would cost approximately $300 million and take a minimum of two years to construct a new regional theme park comparable to one of the major Six Flags-branded theme parks.

The Company has worldwide ownership of the “Six Flags” brand name.  Partnership Parks own the rights to the names “Six Flags Over Texas” and “Six Flags Over Georgia,” respectively.  The Company also holds exclusive long-term licenses from certain affiliates of Time Warner Inc. for theme park usage throughout the United States (except the Las Vegas metropolitan area), Canada, Mexico and other countries of certain Warner Bros. and DC Comics characters.  These characters include Bugs Bunny, Daffy Duck, Tweety Bird, Yosemite Sam, Batman, Superman and others.  In addition, the Company has certain rights to use the Hanna-Barbera and Cartoon Network characters, including Yogi Bear, Scooby-Doo, The Flintstones and others, as well as rights related to The Wiggles and Thomas the Tank Engine and Friends.  The Company uses these characters to market its parks and to provide an enhanced family entertainment experience, including character meet and greets, meals, photograph and autograph opportunities and new retail options.  The Company’s licenses include the right to sell merchandise featuring the characters at the parks, and to use the characters in advertising, as walk-around characters and themes for rides, attractions and retail outlets.  The Company believes using these characters promotes increased attendance, supports higher ticket prices, increases lengths of stay and enhances in-park spending.

2.                                       Corporate Structure

From its headquarters in New York City, Six Flags operates parks throughout North America, and has entered into development agreements to extend its brand beyond North America.  SFI, a publicly-traded corporation, is the ultimate parent of each of the other Six Flags entities, including all of the Debtors.  SFI directly owns three subsidiaries: Six Flags Operations Inc. (“SFO”), a Debtor, SF HWP Management LLC, a Debtor, and GP Holdings, Inc., a non-Debtor.  Six Flags conducts the majority of its business through SFO which, in turn, owns all of

(10)         This figure excludes the New Orleans park, which has been closed since Hurricane Katrina in 2005.

the capital stock of SFTP.  SFTP owns, directly or through its subsidiaries, all of Six Flags’ parks other than the Partnership Parks (as defined below).

GP Holdings, Inc., through its subsidiaries, is the general partner of the partnerships that own portions of both Six Flags Over Georgia (including Six Flags White Water Atlanta) and Six Flags Over Texas (collectively, the “Partnership Parks”).  GP Holdings, Inc. and its subsidiaries, as well as the entities that hold units in the Partnership Parks, are not Debtors in the Reorganization Cases.  In addition, the entities that own and operate the Company’s foreign parks are not debtors in the Reorganization Cases.

3.                                       Regional Theme Parks

The chart below summarizes key business information about the Company’s theme parks.

Name of Park and Location	Description	Market Area(s)	Population Within Radius from Park Location
Six Flags America Largo, MD	523 acres—combination theme and water park and approximately 300 acres of potentially developable land	Washington, D.C. and Baltimore	7.0 million – 50 miles 11.7 million – 100 miles

Six Flags Discovery Kingdom Vallejo, CA	138 acres—theme park plus marine and land animal exhibits	San Francisco/Oakland and Sacramento	5.5 million – 50 miles 10.2 million – 100 miles

Six Flags Fiesta Texas San Antonio, TX	224 acres—combination theme and water park	San Antonio	2.1 million – 50 miles 3.7 million – 100 miles

Six Flags Great Adventure/Six Flags Hurricane Harbor/Six Flags Wild Safari Jackson, NJ	2,200 acres—separately gated theme park, water park and drive-through safari and approximately 700 acres of potentially developable land	New York City and Philadelphia	13.7 million – 50 miles 27.2 million – 100 miles

Six Flags Great America Gurnee, IL	304 acres—combination theme and water park and approximately 20 acres of potentially developable land	Chicago and Milwaukee	8.5 million – 50 miles 13.1 million – 100 miles

Six Flags Kentucky Kingdom Louisville, KY	58 acres—combination theme and water park	Louisville and Lexington	1.4 million – 50 miles 4.6 million – 100 miles

Six Flags Magic Mountain/Six Flags Hurricane Harbor Valencia, CA	262 acres—separately gated theme park and water park	Los Angeles	10.6 million – 50 miles 17.8 million – 100 miles

Six Flags Mexico Mexico City, Mexico	110 acres—theme park	Mexico City, Mexico	30.0 million – 50 miles 42.0 million – 100 miles

Six Flags New England Agawam, MA	284 acres—combination theme and water park	Springfield, Providence, Hartford/New Haven, and Boston	3.1 million – 50 miles 15.2 million – 100 miles

Six Flags Over Georgia Austell, GA/ Six Flags White Water Atlanta Marietta, GA	359 acres—separately gated theme park and water park on 290 acres and 69 acres, respectively	Atlanta	4.2 million – 50 miles 7.0 million – 100 miles

Six Flags Over Texas/Six Flags Hurricane Harbor Arlington, TX	264 acres—separately gated theme park and water park on 217 and 47 acres, respectively	Dallas/Fort Worth	6.5 million – 50 miles 7.1 million – 100 miles

Six Flags St. Louis Eureka, MO	497 acres—combination theme and water park and approximately 240 acres of potentially developable land	St. Louis	2.6 million – 50 miles 3.8 million – 100 miles

La Ronde Montreal, Canada	Theme park on 146 acres	Montreal, Quebec, Canada	4.3 million – 50 miles 5.8 million – 100 miles

The Great Escape and Splashwater Kingdom/Six Flags Great Escape Lodge & Indoor Waterpark Lake George, NY	351 acres—combination theme and water park, plus 200 room hotel and 38,000 square foot indoor waterpark	Albany	1.1 million – 50 miles 3.1 million – 100 miles

4.                                       Theme Park Operations

Each of the Six Flags theme parks is managed by a park president who reports to a regional vice president or senior vice president in the Park Strategy and Management Group.  The park president is responsible for all operations and management of the individual park.  Local advertising, ticket sales, community relations and hiring and training of personnel are the responsibility of individual park management in coordination with corporate support teams.

Each park president also directs a full-time, on-site management team.  Each management team includes senior personnel responsible for operations and maintenance, in-park food, beverage, merchandising and games, marketing and promotion, sponsorships, human resources and finance.  Finance directors at Six Flags’ parks report to the Senior Vice President, Finance and Chief Accounting Officer, and with their support staff, provide financial services to their respective parks and park management teams.  Park management compensation structures are designed to provide financial incentives for individual park managers to execute the Company’s strategy and to maximize revenues and free cash flow.

Six Flags’ parks are generally open daily from Memorial Day through Labor Day.  In addition, most of the parks are open during weekends prior to and following their daily seasons, often in conjunction with holiday-themed events.  Due to their location, certain parks have longer operating seasons.  Typically, the parks charge a basic daily admission price, which allows unlimited use of all rides and attractions, although in certain cases special rides and attractions require the payment of an additional fee.

5.                                       Marketing and Promotional Activities

Six Flags attracts visitors through multi-media marketing and promotional programs for each of its parks.  The national programs are designed to market and enhance the Six Flags brand name.  Regional and local programs are tailored to address the different characteristics of their respective markets and to maximize the impact of specific park attractions and product introductions.  All marketing and promotional programs are updated or completely changed each year to address new developments.  Marketing programs are supervised by the Company’s Executive Vice President, Entertainment and Marketing, with the assistance of its senior management and advertising agencies.

Six Flags frequently develops alliance, sponsorship and co-marketing relationships with well-known national, regional and local consumer goods companies and retailers to supplement its advertising efforts and to provide attendance incentives in the form of discounts and/or premiums.  Six Flags also arranges for popular local radio and television programs to be filmed or broadcast live from its parks.

Group sales represented approximately 29% of aggregate attendance in the 2008 season at Six Flags’ parks.  Each park has a group sales director and a sales staff dedicated to group sales and pre-sold ticket programs through a variety of methods, including online promotions, direct mail, telemarketing and personal sales calls.  Six Flags offers discounts on season pass and multi-visit tickets, tickets for specific dates and tickets to affiliated groups such as businesses, schools and religious, fraternal and similar organizations.

Season pass sales establish an attendance base in advance of the season, thus reducing, to some extent, exposure to inclement weather.  Additionally, season pass holders often bring paying guests and generate “word of mouth” advertising for the parks.  During the 2008 season, season pass attendance constituted approximately 28% of the total attendance at Six Flags’ parks.

Six Flags also implements promotional programs as a means of targeting specific market segments and geographic locations not generally reached through group or retail sales efforts.  The promotional programs utilize coupons, sweepstakes, reward incentives and rebates to attract additional visitors.  These programs are implemented through online promotions, direct mail, telemarketing, direct-response media, sponsorship marketing and targeted multi-media programs. The special promotional offers are usually for a limited time and offer a reduced admission price or provide some additional incentive to purchase a ticket.

6.                                       Park Maintenance and Inspection

Six Flags’ rides are inspected daily by maintenance personnel during the operating season.  These inspections include safety checks, as well as regular maintenance and are made through both visual inspection of the ride and test operation.  The Company’s senior management and the individual park personnel evaluate the risk aspects of each park’s operation.  Potential risks to employees and staff as well as to the public are evaluated.  Contingency plans for potential emergency situations have been developed for each facility.  During the off-season, maintenance personnel examine the rides and repair, refurbish and rebuild them where necessary.  This process includes x-raying and magnafluxing (a further examination for minute cracks and defects) steel portions of certain rides at high-stress points.  Six Flags has approximately 800 full-time employees who devote substantially all of their time to maintaining the parks and their rides and attractions.

In addition to the Company’s maintenance and inspection procedures, third party consultants are retained by Six Flags or its insurance carriers to perform an annual inspection of each park and all attractions and related maintenance procedures.  The results of these inspections are reported in written evaluation and inspection reports, as well as written suggestions on various aspects of park operations.  In certain states, state inspectors also conduct annual ride inspections before the beginning of each season.  Other portions of each park are subject to inspections by local fire marshals and health and building department officials.  Furthermore, Six Flags uses Ellis & Associates as water safety consultants at its parks in order to train life guards and audit safety procedures.

7.                                       Capital Expenditures

Six Flags regularly makes capital investments for new rides and attractions at its parks.  Six Flags purchases both new and used rides and attractions.  In addition, Six Flags rotates rides among parks to provide fresh attractions.  Six Flags believes that the selective introduction of new rides and attractions, including family entertainment attractions, is an important factor in promoting each of the parks in order to achieve market penetration and encourage longer visits, which lead to increased attendance and in-park spending.

In addition, Six Flags generally makes capital investments in the food, retail, games and other in-park areas to increase per capita guest spending.  Six Flags also makes annual enhancements in the theming and landscaping of its parks in order to provide a more complete family oriented entertainment experience.  In 2007, Six Flags began a multi-year initiative to improve its information technology infrastructure, which will enhance its operational efficiencies.  Capital expenditures are planned on an annual basis with most expenditures made during the off-season.  Expenditures for materials and services associated with maintaining assets, such as painting and inspecting existing rides, are expensed as incurred and are not included in capital expenditures.

8.                                       Insurance

Six Flags maintains insurance of the type and in amounts that it believes are commercially reasonable and that are available to businesses in its industry.  Six Flags maintains multi-layered general liability policies that provide for excess liability coverage of up to $100.0 million per occurrence. For incidents arising after November 15, 2003, at the Company’s U.S. parks, its self-insured retention (“SIR”) is $2.5 million per occurrence.  In addition, for incidents arising after November 1, 2004, the Company has a one-time additional $500,000 SIR, in the aggregate, applicable to claims in any policy year.  For incidents at those parks during the twelve months prior to that date, the SIR is $2.0 million per occurrence.  For incidents during the twelve months ended November 15, 2002, the SIR is $1.0 million per occurrence.  Retention levels for the Company’s international parks are nominal.  The SIR after November 15, 2003 is $0.75 million for workers compensation claims ($0.5 million for the two prior years).  Six Flags’ general liability policies cover the cost of punitive damages only in certain jurisdictions in which a claim occurs.  The Company maintains fire and extended coverage, workers’ compensation, business interruption, terrorism and other forms of insurance typical to businesses in this industry.  The fire and extended coverage policies insure the Company’s real and personal properties (other than land) against physical damage resulting from a variety of hazards.

9.                                       Competition

Six Flags’ parks compete directly with other theme parks, water parks and amusement parks and indirectly with all other types of recreational facilities and forms of entertainment within their market areas, including movies, sports attractions and vacation travel.  Accordingly, the Company’s business is and will continue to be subject to factors affecting the recreation and leisure-time industries generally, such as general economic conditions and changes in discretionary consumer spending habits.  Within each park’s regional market area, the principal factors affecting direct theme park competition include location, price, the uniqueness and perceived quality of the rides and attractions in a particular park, the atmosphere and cleanliness of a park and the quality of its food and entertainment.

10.                                 Seasonality

Six Flags’ operations are highly seasonal, with approximately 80% of park attendance and revenues occurring in the second and third calendar quarters of each year, with the most significant period falling between Memorial Day and Labor Day.  In 2008, for example, the Company realized approximately 120% of its annual adjusted EBITDA during the months of June through October.

11.                                 Environmental and Other Regulations

Six Flags’ operations are subject to federal, state and local environmental laws and regulations including laws and regulations governing water and sewer discharges, air emissions, soil and groundwater contamination, the maintenance of underground and above-ground storage tanks and the disposal of waste and hazardous materials.  In addition, the Company’s operations are subject to other local, state and federal governmental regulations including, without limitation, labor, health, safety, zoning and land use and minimum wage regulations applicable to theme park operations, and local and state regulations applicable to restaurant operations at each park. Finally, certain of the Company’s facilities are subject to laws and regulations relating to the care of animals.  Six Flags believes that it is in substantial compliance with applicable environmental and other laws and regulations and, although no assurance can be given, the Company does not foresee the need for any significant expenditure in this area in the near future.

Portions of the undeveloped areas at certain of the Company’s parks are classified as wetlands.  Accordingly, Six Flags may need to obtain governmental permits and other approvals prior to conducting development activities that affect these areas, and future development may be limited and/or prohibited in some or all of these areas.  Additionally, the presence of wetlands in portions of the Company’s undeveloped land could adversely affect its ability to dispose of such land and/or the price the Company receives in any such disposition.  Moreover, the undeveloped areas that are not wetlands will require comprehensive land-use entitlement in order to make such land developable, which may require substantial time, cost and effort to meet zoning and other regulatory requirements, and there can be no assurances that the outcome of such efforts would be successful, or that the increase in value, if any, will economically justify such expenditures of time, cost and effort.

12.                                 Recent Acquisitions

On June 18, 2007, SFI acquired a 40% interest in a venture that owns dick clark productions, inc. (“dcp”) for a net investment of approximately $39.7 million.  In 2008, Six Flags leveraged the dcp library, which includes the Golden Globes, the American Music Awards, the Academy of Country Music Awards, So You Think You Can Dance, American Bandstand and Dick Clark’s New Year’s Rockin’ Eve, to provide additional product offerings in its parks.  In addition, the Company believes that its investment in dcp provides it with additional sponsorship and promotional opportunities.  Red Zone Capital Partners II, L.P. (“Red Zone”), a private equity fund managed by Daniel M. Snyder and Dwight C. Schar, who are both members of SFI’s Board of Directors, is the majority owner of the parent of dcp.  During the fourth quarter of 2007, an additional third party investor purchased approximately 2.0% of the interest in dcp from Six Flags and Red Zone.  As a result, the Company’s ownership interest is approximately 39.2%.

On July 31, 2007, Six Flags acquired the minority equity interest in Six Flags Discovery Kingdom that was held by its partner, an agency of the City of Vallejo, California, for a cash purchase price of approximately $52.8 million.

13.                                 International Licensing

In March 2008, Six Flags entered into an agreement with Tatweer Dubai LLC, a member of Dubai Holding (“Tatweer”), to create a Six Flags-branded theme park in Dubai, United Arab Emirates.  Pursuant to the agreement, the Company is required to provide design and development services for the creation of the park, which will be operated and managed by Tatweer or its affiliate.  Six Flags also granted Tatweer the exclusive right to use its brand in certain countries for certain time periods, including the United Arab Emirates.  As consideration for the Company’s services and the exclusivity rights granted in the agreement, the Company is entitled to receive license and other fees over the design and development period plus an ongoing royalty fee once the park opens.

14.                                 Six Flags New Orleans and Related Litigation

The Company’s New Orleans park sustained extensive damage in Hurricane Katrina in late August, 2005, and has not reopened.  The Company has determined that the carrying value for the assets destroyed was approximately $34.0 million, for which Six Flags recorded a receivable in 2005.  This amount does not include the property and equipment owned by the lessor, which is also covered by the Company’s insurance policies.  The park is covered by up to approximately $180 million in property insurance, subject to a 3% deductible in the case of named storms calculated by the insurers at approximately $5.5 million.  The property insurance includes business interruption coverage.

As noted above, in connection with damage sustained to the New Orleans park during Hurricane Katrina, in December 2006, Six Flags commenced a declaratory action in Louisiana federal district court seeking judicial determination that its flood insurance sublimit was not applicable by virtue of a separate “Named Storm” peril.  In February 2008, the court ruled in summary judgment that the flood insurance sublimit was applicable to the policies, including the Named Storm provision.  Six Flags appealed this ruling.  In April 2009, the U.S. Court of Appeals for the Fifth Circuit upheld the district court ruling, with the exception of one excess policy covering damages over $75 million, providing a possible additional $11 million of property damages coverage if total damages are set at the $129 million claimed amount.  Coverage issues as to the one excess policy were remanded to the district court for further consideration of the Company’s claim.  In addition, damages disputes between Six Flags and its insurers about the total amount of Six Flags’ Katrina damages and the portion of damages that are covered wind/storm damages (which are not subject to the flood sublimit) are being decided in an ongoing appraisal proceeding in New Orleans before a selected panel of three appraisers, as required by the insurance policies.

15.                                 Recent Park Sales and Asset Dispositions

In April 2007, Six Flags completed the sale of the stock of its subsidiaries that owned three of the Company’s water parks and four of its theme parks (the “Sale Parks”) to PARC 7F-Operations Corporation for an aggregate purchase price of $312 million, consisting of $275 million in cash and a note receivable for $37 million.  Pursuant to the purchase agreement, SFTP agreed to provide a limited guaranty to a creditor of the buyer related to the future results of operations of the Sale Parks of up to $10 million, decreasing by a minimum of one million dollars annually.  The parks sold were Darien Lake near Buffalo, New York; Waterworld USA in Concord, California; Elitch Gardens in Denver, Colorado; Splashtown in Houston, Texas; the Frontier City theme park and the White Water Bay water park in Oklahoma City, Oklahoma; and Wild Waves and Enchanted Village near Seattle, Washington.

Six Flags recorded a non-cash impairment charge against assets held for sale in connection with this transaction in its consolidated financial statements for the year ended December 31, 2006 in the amount of $84.5 million.  The net proceeds from the sale were used to repay indebtedness, fund capital expenditures, working capital needs, and acquire the minority interests in Six Flags Discovery Kingdom and dcp, as described above.

16.                                 Employees and Labor Matters

As of March 1, 2009, Six Flags employed approximately 2,040 full-time employees.  During the 2008 operating season the Company employed approximately 28,500 seasonal employees.  In this regard, Six Flags competes with other local employers for qualified students and other candidates on a season-by-season basis.  As part of the seasonal employment program, the Company employs a significant number of teenagers, which subjects the Company to child labor laws.

Approximately 16.2% of the Company’s full-time and approximately 13.0% of its seasonal employees are subject to labor agreements with local chapters of national unions.  These labor agreements expire in January 2012 (Six Flags Over Texas, Six Flags St. Louis and one union at Six Flags Great Adventure), December 2011 (Six Flags Magic Mountain and the other union at Six Flags Great Adventure) and December 2010 (Six Flags Over Georgia).  The labor agreements for La Ronde expire in various years ranging from December 2010 through December 2012.  Other than a strike at La Ronde involving five employees, which was settled in January 2004, and recognitional picketing at Six Flags New England in February 2005 by 11 employees, Six Flags has not experienced any strikes or work stoppages by its employees. The Company considers its employee relations to be good.

17.                                 Pending Legal Proceedings and Claims

The nature of the industry in which Six Flags operates tends to expose the Company to claims by visitors, generally for injuries.  Historically, the great majority of these claims have been minor.  To the extent that such claims existed as of the Petition Date, they are now stayed as a result of the filing of the Reorganization Cases.  The Company is also party to the following legal proceedings, among others:

•                  On February 1, 2007, Images Everywhere, Inc. and John Shawn Productions, Inc. filed a case against Six Flags Theme Parks Inc. and Event Imaging Solutions, Inc. in the Superior Court of the State of California County of Los Angeles, Central District.  The plaintiffs provided photographic services to certain of our parks under license agreements and/or under a consulting arrangement.  In October 2006, Six Flags terminated its business relationship with the plaintiffs and thereafter entered into a settlement agreement with John Shawn Productions, Inc. regarding certain of the license agreements.  As a result of this termination, the plaintiffs brought suit claiming an unspecified amount in “excess of” $20 million in damages, which they later revised to two alternative theories in the respective amounts of approximately $15 million or $11 million.  The plaintiffs claimed that their services were wrongfully terminated and asserted causes of action for breach of contract and breach of the implied covenant of good faith and fair dealing. The plaintiffs brought separate claims against defendant Event Imaging Solutions, Inc. for intentional interference with contractual relations.  In a summary judgment ruling on December 19, 2007, the Court dismissed additional claims against Six Flags for breach of fiduciary duty, constructive fraud and punitive damages.  The case was tried before a jury during the two-week period from March 17 to March 28, 2008, and the jury rendered a verdict in the Company’s favor, dismissing the claim.  The plaintiffs filed a motion for a new trial, which was dismissed by the Court on May 12, 2008. On May 28, 2008, the plaintiffs filed a notice of appeal with the Court of Appeal of the State of California, Second Appellate District.  This action is now stayed.

•                  On March 1, 2007, Safety Braking Corporation, Magnetar Technologies Corp. and G&T Conveyor Co. filed a Complaint for Patent Infringement (the “Patent Complaint”) in the United States District Court for the District of Delaware naming Six Flags, Inc., Six Flags Theme Parks Inc., and certain of our other subsidiaries as defendants, along with other industry theme park owners and operators.  The Patent Complaint alleges that the Company is liable for direct or indirect infringement of United States Patent No. 5,277,125 because of its ownership and/or operation of various theme parks and amusement rides.  The Patent Complaint does not include specific allegations concerning the location or manner of alleged infringement.  The Patent Complaint seeks damages and injunctive relief. On or about July 1, 2008, the Court entered a Stipulation and Order of Dismissal of Safety Braking Corporation. Thus, as of that date, only Magnetar Technologies Corp. and G&T Conveyor Co. remain as plaintiffs. The Company has contacted the manufacturers of the amusement rides that it believes may be impacted by this case, requiring such manufacturers to honor their indemnification obligations with respect to this case.  The Company tendered the defense of this matter to certain of the ride manufacturers.  Any further action against the Company with respect to this matter is now stayed as a result of the filing of the Reorganization Cases.

•                  On January 6, 2009, a civil action against the Company was commenced in the State Court of Cobb County, Georgia. The plaintiff sought damages for personal injuries, including an alleged brain injury, as a result of an altercation with a group of individuals on property next to Six Flags Over Georgia on July 3, 2007. The plaintiff, who had exited the park, claims that the Company was negligent in its security of the premises. Four of the individuals who allegedly participated in the altercation are also named as defendants in the litigation.

•                  In April, 2009, the Industrial Development Board of the City of New Orleans and the City of New Orleans (“New Orleans”) sought to accept an offer Six Flags made years earlier to buy out of its New Orleans lease for a $10 million cash payment and an exchange of contiguous real estate Six Flags owned. When the Company declined to extend the same offer, the Mayor of New Orleans announced to the press that New Orleans would sue.  Six Flags was current on its lease payments to New Orleans, however, and in the Company’s view, not in default.  New Orleans filed suit in Louisiana state court on May 11, 2009, alleging that Six Flags breached its lease with New Orleans by removing rides and assets from the park property; by failing to secure the property; and by accepting interim insurance payments for Hurricane Katrina damage claims instead of designating New Orleans as loss payee. On May 12, 2009, New Orleans obtained an ex parte state court temporary restraining order that enjoined Six Flags from: (a) removing any rides or attractions without New Orleans’ approval; (b) not properly securing the premises; and (c) “converting and/or secreting insurance proceeds received . . . as a result of Hurricane Katrina.” Six Flags removed the action to the United States District Court for the Eastern District of Louisiana, and the parties stipulated to stay the federal action for sixty days, while leaving the temporary restraining order in place, with the Company reserving the right to contest its propriety at a later time. In an order dated June 1, 2009, the Court imposed the agreed-upon stay but shortened the period to thirty days, until June 29, 2009. The Court issued an order on June 22, 2009, directing the clerk to mark the action as closed but retaining jurisdiction for restoration to the calendar should circumstances change.

C.                                    CORPORATE GOVERNANCE AND MANAGEMENT

1.                                       Board of Directors

Six Flags’ business, property and affairs are managed under the direction of the Board of Directors of the Company (the “Board”).  The Board is elected by stockholders to oversee management and to assure that the long-term interests of stockholders are being served.  The Board has responsibility for establishing broad corporate policies and for the overall performance of the Company.  It is not, however, involved in the operating details on a day-to-day basis.  The Board is advised of Six Flags’ business through discussions with the Chief Executive Officer and other officers of the Company, by reviewing reports, analyses and materials provided to them and by participating in Board meetings and meetings of the committees of the Board.  The Board has four regularly scheduled meetings during the year to review significant developments affecting the Company and to act on matters requiring Board approval. It also regularly holds special meetings when matters require Board action between regularly scheduled meetings.

Set forth in the table below are the names, ages, position or positions and biographical information of the current Board.

Name	Age as of April 1, 2009	Position(s) with the Company

Charles Elliott Andrews	57	Director

Mark Jennings	46	Director

Robert J. McGuire	72	Director

Perry Rogers	40	Director

Dwight C. Schar	67	Director

Mark Shapiro	39	CEO, President and Director

Daniel M. Snyder	44	Chairman of the Board

Harvey Weinstein	56	Director

Charles Elliott Andrews, Director.  Mr. Andrews has served as a Director of Six Flags since January 2006.  Effective June 29, 2009, Mr. Andrews was named President of RMS McGladrey Inc., a business services subsidiary of H&R Block, Inc.  Mr. Andrews was employed at SLM Corporation, more commonly known as Sallie Mae, from February 2003 through September 2008.  Mr. Andrews served in several roles at Sallie Mae including Executive Vice President and Chief Financial Officer, with responsibilities for Finance, Accounting and Risk Management, and President and Chief Executive Officer.  Prior to joining Sallie Mae, Mr. Andrews was a partner at Arthur Andersen from September 1984 to February 2003. Mr. Andrews is also a director and member of the Audit Committee of NVR, Inc. and U-Store-It Trust.

Mark Jennings, Director.  Mr. Jennings has served as a Director of Six Flags since January 2006. Since September 1996, Mr. Jennings has been the Managing Partner and co-founder of Generation Partners, a $345 million private investment firm that acquires and provides growth capital to companies primarily in the business & information services and healthcare and media & entertainment sectors. Prior to founding Generation Partners, Mr. Jennings was a Partner at Centre Partners, a private equity firm affiliated with Lazard Freres, and prior to that, he was employed at Goldman Sachs & Co. Mr. Jennings has served on the Board of Directors of 23 companies and currently serves on the board of two other public companies - inVentiv Health, Inc. and Virtual Radiologic Corporation; as well as four private companies - Post Education, Sterling Infosystems, Agility Recovery Solutions and Medvance Institute.

Robert J. McGuire, Director.  Mr. McGuire has served as a Director of Six Flags since May 2003. Since June 2005, Mr. McGuire has been an attorney in private practice in New York. From January 1998 through June 2005, Mr. McGuire served as counsel to Morvillo, Abramowitz, Grand, Iason & Silberburg, P.C., a New York law firm. Prior thereto, he served as Police Commissioner of The City of New York, Chairman and Chief Executive Officer of Pinkerton’s Inc. and President of Kroll Associates Inc. Mr. McGuire is Vice Chairman of the Police Athletic League, New York City’s largest youth organization.  Mr. McGuire is also a director and member of the Audit Committee of Mutual of America, Protection One, Inc. and Artio Global Funds.

Perry Rogers, Director.  Mr. Rogers has served as a Director of Six Flags since March 2006. Mr. Rogers currently serves as President and Owner of PR Partners, Inc., a sports management company in Las Vegas, Nevada.  From 1994 to 2008, Mr. Rogers served as

President of Agassi Enterprises, Inc., a management firm. In addition, from 2002 to 2008, Mr. Rogers served as President of Alliance Sports Management Co., a management firm.

Dwight Schar, Director.  Mr. Schar has served as a Director of Six Flags since December 2005. Mr. Schar has served as the Chairman of NVR, Inc., one of the largest homebuilders in the United States, for over five years. From 1980 until July 1, 2005, Mr. Schar also served as Chief Executive Officer of NVR, Inc.  Mr. Schar is a member of the Board of Directors of dick clark productions, inc.  Mr. Schar is active in the greater Washington community, involved in numerous business and educational groups, as well as on a political level such as former National Finance Chair of the Republican National Committee. He was also an appointee to the President’s Advisory Committee on the Arts for the Kennedy Center.

Mark Shapiro, President, Chief Executive Officer and Director.  Mr. Shapiro has served as President, Chief Executive Officer and a Director of Six Flags since December 2005. From September 2002 to October 2005, Mr. Shapiro served as the Executive Vice President, Programming and Production of ESPN, Inc. Mr. Shapiro is also a Director of Live Nation, Inc. and the Tribune Company, and a Director and Executive Vice Chairman of dick clark productions, inc.

Daniel M. Snyder, Chairman of the Board. Mr. Snyder has served as Chairman of the Board of Six Flags since December 2005. Mr. Snyder is an experienced manager of venue-based businesses.  Since July 1999, Mr. Snyder has been the Chairman and Principal Owner of the Washington Redskins franchise of the National Football League and FedExField, the team’s wholly-owned 92,000-seat stadium. As one of his key strategies in managing the Washington Redskins, he expanded Redskins sponsorship revenues more than ten-fold and developed significant relationships with vendors, including sales of concession equipment which enabled the Redskins to use the proceeds to pay down its debt.  The per capita food spending of Redskins’ customers has approximately doubled since Mr. Snyder acquired the team. Mr. Snyder transformed the Redskins into one of the most valuable franchises in U.S. sports (according to the Forbes magazine) at approximately $1.5 billion, nearly doubling its annual revenues since he acquired the team. Mr. Snyder was also founder and former Chairman and Chief Executive Officer of Snyder Communications, Inc., an advertising and marketing company formerly listed on the New York Stock Exchange, which had over $1 billion in annual sales. In September of 2000, Snyder Communications, Inc. was successfully sold to Havas Advertising, S.A. for approximately $2.3 billion. Mr. Snyder is Chairman of the Board of dick clark productions, inc., Managing Member of Red Zebra Broadcasting, LLC, which owns a number of radio stations in Washington, D.C., Maryland, and Virginia, and a member of the Board of Directors of Johnny Rockets Group, Inc. He is also Managing Member of RedZone Capital Management Company, LLC, a private equity firm. Mr. Snyder is Chairman Emeritus of the Board of inVentiv Health, Inc.

Harvey Weinstein, Director.  Mr. Weinstein has served as a Director of Six Flags since January 2006. Since October 2005, Mr. Weinstein has been the Co-Chairman of The Weinstein Company LLC, a multi-media company. In 1979, Mr. Weinstein and his brother founded Miramax Film Corp., which has released some of the most critically acclaimed and commercially successful independent feature films, including The Aviator, Finding Neverland, Chicago, Gangs of New York, Shakespeare in Love, Good Will Hunting, Pulp Fiction and My

Left Foot. Mr. Weinstein was Co-Chairman of Miramax from 1979 through September 2005. In 2004, Mr. Weinstein was named a Commander of the Order of the British Empire by Queen Elizabeth II in recognition of his contribution to the British film industry. Mr. Weinstein has also produced several award winning shows on Broadway and around the world, including The Producers, Gypsy, La Boheme, Wonderful Town and more recently All Shook Up, Sweet Charity and Dirty Rotten Scoundrels.

2.                                       Executive Management

The current executive management team joined Six Flags in late 2005 and early 2006.  The Plan contemplates that the current executive management team will be retained following the Effective Date and that the Company’s employment agreements with such individuals will be assumed.

The names, titles and biographical information for the Company’s executive management are set forth below.

Mark Shapiro, Chief Executive Officer and President.  Mr. Shapiro has served as President, Chief Executive Officer and a Director of Six Flags since December 2005. From September 2002 to October 2005, Mr. Shapiro served as the Executive Vice President, Programming and Production of ESPN, Inc. Mr. Shapiro is also a Director of Live Nation, Inc. and the Tribune Company, and a Director and Executive Vice Chairman of dick clark productions, inc.

Jeffrey R. Speed, Executive Vice President and Chief Financial Officer.  Mr. Speed has both a broad-based financial background and extensive experience in the media, entertainment, and theme park industries.  Before joining Six Flags, Mr. Speed served as Senior Vice President and Chief Financial Officer of Euro Disney S.A.S.  Prior to Euro Disney, Mr. Speed served as Vice President, Corporate Finance and Assistant Treasurer for The Walt Disney Company, where he was responsible for worldwide capital markets activities, structured and project finance initiatives (including Euro Disney and Hong Kong Disneyland), syndication of revolving credit facilities and Disney’s overall banking and rating agency relationships. Mr. Speed is also a board member and audit committee member of World Wrestling Entertainment, Inc. (NYSE: WWE).

Mark Quenzel, Executive Vice President Park Strategy and Management.  Mr. Quenzel oversees all park operations, strategy, in-park revenue, ticket sales and safety for the Six Flags parks.  Mr. Quenzel joined Six Flags following 15 years with ESPN, where he served as Senior Vice President, Programming and Production. In that capacity, he ran four divisions: Owned Events, Outdoors, Remote Production and Remote Facilities, and supervised 375 full-time employees and over 4,000 seasonal providers.  Mr. Quenzel was also part of the team that created the popular X Games franchise as well as the Great Outdoor Games, and during his tenure he oversaw a number of major sport properties and brands such as NASCAR, NHL, MLB and B.A.S.S.

Michael Antinoro, Executive Vice President Entertainment and Marketing.  Mr. Antinoro oversees all aspects of Six Flags’ advertising, promotions, in-park licensing agreements, entertainment, marketing and communications.  Mr. Antinoro formerly served as the Executive Producer of ESPN Original Entertainment (EOE), the core creative group that led the ESPN brand into non-traditional sports and entertainment programming.  During his tenure at EOE, Mr. Antinoro created a number of successful original movies, a critically acclaimed dramatic series, talk, reality and game shows, documentaries and “The World Series of Poker” franchise.  EOE won the prestigious Peabody Award in 2002 and was nominated for more than 20 Sports Emmys.  Prior to his work at EOE, Mr. Antinoro served directly under Mark Shapiro as coordinating producer of ESPN’s landmark SportsCentury series.

Louis Koskovolis, Executive Vice President Corporate Alliances. Mr. Koskovolis oversees the new Corporate Alliances group which focuses on developing key national, regional and local sponsorships for all Six Flags parks and creates cross-promotional platforms which enable Six Flags partners to showcase their products and services while providing Six Flags with added exposure through partners’ advertising and marketing assets.  Mr. Koskovolis joined Six Flags from his position as Executive Vice President of Multi-Media Sales for ESPN and ABC Sports in addition to serving in leadership roles in the company’s National Television Sales and Customer Marketing organizations.

Andrew Schleimer, Executive Vice President of Strategic Development and In-Park Services.  Mr. Schleimer oversees Six Flags’ Strategic Development and In-Park Services, a division that focuses on increasing company revenue and enhancing the park experience through agreements with branded food, beverage, equipment, service and retail partners.  Mr. Schleimer has a background in investment banking with a focus on mergers and acquisitions, and joined Six Flags from UBS Investment Bank, where he served as Vice President in the bank’s Mergers and Acquisitions department.  At UBS, Mr. Schleimer advised on over $150 billion of transactions in the media, entertainment, technology, telecom and consumer products sectors.

James Coughlin, General Counsel. Mr. Coughlin has served as the Company’s General Counsel since 1998.  Prior to becoming the Company’s chief legal counsel, Mr. Coughlin practiced law at several private law firms, most recently at the former Baer Marks & Upham firm in New York City.  Mr. Coughlin graduated from Harvard University with a Bachelor of Arts degree, and from Boston University School of Law with a Juris Doctor degree.

3.                                       Executive Compensation

In January 2006, the Board retained independent compensation consultant, Mercer, to advise it with respect to appropriate compensatory terms for the Chief Executive Officer, who joined Six Flags in December 2005.  Mercer developed a proposed compensation package that was benchmarked against those of a peer group that included the following companies: Cedar Fair Entertainment Company, Harrah’s Entertainment, Inc., MGM Mirage, Boyd Gaming Corporation, Las Vegas Sands Corp., Penn National Gaming, Inc., Trump Entertainment Resorts, Isle of Capri Casinos, Inc., Station Casinos, Inc., Ameristar Casinos, Inc., Aztar Corporation, Pinnacle Entertainment, Inc., Starwood Hotels & Resorts Worldwide, Inc., Hilton Hotels Corporation, Interstate Hotels & Resorts, Gaylord Entertainment Company, Vail Resorts, Inc. and Regal Entertainment Group.  In January 2006, the Board considered and approved the salary, bonus and equity incentive compensation for the Chief Executive Officer and authorized the Compensation Committee to finalize an employment agreement for the Chief Executive Officer incorporating such terms.

At its January 2006 meeting, the Board also considered employment terms for the other named executive officers based on the recommendation of the Chief Executive Officer and on each individual’s respective prior experience, then current compensation level and qualifications.  The Board approved the compensation terms and authorized the Compensation Committee to finalize the terms of employment for the named executive officers in an employment agreement for each officer.

In December 2008, due to the impending expiration of management’s employment agreements, the Compensation Committee of the Board received advice from Mercer and Houlihan Lokey and evaluated compensation proposals in connection with its pending review of the employment agreements for each of the named executive officers.  The Compensation Committee also engaged Cadwalader, Wickersham & Taft LLP as independent legal counsel during this process.  Mercer and Houlihan Lokey were asked to advise the Compensation Committee on compensation arrangements for the named executive officers in anticipation of the Company’s previously announced exploration of alternatives for the restructuring of the Company’s indebtedness and preferred income equity redeemable shares in order to retain current management through any restructuring the Company may undertake.

Between December 2008 and April 2009, Six Flags negotiated and agreed to new employment agreements (the “Employment Agreements”) with Mark Shapiro, its President and Chief Executive Officer; Jeffrey R. Speed, its Executive Vice President and Chief Financial Officer; Louis Koskovolis, its Executive Vice President, Corporate Alliances — Sponsorship; Mark Quenzel, its Executive Vice President, Park Strategy and Management; Andrew M. Schleimer, its Executive Vice President, Strategic Development and In-Park Services; Michael Antinoro, its Executive Vice President, Entertainment and Marketing; and James Coughlin, its General Counsel; that supersede and replace the existing employment agreements with such individuals.  The Employment Agreements provide for each executive’s continued employment with the Company in his current position during the four year period expiring on April 1, 2013, unless sooner terminated by either party.

The Employment Agreements provide for the following annual base salary and target bonus amounts for the executives:

	Base Salary ($)	Target Bonus ($)
Shapiro	1,300,000	1,300,000
Speed	775,000	100% of base salary
Koskovolis	650,000	500,000
Quenzel	500,000	500,000
Schleimer	500,000	400,000
Antinoro	400,000	500,000
Coughlin	500,000	discretionary

The Employment Agreements did not increase the rate of base salary for any of the executives from their prior levels.  The maximum annual bonus Mr. Shapiro may receive for any fiscal year is $2.6 million.  The minimum annual bonus Mr. Speed will receive for fiscal years 2009 through

2012 is $250,000.  Bonuses will be determined based upon the level of achievement of the following performance parameters: budgeted Adjusted EBITDA, budgeted Free Cash Flow, budgeted attendance, budgeted in-park net revenue per capita and budgeted sponsorship/licensing revenue, each weighted 20%, except that (i) 50% of Mr. Shapiro’s bonus will be based on the attainment of the Adjusted EBITDA target, with the remaining targets weighted 12.5% each, and (ii) 50% of Mr. Koskovolis’ bonus will be based on the attainment of the sponsorship revenue target, with the remaining targets weighted 12.5% each.  No bonuses are payable if 90% of the Adjusted EBITDA target is not obtained, except for Mr. Koskovolis, who will be entitled to 50% of his bonus amount if the sponsorship revenue target is satisfied.

Upon the Company’s emergence from the Reorganization Cases (a “Triggering Event”), the executives will be entitled to receive emergence bonuses in the following amounts:

Emergence Bonus ($)
Shapiro	3,000,000
Speed	750,000
Koskovolis	325,000
Quenzel	250,000
Coughlin	250,000
Schleimer	250,000
Antinoro	200,000

Emergence bonuses are payable in a lump sum cash payment within ten business days of the Triggering Event, except that $1,000,000 of Mr. Shapiro’s emergence bonus will become payable on the first anniversary of the Triggering Event, subject to his continued employment through such date, or, earlier, upon the termination of Mr. Shapiro’s employment without “cause,” for “good reason,” without “good reason” in connection with a “change in control” or “significant change in board composition,” or due to death or “disability” (as such terms are defined in the Employment Agreements).  In connection with negotiations with the Participating Lenders regarding the Plan, Mr. Shapiro agreed to amend the definitions of such terms in his Employment Agreement so as to (i) exclude from the definition of “change in control”: (a) the Reorganization Cases and the occurrence of the Effective Date and (b) the replacement of any current directors with directors appointed by the Participating Lenders, (ii) modify the definition of “significant change in board composition” so that it is triggered only by the failure of more than one of Mark Shapiro, Daniel M. Snyder, Mark Jennings and Dwight Schar, or their respective successors, to be a “Continuing Director” and (iii) exclude the Prepetition Lenders from the definition of “person” to the extent that the Prepetition Lenders, as a collective, could be deemed to be acting as a “group” for the purposes of the Securities Exchange Act of 1934 (the “Securities Exchange Act”).

In addition, severance will become payable under the Employment Agreements upon termination of an executive’s employment without “cause” or for “good reason” during the contract term, provided that, Mr. Shapiro’s Employment Agreement will be amended to limit his cash severance to three years base salary plus bonus.  Mr. Speed would be entitled to receive the greater of (a) the sum of his base salary and target bonus for the remaining balance of the contract term or (b) two times the sum of his base salary and target bonus.  Each other executive would receive an amount equal to the sum of the executive’s base salary for the remaining balance of the contract term and the executive’s annual bonus for the prior year.  In addition, each executive will receive twelve months (36 months for Mr. Shapiro) of continued health and life insurance coverage.

The Employment Agreements also provide that, upon a Triggering Event, the executives will receive stock options and restricted stock under the Long-Term Incentive Plan, which will vest over a four-year period.  Although it was originally contemplated that stock options and restricted stock distributable under the Long-Term Incentive Plan would be 12% of the outstanding common stock in SFI, the amount was reduced to 10% of the New Common Stock of Reorganized SFI, on a fully diluted basis.  The terms of the Long-Term Incentive Plan are discussed further in Section VI.G.5 of this Disclosure Statement.

D.                                    PARTNERSHIP PARKS AND TIME WARNER FINANCING

In connection with the Company’s 1998 acquisition of the former Six Flags, it guaranteed certain obligations relating to Six Flags Over Georgia (including Six Flags White Water Atlanta) and Six Flags Over Texas (together, the “Partnership Parks”).  These obligations continue until 2027, in the case of the Georgia parks, and 2028, in the case of the Texas park.  Among such obligations are (i) minimum annual distributions (including rent) of approximately $60 million in 2009 (subject to cost of living adjustments in subsequent years) to partners in these two Partnerships Parks (of which the Company will be entitled to receive in 2009 approximately $25 million based on the Company’s present ownership of approximately 29% of the Georgia limited partner interests and approximately 52% of the Texas limited partner interests at June 30, 2009), (ii) minimum capital expenditures at each park during rolling five-year periods based generally on 6% of park revenues, and (iii) an annual offer to purchase a maximum number of 5% per year (accumulating to the extent not purchased in any given year) of limited partnership units (collectively, “Partnership Park LP Interests”) at the Specified Prices (as defined below), which annual offer must remain open from March 31 through late April of each year (the “Put Period”), with a May 15 payment date, and any limited partnership interest “put” during such Put Period must be fully paid for no later than May 15th of that year.

After payment of the minimum distribution, Six Flags is entitled to a management fee equal to 3% of prior year gross revenues and, thereafter, any additional cash will be distributed 95% to the Company, in the case of the Georgia parks, and 92.5% to the Company, in the case of the Texas park.

The purchase price for the annual offer to purchase a maximum number of 5% per year of Partnership Park LP Interests is based on the greater of (i) a total equity value of $250 million (in the case of Georgia) and $374.8 million (in the case of Texas) or (ii) a value derived by multiplying the weighted-average four year EBITDA of the park by 8.0 (in the case of the Georgia park) and 8.5 (in the case of the Texas park) (the “Specified Prices”).  As of June 30, 2009, the Company owned approximately 29% and 52% of the Georgia limited partner units and Texas limited partner units, respectively.  The remaining redeemable units of approximately 71% and 48% of the Georgia limited partner and Texas limited partner, respectively, represent an ultimate redemption value for the Partnership Park LP Interests of approximately $355 million at June 30, 2009.  As of June 30, 2009, the amount of accumulated and unexercised Partnership Park LP Interests eligible to be “put” during the next Put Period in April 2010 is approximately $[  ] million.  In 2027 and 2028, the Company will have the option to purchase all remaining

Partnership Park LP Interests, at a price based on the Specified Prices set forth above, increased by a cost of living adjustment.

In addition., when the Company acquired the former Six Flags, the Company entered into a Subordinated Indemnity Agreement, dated as of April 1, 1998 (the “Subordinated Indemnity Agreement”), with certain Six Flags entities, Time Warner Inc. (“Time Warner”) and an affiliate of Time Warner, pursuant to which, among other things, the Company transferred to Time Warner (which has guaranteed all of the Company’s obligations under the Partnership Park arrangements) record title to the corporations which own the entities that have purchased and will purchase limited partnership units of the Partnership Parks, and the Company received an assignment from Time Warner of all cash flow received on, and voting rights associated with, such limited partnership units.  Six Flags otherwise controls such entities.  Pursuant to the Subordinated Indemnity Agreement, the Company is required to deposit certain calculated amounts into escrow as a source of funds in the event Timer Warner is required to honor its guarantee.  In addition, Six Flags issued to Time Warner shares of preferred stock in the entity that indirectly owns 100% of the respective managing general partners of the partnerships.  In the event of a default by the Company under the Subordinated Indemnity Agreement or of the Company’s obligations to its partners in the Partnership Parks, these arrangements would permit Time Warner to take full control of both the entities that own the limited partnership units and the managing general partners.  In that event, Time Warner would acquire the Company’s interests in approximately $198.5 million in loans made by the managing general partners to the partnerships.  Such an event of default would also trigger a termination event under the Company’s licensing agreement with Time Warner.  The Company’s obligations under the Subordinated Indemnity Agreement are guaranteed by substantially all of the Company’s domestic subsidiaries, including SFTP and all its domestic subsidiaries (collectively, the “TW Indemnity Claims”).  If the Company satisfies all such obligations, Time Warner is required to transfer to it the entire equity interests of the entities that own the limited partnership units and the managing general partners

As of the end of the Put Period for 2009, Six Flags received “put” notices from holders of Partnership Park LP Interests, with an aggregate “put” price of approximately $65.5 million.  The general partner of the Georgia limited partner elected to purchase 50% of the Georgia units that were “put” for a total purchase price of approximately $7 million.  Six Flags funded “puts” totaling $6 million with cash that was in escrow for the benefit of the subsidiaries of Time Warner in connection with the Company’s obligations related to the Partnership Parks.  Although not required by the existing arrangements with subsidiaries of Time Warner concerning the Partnership Parks, TW-SF LLC, a subsidiary of Time Warner, provided the Company a loan (the “TW Loan”) to enable the Company to fund the 2009 “put” obligations.

In connection with the TW Loan, SFOG Acquisition A, Inc., SFOG Acquisition B, L.L.C., SFOT Acquisition I, Inc. and SFOT Acquisition II, Inc., each a subsidiary of the Company (the “Acquisition Parties”), entered into a promissory note, dated May 15, 2009, pursuant to which TW-SF LLC loaned approximately $53 million to the Acquisition Parties.  Interest on the loan accrues at a rate of 14% per annum, and the principal amount of the loan matures on March 15, 2011.  The loan requires semi-annual prepayments with the proceeds received by the Acquisition Parties from the Company-owned Partnership Park LP Interests and is prepayable at any time at the option of the Acquisition Parties.  The loan contains customary representations, warranties and affirmative covenants.  In addition, the loan contains restrictive covenants that limit, among other things, the ability of the Acquisition Parties to incur indebtedness, create liens, engage in mergers, consolidations and other fundamental changes, sell and lease any assets or issue capital stock, make investments or loans, engage in transactions with affiliates, pay dividends or repurchase capital stock.  The loan contains customary events of default, including changes of control and bankruptcy events, but the filing of the Reorganization Cases did not constitute a default.

Up to an aggregate of $10 million of the loan is guaranteed by SFI, SFO, and SFTP (collectively, the “TW Guarantors”) under the terms of a guaranty agreement entered into by the TW Guarantors in favor of TW-SF LLC (“TW”), dated May 15, 2009.  The guaranty agreement is subject to customary conditions and contains customary representations, warranties and affirmative covenants.  In addition, the guaranty contains restrictive covenants that limit, among other things, the ability of the TW Guarantors to incur indebtedness, issue redeemable capital stock or preferred stock, create liens or amend the Company’s Prepetition Credit Agreement, charter documents or bylaws in certain manners.

E.                                      CAPITAL STRUCTURE AND SIGNIFICANT PREPETITION INDEBTEDNESS

As of December 31, 2008, the Company had approximately $2.37 billion of indebtedness outstanding and $302 million of PIERS obligations, including dividends in arrears that are mandatorily redeemable (to the extent of assets legally available therefor) on August 15, 2009 for 100% of the liquidation preference, plus accrued and unpaid dividends.  The following chart illustrates the Debtors’ significant prepetition indebtedness:

The instruments evidencing these obligations are described below.  In addition to the foregoing, the Debtors estimate that as of the Petition Date, they had aggregate trade debt of approximately $39 million for goods and services provided to them on an unsecured basis.

1.                                       Prepetition Credit Agreement

On May 25, 2007, certain of the Debtors entered into the Prepetition Credit Agreement which provided for (i) an $850,000,000 term loan, with a stated maturity of April 30, 2015 (approximately $835,125,000 of which was outstanding as of the Petition Date); (ii) a revolving facility totaling $275,000,000 (approximately $243,492,063 of which was outstanding as of the Petition Date (as well as letters of credit in the approximate amount of $30,132,885)), and (iii) an uncommitted optional term loan tranche of up to $300,000,000.  On July 14, 2009, the Company received notice to draw approximately $27.1 million in outstanding letters of credit which increased the total balance of the revolver debt to approximately $270.6 million.  JPMorgan Chase Bank, N.A. serves as the Prepetition Agent.   SFTP is the borrower under the Prepetition Credit Agreement.  SFO and all of its subsidiaries are guarantors, other than certain subsidiaries that are specifically excluded in the Prepetition Credit Agreement (collectively, the “Guarantors”).

The interest rate on borrowings under the Prepetition Credit Agreement can be fixed for periods ranging from one to twelve months, subject to certain conditions.  At the Debtors’ option, the interest rate is based upon specified levels in excess of the applicable base rate or the London Inter-Bank Offered Rate (“LIBOR”).  At March 31, 2009, and after giving effect to then applicable interest swap arrangements, the weighted average interest rate for borrowings under the term loan and the revolving facility were 4.86% and 3.79%, respectively.  Commencing on September 30, 2007, SFTP, as the primary borrower under the Prepetition Credit Agreement, was required to make quarterly principal repayments on the term loan in the amount of $2,125,000 with all remaining principal due on April 30, 2015. The Prepetition Credit Agreement contains customary representations and warranties and affirmative and negative covenants, including, but not limited to, a financial covenant related to the maintenance of a minimum senior secured leverage ratio in the event of utilization of the revolving facility and certain other events, as well as limitations on the ability to dispose of assets, incur additional indebtedness or liens, make restricted payments, make investments and engage in mergers or consolidations.

To secure obligations under the Prepetition Credit Agreement, SFTP and the Guarantors granted the Prepetition Agent security interests and mortgages in and on substantially all of the SFTP’s and the Guarantors’ assets.

2.                                       Derivative Financial Instruments

In February 2008, the Debtors entered into two interest rate swap agreements that effectively converted $600,000,000 of the term loan component of the Prepetition Credit Agreement into a fixed rate obligation.  The terms of the agreements, each of which had a notional amount of $300,000,000, began in February 2008 and were terminated on the Petition Date.  Claims arising in connection with such interest rate swap agreements are treated as Prepetition Credit Agreement Claims under the Plan.  As of the Petition Date, swap counterparties held Prepetition Credit Agreement Claims against the Debtors of approximately $18.7 million.

3.                                       Unsecured Notes

As of the Petition Date, SFI owed approximately $1.27 billion on account of fixed-rate senior unsecured notes having various maturities and rates.  More specifically, there are five tranches of unsecured notes issued or guaranteed by Six Flags as follows:

(a)           2010 Notes.  On February 11, 2002, SFI issued $480,000,000 of 8 7/8% Senior Notes maturing in the year 2010 (the “2010 Notes”).  Subsequently, SFI repurchased $199,700,000 of the 2010 Notes and exchanged $149,223,000 of such notes for the 2016 Notes described below.  The 2010 Notes are senior unsecured obligations of SFI and are not guaranteed by any of its subsidiaries.  The 2010 Notes required annual interest payments of approximately $11,633,000 and, absent certain limited exceptions, such as changes in control of SFI and certain asset sales, did not require any principal payments or repurchases prior to their maturity in 2010.

(b)           2013 Notes.  On April 16, 2003, SFI issued $430,000,000 of 9¾% Senior Notes maturing in the year 2013 (the “2013 Notes”).  Subsequently, SFI repurchased $56,000,000 of the 2013 Notes and exchanged $231,559,000 of such notes for the 2016 Notes.

The 2013 Notes are senior unsecured obligations of SFI and are not guaranteed by any of its subsidiaries.  The 2013 Notes required annual interest payments of approximately $13,888,000 and, absent certain limited exceptions, such as changes in control of SFI and certain asset sales, did not require any principal payments or repurchases prior to their maturity in 2013.

(c)           2014 Notes.  On December 5, 2003, SFI issued $325,000,000 of 9 5/8% Senior Notes maturing in the year 2014 (the “2014 Notes”).  In January 2005, SFI issued an additional $195,000,000 of 2014 Notes, the proceeds of which were used to fund the redemption of other senior notes of SFI.  SFI has repurchased a total of $55,350,000 of the principal amount of the 2014 Notes and has exchanged $149,863,000 of such notes for the 2016 Notes.  The 2014 Notes are senior unsecured obligations of SFI and are not guaranteed by any of its subsidiaries.  The 2014 Notes required annual interest payments of approximately $30,298,000 and, subject to certain limited exceptions, such as changes in control of SFI and certain asset sales, did not require any principal payments or repurchases prior to their maturity in 2014, absent certain limited exceptions.

(d)           2015 Notes.  On November 19, 2004, SFI issued $299,000,000 principal amount of notes maturing in the year 2015 (the “2015 Notes”), which are convertible into SFI’s common stock at an initial conversion rate of 157.4803 shares for each $1,000 principal amount of 2015 Notes, subject to certain adjustments.  During June and July of 2007, SFI repurchased $19,000,000 of the principal amount of the 2015 Notes.  The 2015 Notes are senior unsecured obligations of SFI and are not guaranteed by any of its subsidiaries.  The 2015 Notes required annual interest payments of approximately $12,600,000, representing an interest rate of 4½% per year, and, subject to certain limited exceptions, did not require any principal payments or repurchases prior to their maturity in 2015.

(e)           2016 Notes.  On June 16, 2008, the Debtors completed a private debt exchange in which it issued $400,000,000 of 12¼% Senior Notes due in the year 2016 (“2016 Notes”) of Six Flags Operations Inc. in exchange for (i) $149,223,000 of the 2010 Notes, (ii) $231,559,000 of the 2013 Notes and (iii) $149,863,000 of the 2014 Notes.  The benefits of this transaction included reducing debt principal by approximately $130.6 million, extending the Debtors’ debt maturities (including a majority of SFI’s nearest term debt maturity in 2010) and decreasing annual cash interest expenses.  The transaction resulted in a net gain on extinguishment of debt of $107,743,000 related to the 2013 Notes and 2014 Notes (net of $3,264,000 of transaction costs related to the 2010 Notes that were charged to expense immediately as the exchange of the 2010 Notes was not deemed to be a substantial modification under the guidance of Emerging Issues Task Force Issue No. 96-19, “Debtor’s Accounting for a Modification or Exchange of Debt Instruments”).  The Debtors also recorded a $14,146,000 premium on the 2016 Notes representing the difference between the carrying amount of the 2010 Notes and the carrying amount of the 2016 Notes on the exchange as this portion of the exchange was not deemed a substantial modification.  This premium is to be amortized as an offset to interest expense over the life of the 2016 Notes.

The 2016 Notes required annual interest payments of approximately $49,000,000 and are guaranteed by SFI.  Subject to certain limited exceptions, such as changes in control of SFI or SFO and certain asset sales, the 2016 Notes did not require any principal payments or repurchases prior to their maturity in 2016.

Each of these Unsecured Notes is structurally and contractually subordinate to the obligations under the Prepetition Credit Agreement.

4.                                       Preferred Income Equity Redeemable Shares

In January 2001, SFI issued 11,500,000 Preferred Income Equity Redeemable Shares (“PIERS”), for proceeds of $277,834,000.  Each PIERS represents one one-hundredth (1/100) beneficial interest in a share of SFI’s 7¼% convertible preferred stock.  The Company has not declared quarterly dividends on the PIERS for the quarters ending June 30, 2008, September 30, 2008, December 31, 2008 and March 31, 2009.  These amounts have been accrued.

By their terms, the PIERS were required to be redeemed on August 15, 2009 for cash at 100% of the liquidation preference, which would have amounted to approximately $287.5 million plus accrued and unpaid dividends in the approximate amount of $31.3 million.  Subject to certain limited exceptions, such as a change in control of SFI, the PIERS did not require any redemption payments or repurchases prior to the redemption date.

5.                                       Guarantees of Partnership Parks Loan

As described more fully above in Section III.D., titled “Partnership Parks and Time Warner Financing,” on May 15, 2009, the TW Guarantors (which are SFI, SFO and SFTP) entered into agreements to guaranty payment of up to $10 million of the obligations of the Acquisition Parties to TW.  The Acquisition Parties are obligated to TW in the aggregate principal amount of $52,507,000 pursuant to a promissory note between those parties.  The TW Guarantors guaranteed prompt and complete payment of all amounts owed by the Acquisition Parties as and when due under the promissory note; provided, however, that under terms of the guaranty agreement the maximum liability of the TW Guarantors will not exceed $10,000,000, in the aggregate.

6.                                       Trade Debt

In connection with their nationwide operations, the Debtors purchase a variety of goods and services from vendors.  Such goods and services have been purchased through purchase orders and other customary procedures used by such vendors in the ordinary course of business.  A substantial portion of the merchandise sold in the Debtors’ amusement parks is imprinted with or utilizes the Six Flags logo or other licensed designs, and many of the Debtor’s commitments extend six to nine months into the future and may not be cancelled.

F.                                      RECENT FINANCIAL INFORMATION

As of March 31, 2009, the Debtors’ unaudited consolidated financial statements reflected assets totaling approximately $2,907,335,000 and liabilities totaling approximately $3,431,647,000.  As of March 31, 2009, the Debtors’ assets included Cash or Cash equivalents of approximately $79,412,000, and accounts receivable of approximately $25,084,000.

The Debtors’ total revenues for the three-month period ending March 31, 2009 amounted to approximately $51,900,000, compared to $68,224,000 in total revenues for the three-month period ending March 31, 2008.  The Debtors’ net loss for the three-month period ending March 31, 2009 was approximately $140,798,000, compared to $151,555,000 during the three-month period ending March 31, 2008.

IV.  KEY EVENTS LEADING TO THE

COMMENCEMENT OF THE REORGANIZATION CASES

A.                                    FINANCIAL CHALLENGES

For several years, the Debtors have faced a number of challenges, most significantly their over-leveraged balance sheet, which have impaired their ability to achieve profitability.  Ultimately, these challenges necessitated the commencement of the Reorganization Cases.

1.                                       Challenging Market Conditions

As discussed above, under the direction of the previous Board and management team, by the end of 2005 the Company had amassed more than $2.6 billion of debt and PIERS obligations in order to acquire theme parks and conduct various capital expenditure programs.  Faced with a highly leveraged balance sheet, in 2006 the newly constituted Board approved substantial changes to senior management, including several park presidents (formerly referred to as general managers), and new management began to effectuate a series of long-term operating initiatives.  By 2008, new management achieved each of the five key strategic objectives that it set out to achieve by the end of its third year.  They are summarized as follows:

•                  Cleaned-up the parks and improved the overall guest experience; repositioned the brand by diversifying the product offering.  For the second year in a row, the Company’s key guest satisfaction scores were at or above all-time highs.

•                  Created and grew new high margin and low capital sponsorship and licensing businesses and achieved annual revenues in excess of a $50 million target.  For 2008, the Company achieved sponsorship, licensing and other fees of approximately $59 million.

•                  Achieved total revenue per capita of at least $40, or 20% cumulative growth from 2005.

•                  Operated at a Modified EBITDA margin of at least 30%.

•                  Became Free Cash Flow positive, which had never been achieved in the Company’s history.  The Company was Free Cash Flow positive with an Adjusted EBITDA in excess of $275 million in 2008.

In addition to diversifying and growing revenues, and increasing operational efficiency and operating cash flows, new management also worked to reduce the Company’s debt obligations.  This was achieved by, among other means, selling ten parks for approximately $400 million in gross proceeds, entering into the Prepetition Credit Agreement that reduced interest costs and extended maturities and completing an exchange offer for $530.6 million of SFI notes for $400.0 million of the SFO 2016 Notes, resulting in reduced debt and interest, and extended maturities. Despite these significant achievements, the Company remains highly leveraged and has substantial indebtedness and PIERS obligations, much of which will become due in the next few years, and requires significant associated debt service.

To date, these balance sheet challenges have been exacerbated by the unfavorable conditions described below, including diminishing availability of credit, inclement weather at certain parks, Swine Flu, and the overall deterioration in the U.S. economy, including rising levels of national unemployment, all of which has caused a reduction in the Debtors’ year over year performance:

•                  The Company is experiencing declines in group-ticket sales, in-park per capita spending, as well as sponsorship and licensing revenue, due to rising unemployment and the general deterioration in domestic and international economies.

•                  The Company has experienced a reduction in earnings from foreign currency exchange rate impacts at its Mexico and Montreal parks.

•                  Attendance at certain of the Company’s parks has been adversely impacted by adverse weather in 2009 compared to 2008.

•                  During April 2009, the Swine Flu epidemic led to the closing of Six Flags Mexico for almost two weeks by order of the Mexican government, and caused attendance at the Company’s Texas parks to experience a year-over-year decline.

Due to the adverse business impact of the above factors, the Company’s ability to maintain sufficient liquidity and satisfy its financial covenant requirements under the Prepetition Credit Agreement became unlikely.

2.                                       Exchange Offers

As previously noted, the PIERS require mandatory redemption by August 15, 2009. The redemption provisions provide for payment in cash at 100% of the liquidation preference, which amounts to approximately $287.5 million, in addition to accrued and unpaid dividends of approximately $31.3 million.  Unable to satisfy this obligation, the Debtors sought to refinance or restructure the PIERS before the mandatory redemption date because a default of the PIERS obligations would also cause a default under the Prepetition Credit Agreement.  A default under the Prepetition Credit Agreement, in turn, would permit the Prepetition Lenders to accelerate the Debtors’ obligations thereunder.  If the Prepetition Lenders were to accelerate the amounts due under the Prepetition Credit Agreement, a cross-default could also be triggered under the Unsecured Notes, resulting in most, if not all, of the Debtors’ long-term debt becoming due and payable immediately.

Recognizing the need for a comprehensive solution for these financial issues, prior to commencing the Reorganization Cases the Debtors attempted to effect out-of-court exchange offers designed to reduce unsecured debt and interest expense requirements, leave in place its favorable Prepetition Credit Agreement, and improve financial and operational flexibility to allow the Company to compete more effectively and generate long-term growth (the “Exchange Offers”).  Accordingly, SFI (i) announced the commencement of an exchange offer and consent solicitation on April 17, 2009 to exchange the 2010 Notes, 2013 Notes and 2014

Notes for common stock and (ii) announced the commencement of an exchange offer and consent solicitation on May 6, 2009 to exchange the 2015 Notes for common stock.  The consummation of the Exchange Offers with respect to such Unsecured Notes was conditioned on, among other things, the valid participation of at least 95% of the aggregate principal amount of each issue of Unsecured Notes.  SFI also contemplated soliciting consents from the holders of the PIERS to amend the terms of the PIERS to provide for the automatic conversion of the PIERS into common stock.  However, because it became apparent that 95% of the aggregate principal amount of each issue of Unsecured Notes would not participate in the Exchange Offers, SFI did not commence the consent solicitation with respect to the PIERS.

As events unfolded during the early part of the 2009 season, it became apparent that the Exchange Offers ultimately would have been inadequate to resolve the Debtors’ financial issues due to significant, and unexpected, declines in financial performance and liquidity for reasons beyond management’s control (e.g., macro-economic turbulence, rising levels of national unemployment, a Swine Flu epidemic, and adverse weather conditions), as well as higher-than-expected “put” obligations from the Debtors’ Partnership Parks (defined herein), as described in Section III.D of this Disclosure Statement.

3.                                       Negotiations with Avenue

In connection with the Debtors’ efforts to appropriately evaluate all potential restructuring alternatives, in March 2009, the Debtors entered into good-faith negotiations with Avenue in its capacity as the largest holder of the 2016 Notes, a significant holder of other Unsecured Notes, and a Prepetition Lender, in an attempt to de-lever their balance sheet through a restructuring transaction that had the potential to result in a pre-negotiated chapter 11 filing. Negotiations with Avenue focused on the conversion of the 2016 Notes into the bulk of the equity of reorganized SFI and were dependent upon reinstatement of the favorable terms of the Prepetition Credit Agreement. Reinstatement of the Prepetition Credit Agreement was a critical element of these negotiations because, if the Company was left with the full balance of the Prepetition Credit Agreement but was unable to reinstate the favorable terms of the Prepetition Credit Agreement, the Company would have faced the prospect of paying much higher “market” rates of interest on approximately $1.1264 billion outstanding under the Prepetition Credit Agreement. The Company estimates that its annual interest costs would have increased by at least $40 million, further exacerbating the Company’s liquidity and future financial covenant challenges.  Under these proposals, Avenue would have become the largest equity holder of reorganized SFI.

As the negotiations ensued, and the Debtors’ concerns increased regarding the effects of economic turbulence in the United States and abroad and other negative impacts on the Debtors’ businesses and prospects, the Debtors’ financial analyses indicated that even with the de-leveraging of SFI and SFO proposed by Avenue through the conversion of Unsecured Notes into equity and the reinstatement of the Prepetition Credit Agreement, an additional $200 million of capital, at a minimum, would be required to ensure adequate liquidity for the Debtors’ seasonal business, including liquidity to periodically fund potential Partnership Park “puts” at assumed levels. Even with an additional $200 million of capital, the Debtors’ would still have been exposed to a shortfall in liquidity in the event that “puts” occurred at the maximum possible levels. Moreover, the Debtors made clear to Avenue that this funding would be in addition to any capital needed to address potential breaches of the financial covenant in future periods under the Prepetition Credit Agreement, which was essential to preserve the possibility of reinstatement of those loans, which was a requirement under Avenue’s proposal.

After the Debtors communicated these proposals, Avenue initially responded with a convertible debt funding proposal of $175 million on a delayed-draw basis, with a high interest rate and significant fees, and conditioned on a conversion of that capital to common stock in reorganized SFI at a 25% discount to the value established in the proposed reorganization plan.  The Debtors responded that the terms of this funding were not at market terms and, in any event, were inadequate to meet the Debtors’ financial needs and did not address the financial covenant issue.  Avenue then presented the Debtors with a revised financing proposal on May 29, 2009, which provided for $175 million of capital to be available upon closing, but with an increased conversion discount of 30% to the proposed plan valuation. This proposal was, therefore, even more expensive in terms of potential equity dilution than the prior Avenue proposal, and remained inadequate to meet the Debtors’ liquidity and financial covenant-compliance needs.

On June 8, 2009, Avenue presented a revised offer of only $100 million of convertible debt capital, with an escalating interest rate, convertible to SFI common stock, at an initial conversion price of a 30% discount to the reorganization plan value, and without resolution of the Debtors’ financial-covenant concerns. Avenue also requested a new “fee” of 5% of the restructured equity of SFI in return for this dramatically reduced $100 million of capital.  On June 12, 2009, the Debtors received a term sheet from Avenue confirming the revised terms as verbally communicated on June 8, 2009.

In addition, a thirty-day grace period to make interest payments on account of the 2015 Notes was set to expire on June 14, 2009. Given the tightening liquidity position, the Debtors’ were facing the possibility of being unable to make the June 14, 2009 payment resulting in a payment default which could have led to the immediate acceleration of most, if not all, of the Debtors’ extant funded debt obligations. If these events had transpired, it would have eliminated the possibility of reinstating the favorable terms of the Prepetition Credit Agreement.  The Debtors thus had less than a week to reach a final agreement regarding an alternative plan.

B.                                    THE RESTRUCTURING AGREEMENT

As discussions with Avenue proceeded through May 2009, the Debtors became increasingly concerned with the adverse trends they were observing in their businesses, and the potential implications of those trends on the Company’s future business prospects and financial needs. In order to evaluate all alternatives to maximize stakeholders’ value, and out of concern that the capitalization proposed by Avenue would ultimately be too expensive — and, even more importantly, out of concern that Avenue’s proposed capitalization appeared to be insufficient to accomplish the contemplated reinstatement of the Prepetition Credit Agreement — the Debtors informed Avenue in late May that they intended to begin discussions with the Prepetition Agent and the Participating Lenders. As discussed above, the Debtors expressed their concern to Avenue regarding the cost and insufficient capitalization in Avenue’s proposal. At that time, Avenue encouraged the Debtors to “test the market.”  With Avenue’s knowledge, the Debtors’ advisors commenced discussions with other sources of capital, including the Prepetition Lenders. In early June 2009, the Prepetition Agent and the Participating Lenders proposed a pre-

negotiated restructuring premised upon the conversion of claims under the Prepetition Credit Agreement into the bulk of the equity in Reorganized SFI.  In addition, the Participating Lenders proposed to permit the Debtors to obtain a new, $150 million revolving or multi-draw term credit facility to meet the Company’s liquidity and capital needs on an on-going basis.

Ultimately, the Debtors determined that the Participating Lenders’ proposal was superior to any known alternative because of the feasibility of the proposed plan and the likelihood of success in having such a plan approved. The Debtors obtained the Participating Lenders’ agreement to that certain Plan Support Agreement, dated as of June 13, 2009 (the “Restructuring Agreement”).  Pursuant to the Restructuring Agreement, the parties agreed that, among other things, (i) the Debtors’ financial restructuring (the “Restructuring”) would be effectuated through a pre-negotiated chapter 11 case, (ii) the Debtors would adhere to a negotiated timeline for the Restructuring, and (iii) subject to certain conditions, the Debtors and the Participating Lenders would support a Restructuring with the following general terms:

•                  The claims against the Debtors arising under the Prepetition Credit Agreement will be exchanged for 92% of the new equity in Reorganized SFI, subject to dilution on account of the Long-Term Incentive Plan, plus a new term loan in an aggregate amount of $600 million.

•                  The Debtors would have the flexibility to obtain a new credit facility of up to $150 million upon exit, and financing for “put” obligations of up to an additional $150 million.

•                  Unsecured claims against SFO (including those arising under the 2016 Notes Indenture) will be exchanged for 7% of the new equity in Reorganized SFI, subject to dilution on account of the Long-Term Incentive Plan.

•                  Unsecured claims against SFI (including those arising under Unsecured Notes Indentures) will be exchanged for 1% of the new equity in Reorganized SFI, subject to dilution on account of the Long-Term Incentive Plan.

•                  Substantially all other secured and unsecured claims held by the Debtors’ creditors will be unimpaired.

•                  The holders of PIERS and existing equity interests in SFI will receive no recovery.

Following careful consideration of all alternatives, the Debtors have determined that implementation of the Restructuring as set forth in the Restructuring Agreement and the Plan through the commencement of these chapter 11 cases is the best way to maximize the value of the Debtors’ businesses and is in the best interests of all of the Debtors’ creditors, and implementation of such restructuring will be a significant step in effectuating the Debtors’ turnaround and enable the Debtors to emerge as a healthy, viable enterprise that can continue its leadership role in the regional theme park industry.

V.  THE REORGANIZATION CASES

A.                                    FIRST DAY ORDERS

On the Petition Date, the Debtors filed a series of motions seeking various relief from the Bankruptcy Court designed to minimize any disruption of business operations and to facilitate their reorganization.

1.                                       Case Administration Orders

The Bankruptcy Court issued orders: (i) authorizing the joint administration of the chapter 11 cases and (ii) granting an extension of time to file the Debtors’ schedules and statements.  In addition, the Debtors have requested that the Bankruptcy Court authorize the retention of legal and financial advisors.

2.                                       Critical Obligations

The Bankruptcy Court issued orders authorizing the Debtors to satisfy certain critical business obligations such as those relating to (i) critical vendors, (ii) the payment of wages, compensation and employee benefits, (iii) certain value added taxes, (iv) foreign creditors, common carriers and warehousemen, and (v) certain vendors that provided “perishable agricultural commodities” as defined in the Perishable Agricultural Commodities Act of 1930, as amended (7 U.S.C. § 499a et seq. (“PACA”), and that have the authority to impose a trust on certain of the Debtors’ assets to enforce prompt payment of Claims filed pursuant to PACA.

3.                                       Business Operations

The Bankruptcy Court issued orders (i) authorizing the Debtors to continue certain workers’ compensation and other insurance policies, (ii) permitting the Debtors to continue their existing customer programs and practices and to honor any prepetition obligations in respect thereof and (iii) on an interim and final basis, prohibiting the Debtors’ utilities service providers from altering, refusing or discontinuing service and establishing certain procedures for determining adequate assurance of payment.

4.                                       Financial Operations

The Bankruptcy Court issued orders allowing the Debtors to (i) maintain their existing bank accounts and forms, (ii) continue to use existing investment guidelines, (iii) continue their centralized cash management system and (iv) continue the use of the Prepetition Lenders’ cash collateral.

B.                                    CREDITORS’ COMMITTEE

On June 26, 2009, the U.S. Trustee, pursuant to its authority under section 1102 of the Bankruptcy Code, appointed the Creditors’ Committee.

The current members of the Creditors’ Committee are:

John J. Gorman 8226 Bee Caves Road Austin, TX 78746	The Coca-Cola Company Attn. Joseph Johnson, Esq. PO Box 1734 NAT 2008 Mail Stop Atlanta, GA 30313

Esopus Creek Value Attn. Joseph S. Criscione 150 JFK Parkway, Ste. 100 Short Hills, NY 07078	The Bank of New York Mellon Attn. Gary Bush 101 Barclay Street Floor 8 West New York, NY 10286

Richard Schottenfeld 800 Third Ave. New York, NY 10022	Whirley Industries Attn. Susan M. Borland 618 Fourth Ave. PO Box 988 Warren, PA 16365

HSBC Bank USA, N.A. Attn. Robert Conrad 10 East 40th Street New York, NY 10016

The Creditors’ Committee has the following advisors:

Attorneys	Financial Advisors

Brown Rudnick LLP Seven Times Square New York, NY 10036	Peter J. Solomon Company 520 Madison Avenue New York, NY 10022

Pachulski Stang Ziehl & Jones 919 North Market Street, 17th Floor Wilmington, DE 19899

Since the appointment of the Creditors’ Committee, the Debtors have consulted with the Creditors’ Committee concerning the administration of the chapter 11 cases.

C.                                    REJECTION OF CERTAIN AGREEMENTS

As part of their efforts to reduce their operating expenses, the Debtors engaged in an analysis of their various contracts and agreements, including unexpired leases (collectively, the “Executory Contracts”).  On and after the Petition Date, the Debtors, in consultation with the Prepetition Agent, may reject various Executory Contracts pursuant to orders of the Bankruptcy Court.  In accordance with the Plan, all Executory Contracts that exist between the Debtors and any person or entity will be deemed assumed by the Debtors as of the Effective Date, except to the extent previously rejected or as identified for rejection in the Plan and the Plan Supplement.

See Section VI.F. of this Disclosure Statement for more information about the Debtors’ assumption and rejection of Executory Contracts.

D.                                    SCHEDULES AND BAR DATE

The Debtors will file their schedules of assets and liabilities, schedules of current income and expenditures, schedules of executory contracts and unexpired leases and statements of financial affairs within the time permitted by the Bankruptcy Code, Bankruptcy Rules and orders of the Bankruptcy Court.  Thereafter, the Debtors will request that the Bankruptcy Court enter an order establishing the last date and time (the “Bar Date”) for each person or entity to file proofs of Claim based on prepetition Claims against any of the Debtors.  In accordance with this order, the Debtors will mail a notice of the Bar Date and a proof of Claim form to all known holders of Claims.

VI.  THE PLAN OF REORGANIZATION

A.                                    INTRODUCTION

The Debtors believe that (i) through the Plan, holders of Allowed Claims will receive a greater recovery from the estates of the Debtors than the recovery that they would receive in a liquidation of the Debtors under chapter 7 of the Bankruptcy Code and (ii) the Plan will afford the Debtors the opportunity and ability to continue in business as a viable going concern and preserve ongoing employment for the Debtors’ employees.

The Plan is annexed hereto as Exhibit A and forms a part of this Disclosure Statement.  The summary of the Plan set forth below is qualified in its entirety by reference to the provisions of the Plan.

Statements as to the rationale underlying the treatment of Claims and Preconfirmation Equity Interests under the Plan are not intended to, and shall not, waive, compromise or limit any rights, claims or causes of action in the event the Plan is not confirmed.

B.                                    CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN OF REORGANIZATION

One of the key concepts under the Bankruptcy Code is that only claims and equity interests that are “allowed” may receive distributions under a chapter 11 plan.  This term is used throughout the Plan and the descriptions below.  In general, an “allowed” claim or “allowed” equity interest simply means that the debtor agrees, or in the event of a dispute, that the Bankruptcy Court determines, that the claim or equity interest, and the amount thereof, is in fact a valid obligation of the debtor.  Section 502(a) of the Bankruptcy Code provides that a timely filed claim or equity interest is automatically “allowed” unless the debtor or other party in interest objects.  However, section 502(b) of the Bankruptcy Code specifies certain claims that may not be “allowed” in bankruptcy even if a proof of claim is filed.  These include, but are not limited to, claims that are unenforceable under the governing agreement between a debtor and the claimant or applicable non-bankruptcy law, claims for unmatured interest, property tax claims in excess of the debtor’s equity in the property, claims for services that exceed their reasonable value, real property lease and employment contract rejection damage claims in excess of specified amounts, late-filed claims and contingent claims for contribution and reimbursement.  Additionally, Bankruptcy Rule 3003(c)(2) prohibits the allowance of any claim or equity interest that either is not listed on the debtor’s schedules or is listed as disputed, contingent or unliquidated, if the holder has not filed a proof of claim or equity interest before the established deadline.

The Bankruptcy Code requires that, for purposes of treatment and voting, a chapter 11 plan divide the different claims against, and equity interests in, the debtor into separate classes based upon their legal nature.  Claims of a substantially similar legal nature are usually classified together, as are equity interests of a substantially similar legal nature.  Because an entity may hold multiple claims and/or equity interests which give rise to different legal rights, the “claims” and “equity interests” themselves, rather than their holders, are classified.

Under a chapter 11 plan of reorganization, the separate classes of claims and equity interests must be designated either as “impaired” (affected by the plan) or “unimpaired” (unaffected by the plan).  If a class of claims is “impaired,” the Bankruptcy Code affords certain rights to the holders of such claims, such as the right to vote on the plan, and the right to receive, under the chapter 11 plan, no less value than the holder would receive if the debtor were liquidated in a case under chapter 7 of the Bankruptcy Code.  Under section 1124 of the Bankruptcy Code, a class of claims or interests is “impaired” unless the plan (i) does not alter the legal, equitable and contractual rights of the holders or (ii) irrespective of the holders’ acceleration rights, cures all defaults (other than those arising from the debtor’s insolvency, the commencement of the case or nonperformance of a non-monetary obligation), reinstates the maturity of the claims or interests in the class, compensates the holders for actual damages incurred as a result of their reasonable reliance upon any acceleration rights and does not otherwise alter their legal, equitable and contractual rights.  Typically, this means that the holder of an unimpaired claim will receive on the later of the consummation date or the date on which amounts owing are actually due and payable, payment in full, in cash, with postpetition interest to the extent appropriate and provided for under the governing agreement (or if there is no agreement, under applicable non-bankruptcy law), and the remainder of the debtor’s obligations, if any, will be performed as they come due in accordance with their terms.  Thus, other than its right to accelerate the debtor’s obligations, the holder of an unimpaired claim will be placed in the position it would have been in had the debtor’s case not been commenced.

Pursuant to section 1126(f) of the Bankruptcy Code, holders of unimpaired claims or interests are “conclusively presumed” to have accepted the plan.  Accordingly, their votes are not solicited.  Under the Debtors’ Plan, the Claims in Class 1 (Other Priority Claims), Class 2 (Secured Tax Claims), Class 3 (Other Secured Claims), and Class 7 (Subsidiary Unsecured Claims) are unimpaired, and therefore, the holders of such Claims are “conclusively presumed” to have voted to accept the Plan.

Under certain circumstances, a class of claims or equity interests may be deemed to reject a plan of reorganization.  For example, a class is deemed to reject a plan of reorganization under section 1126(g) of the Bankruptcy Code if the holders of claims or interests in such class do not receive or retain property under the plan on account of their claims or equity interests.  Under this provision of the Bankruptcy Code, the holders of Subordinated Securities Claims (Class 15), Preconfirmation SFO Equity Interests (Class 17), and Preconfirmation SFI

Equity Interests (Class 18) are deemed to reject the Plan because they receive no distribution and retain no property interest under the Plan.  Because Class 15 (Subordinated Securities Claims), Class 17 (Preconfirmation SFO Equity Interests) and Class 18 (Preconfirmation SFI Equity Interests) are deemed to reject the Plan, the Debtors are required to demonstrate that the Plan satisfies the requirements of section 1129(b) of the Bankruptcy Code with respect to such Classes.  Among these are the requirements that the plan be “fair and equitable” with respect to, and not “discriminate unfairly” against, the Claims and Preconfirmation Equity Interests in such Classes.  For a more detailed description of the requirements for confirmation, see Section IX.B below, entitled “CONFIRMATION OF THE PLAN OF REORGANIZATION; Requirements for Confirmation of the Plan of Reorganization.”

Consistent with these requirements, the Plan divides the Allowed Claims against, and Preconfirmation Equity Interests in, the Debtors into the following Classes:

Class	Designation	Impairment	Entitled to Vote

Class 1	Other Priority Claims	Unimpaired	No (deemed to accept)
Class 2	Secured Tax Claims	Unimpaired	No (deemed to accept)
Class 3	Other Secured Claims	Unimpaired	No (deemed to accept)
Class 4	SFTP Prepetition Credit Agreement Claims	Impaired	Yes
Class 5	SFTP TW Guaranty Claims	Impaired	Yes
Class 6	SFTP TW Indemnity Claims	Impaired	Yes
Class 7	Subsidiary Unsecured Claims	Unimpaired	No (deemed to accept)
Class 8	SFO Prepetition Credit Agreement Claims	Impaired	Yes
Class 9	SFO TW Guaranty Claims	Impaired	Yes
Class 10	SFO TW Indemnity Claims	Impaired	Yes
Class 11	SFO Unsecured Claims	Impaired	Yes
Class 12	SFI TW Guaranty Claims	Impaired	Yes
Class 13	SFI TW Indemnity Claims	Impaired	Yes
Class 14	SFI Unsecured Claims	Impaired	Yes
Class 15	Subordinated Securities Claims	Impaired	No (deemed to reject)
Class 16	Preconfirmation Subsidiary Equity Interests	Unimpaired	No (deemed to accept)
Class 17	Preconfirmation SFO Equity Interests	Impaired	No (deemed to reject)
Class 18	Preconfirmation SFI Equity Interests	Impaired	No (deemed to reject)

1.                                       Unclassified

ADMINISTRATIVE EXPENSE CLAIMS

Administrative Expense Claims are the actual and necessary costs and expenses of the Debtors’ Reorganization Cases that are allowed under and in accordance with sections 330, 365, 503(b), 507(a)(2) and 507(b) of the Bankruptcy Code.  Such expenses will include, but are not limited to, actual and necessary costs and expenses of preserving the Debtors’ estates, actual and necessary costs and expenses of operating the Debtors’ businesses, indebtedness or obligations incurred or assumed by the Debtors during the Reorganization Cases and compensation for professional services rendered and reimbursement of expenses incurred.  Specifically excluded from Administrative Expense Claims are any fees or charges assessed against the estates of the Debtors under section 1930 of chapter 123 of title 28 of the United States Code, which fees or charges, if any, will be paid in accordance with Section 13.7 of the Plan.

Except to the extent that any entity entitled to payment of any Allowed Administrative Expense Claim agrees to a less favorable treatment, each holder of an Allowed Administrative Expense Claim will receive Cash in an amount equal to such Allowed Administrative Expense Claim on the later of the Effective Date and the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or as soon thereafter as is practicable; provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors in Possession will be paid in full and performed by the Debtors in Possession or Reorganized Debtors, as the case may be, in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to such transactions; provided, further, that if any such ordinary course expense is not billed or a request for payment is not made within ninety (90) days after the Effective Date, claims for payment of such an ordinary course expense will be barred.  The reasonable, documented and unpaid fees and expenses of the Prepetition Agent, including attorneys’ fees, will be Allowed Administrative Expense Claims and will be paid without the need for further filing of a proof of Claim and without the need for further Bankruptcy Court approval.

PROFESSIONAL COMPENSATION AND REIMBURSEMENT CLAIMS

Professional Compensation and Reimbursement Claims are all Claims of entities seeking awards by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code.  All such entities must file, on or before the date that is forty-five (45) days after the Effective Date, their respective applications for final allowances of compensation for services rendered and reimbursement of expenses incurred.

Pursuant to the Plan, holders of Allowed Professional Compensation and Reimbursement Claims will be paid in full, in Cash, in such amounts as are Allowed by the Bankruptcy Court in accordance with the order relating to or allowing any such Administrative Expense Claim.  The Reorganized Debtors are authorized to pay compensation for professional services rendered and reimbursement of expenses incurred after the Confirmation Date in the ordinary course of business without the need for Bankruptcy Court approval.

PRIORITY TAX CLAIMS

A Priority Tax Claim is any Claim of a governmental unit of the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a different treatment, each holder of an Allowed Priority Tax Claim will receive, at the sole option of the Debtors or the Reorganized Debtors, (a) on the Effective Date, or as soon thereafter as is practicable, Cash in an amount equal to such Allowed Priority Tax Claim or (b) commencing on the Effective Date, or as soon thereafter as is practicable, and continuing over a period not exceeding five (5) years from and after the Petition Date, equal semi-annual Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest for the period after the Effective Date at the rate determined under applicable non-bankruptcy law as of the calendar month in which the Plan is confirmed, subject to the sole option of the Debtors or Reorganized Debtors to prepay the entire amount of the Allowed Priority Tax Claim.  All Allowed Priority Tax Claims that are not due and payable on or before the Effective Date will be paid in the ordinary course of business as such obligations become due.

2.                                       Classified

Class 1 – Other Priority Claims

Under the Plan, Other Priority Claims include Claims entitled to priority in payment as specified in section 507(a)(4), (5), (6) or (7) of the Bankruptcy Code, such as certain wage, salary and other compensation obligations to employees of the Debtors up to a statutory cap of $10,950 per employee.  The Debtors estimate that on the Effective Date, the allowed amount of such claims will aggregate approximately [$                   .]

Class 1 is Unimpaired by the Plan.  Each holder of an Allowed Other Priority Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

Except to the extent that a holder of an Allowed Other Priority Claim agrees to a different treatment, each holder of an Allowed Other Priority Claim will receive Cash in an amount equal to such Allowed Other Priority Claim on the later of the Effective Date and the date such Allowed Other Priority Claim becomes an Allowed Other Priority Claim, or as soon thereafter as is practicable.

Class 2 – Secured Tax Claims

Under the Plan, Secured Tax Claims include any Secured Claim that, absent its secured status, would be entitled to priority in right of payment under sections 502(i) and 507(a)(8) of the Bankruptcy Code (determined irrespective of any time limitations therein and including any related Secured Claim for penalties).  The Debtors estimate that on the Effective Date, the Allowed amount of such Claims will aggregate approximately [$                                .]

Class 2 is Unimpaired by the Plan.  Each holder of an Allowed Secured Tax Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

Except to the extent that a holder of an Allowed Secured Tax Claim agrees to a different treatment, each holder of an Allowed Secured Tax Claim will receive, at the sole option of the Debtors or the Reorganized Debtors, (i) on the Effective Date, or as soon thereafter as is practicable, Cash in an amount equal to such Allowed Secured Tax Claim or (ii) commencing on the Effective Date, or as soon thereafter as is practicable, and continuing over a period not exceeding five (5) years from and after the Petition Date, equal semi-annual Cash payments in an aggregate amount equal to such Allowed Secured Tax Claim, together with interest for the period after the Effective Date at the rate determined under applicable non-bankruptcy law as of the calendar month in which the Plan is confirmed, subject to the sole option of the Debtors or Reorganized Debtors to prepay the entire amount of the Allowed Secured Tax Claim.

Class 3 – Other Secured Claims

Under the Plan, Other Secured Claims include any Secured Claim other than a Secured Tax Claim, an SFTP Prepetition Credit Agreement Claim or an SFO Prepetition Credit Agreement Claim.  The Debtors estimate that on the Effective Date, the Allowed amount of such Claims will aggregate approximately $0.

Class 3 is Unimpaired by the Plan.  Each holder of an Allowed Other Secured Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

Except to the extent that a holder of an Allowed Other Secured Claim agrees to a different treatment, at the sole option of the Debtors or the Reorganized Debtors, (i) on the Effective Date or as soon thereafter as is practicable, each Allowed Other Secured Claim will be Reinstated and rendered Unimpaired in accordance with section 1124(2) of the Bankruptcy Code, (ii) each holder of an Allowed Other Secured Claim will receive Cash in an amount equal to such Allowed Other Secured Claim, including any interest on such Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, on the later of the Effective Date and the date such Allowed Other Secured Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable or (iii) each holder of an Allowed Other Secured Claim will receive the Collateral securing its Allowed Other Secured Claim and any interest on such Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, in full and complete satisfaction of such Allowed Other Secured Claim on the later of the Effective Date and the date such Allowed Other Secured Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable.

Class 4 – SFTP Prepetition Credit Agreement Claims

Under the Plan, SFTP Prepetition Credit Agreement Claims include Claims held by the Prepetition Lenders and/or the Prepetition Agent, and all other Claims against SFTP or SFTP’s subsidiaries arising under the Prepetition Credit Agreement.  Class 4 SFTP Prepetition Credit Agreement Claims are Allowed in the aggregate amount of $[                     ].

Class 4 is Impaired by the Plan.  Each holder of an SFTP Prepetition Credit Agreement Claim is entitled to vote to accept or reject the Plan.

On the Distribution Date, each holder of an Allowed SFTP Prepetition Credit Agreement Claim will receive its Ratable Proportion of the New Term Loan and ninety-two percent (92%) of newly issued New Common Stock, subject to dilution by the Long-Term Incentive Plan, in full and complete satisfaction of such SFTP Prepetition Credit Agreement Claim.  To the extent that any letters of credit issued pursuant to the Prepetition Credit Agreement are outstanding on the Effective Date, such letters of credit will be cancelled and replaced with new letters of credit to be issued pursuant to the Exit Facility or will be fully cash collateralized.  Upon making the distributions provided above on account of Allowed SFTP Prepetition Credit Agreement Claims, all Liens and security interests granted to secure such obligations, whether prior to or during the Reorganization Cases, will be terminated and of no further force or effect.

Class 5 – SFTP TW Guaranty Claims

Under the Plan, SFTP TW Guaranty Claims include Claims arising under the guaranty by SFTP of obligations owed to Time Warner and certain of its affiliates under the TW Loan, up to a maximum aggregate amount of $10 million.

Class 5 is Impaired by the Plan.  Each holder of an SFTP TW Guaranty Claim is entitled to vote to accept or reject the Plan.

On the Effective Date, SFTP’s guaranty of the obligations under the TW Loan shall be discharged and TW shall receive a new guaranty of the obligations under the TW Loan by Reorganized SFTP.

Class 6 – SFTP TW Indemnity Claims

Under the Plan, SFTP TW Indemnity Claims include Claims arising under the guaranty by SFTP of obligations owed to Time Warner and certain of its affiliates under the Subordinated Indemnity Agreement.

Class 6 is Impaired by the Plan.  Each holder of an SFTP TW Indemnity Claim is entitled to vote to accept or reject the Plan.

On the Effective Date, SFTP’s guaranty of the obligations under the Subordinated Indemnity Agreement shall be discharged and exchanged for a new guaranty of the obligations under the Subordinated Indemnity Agreement by Reorganized SFTP.

Class 7 – Subsidiary Unsecured Claims

Under the Plan, an Unsecured Claim is any Claim against the Debtors other than an Administrative Expense Claim, Priority Tax Claim, Other Priority Claim, Secured Tax Claim, Other Secured Claim, Prepetition Credit Agreement Claim, TW Guaranty Claim, TW Indemnity Claim, Subordinated Securities Claim or Intercompany Claim, but shall not include any claim that is disallowed or released, whether by operation of law, Final Order, written agreement, the provisions of this Plan or otherwise.  Subsidiary Unsecured Claims include Unsecured Claims against SFTP, or SFTP’s subsidiaries.  The Debtors estimate that, on the Effective Date, the Allowed amount of such Claims will aggregate to approximately $             million.

Class 7 is Unimpaired by the Plan.  Each holder of an Allowed Subsidiary Unsecured Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

Except to the extent that a holder of an Allowed Subsidiary Unsecured Claim agrees to a different treatment, at the sole option of the Reorganized Debtors (i) each Allowed Subsidiary Unsecured Claim will be Reinstated and rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code or (ii) each holder of an Allowed Subsidiary Unsecured Claim will be paid in full in Cash on the Distribution Date or as soon thereafter as is practicable.

Class 8 — SFO Prepetition Credit Agreement Claims

Under the Plan, SFO Prepetition Credit Agreement Claims include Claims held by the Prepetition Lenders and/or the Prepetition Agent, and all other Claims against SFO arising under the Prepetition Credit Agreement.  Class 8 SFO Prepetition Credit Agreement Claims are Allowed in the aggregate amount of $[                  ].

Class 8 is Impaired by the Plan.  Each holder of an SFO Prepetition Credit Agreement Claim is entitled to vote to accept or reject the Plan.

On the Effective Date, SFO’s guaranty of the obligations under the Prepetition Credit Agreement shall be discharged and exchanged for a new guaranty of the obligations under the New Term Loan by Reorganized SFO.  Upon issuing the new guaranty provided above on account of Allowed SFO Prepetition Credit Agreement Claims, all Liens and security interests granted to secure such obligations, whether prior to or during the Reorganization Cases, will be terminated and of no further force or effect.

Class 9 — SFO TW Guaranty Claims

Under the Plan, SFO TW Guaranty Claims include Claims arising under the guaranty by SFO of obligations owed to Time Warner and certain of its affiliates under the TW Loan, up to a maximum aggregate amount of $10 million.

Class 9 is Impaired by the Plan.  Each holder of an SFO TW Guaranty Claim is entitled to vote to accept or reject the Plan.

On the Effective Date, SFO’s guaranty of the obligations under the TW Loan shall be discharged and TW shall receive a new guaranty of the obligations under the TW Loan by Reorganized SFO.

Class 10 — SFO TW Indemnity Claims

Under the Plan, SFO TW Indemnity Claims include Claims arising under the guaranty by SFO of obligations owed to Time Warner and certain of its affiliates under the Subordinated Indemnity Agreement.

Class 10 is Impaired by the Plan.  Each holder of an SFO TW Indemnity Claim is entitled to vote to accept or reject the Plan.

On the Effective Date, SFO’s guaranty of the obligations under the Subordinated Indemnity Agreement shall be discharged and exchanged for a new guaranty of the obligations under the Subordinated Indemnity Agreement by Reorganized SFO.

Class 11 — SFO Unsecured Claims

Under the Plan, an SFO Unsecured Claim is any Unsecured Claim against SFO.  SFO Unsecured Claims include, without limitation, Claims arising under the 2016 Notes Indenture.  The Debtors estimate that, on the Effective Date, the Allowed amount of such Claims will aggregate to approximately $           million.

Class 11 is Impaired by the Plan.  Each holder of an SFO Unsecured Claim is entitled to vote to accept or reject the Plan.

On the Distribution Date, each holder of an Allowed SFO Unsecured Claim shall receive its Distribution Pro Rata Share of seven percent (7%) of newly issued New Common Stock, subject to dilution by the Long-Term Incentive Plan, in full and complete satisfaction of such SFO Unsecured Claim.

Class 12 — SFI TW Guaranty Claims

Under the Plan, SFI TW Guaranty Claims include Claims arising under the guaranty by SFI of obligations owed to Time Warner and certain of its affiliates under the TW Loan, up to a maximum aggregate amount of $10 million.

Class 12 is Impaired by the Plan.  Each holder of an SFI TW Guaranty Claim is entitled to vote to accept or reject the Plan.

On the Effective Date, SFI’s guaranty of the obligations under the TW Loan shall be discharged and TW shall receive a new guaranty of the obligations under the TW Loan by Reorganized SFI.

Class 13 — SFI TW Indemnity Claims

Under the Plan, SFI TW Indemnity Claims include Claims arising under the guaranty by SFI of obligations owed to Time Warner and certain of its affiliates under the Subordinated Indemnity Agreement.

Class 13 is Impaired by the Plan.  Each holder of an SFI TW Indemnity Claim is entitled to vote to accept or reject the Plan.

On the Effective Date, SFI’s guaranty of the obligations under the Subordinated Indemnity Agreement shall be discharged and exchanged for a new guaranty of the obligations under the Subordinated Indemnity Agreement by Reorganized SFI.

Class 14 — SFI Unsecured Claims

Under the Plan, an SFI Unsecured Claim is an Unsecured Claim against SFI.  SFI Unsecured Claims include, without limitation, Claims arising under the 2010 Notes Indenture,

2013 Notes Indenture, 2014 Notes Indenture, 2015 Notes Indenture, and SFI’s guaranty of the 2016 Notes Indenture.  The Debtors estimate that, on the Effective Date, the Allowed amount of such Claims will aggregate to approximately $           million.

Class 14 is Impaired by the Plan.  Each holder of an SFI Unsecured Claim is entitled to vote to accept or reject the Plan.

On the Distribution Date, each holder of an Allowed SFI Unsecured Claim shall receive its Distribution Pro Rata Share of one percent (1%) of newly issued New Common Stock, subject to dilution by the Long-Term Incentive Plan, in full and complete satisfaction of such SFI Unsecured Claim.

Class 15 — Subordinated Securities Claims

Subordinated Securities Claims include any Claim against any of the Debtors, whether or not the subject of an existing lawsuit, (i) arising from rescission of a purchase or sale of shares of stock, debt securities or any other securities, if any, of any of the Debtors or an Affiliate of the Debtors, (ii) for damages arising from the purchase or sale of any security, (iii) for violations of the securities laws, misrepresentations or any similar Claims, including, to the extent related to the foregoing or otherwise subject to subordination under section 510(b) of the Bankruptcy Code, but not limited to, any attorneys’ fees, other charges or costs incurred on account of the foregoing claims or (iv) except as otherwise provided for in the Plan, for reimbursement, contribution or indemnification allowed under section 502 of the Bankruptcy Code on account of any such Claim, including Claims based upon allegations that the Debtors made false and misleading statements and engaged in other deceptive acts in connection with the sale of securities.  The Debtors estimate that on the Effective Date, the Allowed amount of such Claims will aggregate approximately $0.

Class 15 is Impaired by the Plan.  Each holder of a Subordinated Securities Claim is deemed to reject the Plan and is not entitled to vote to accept or reject the Plan.

Each holder of an Allowed Subordinated Securities Claim will not receive or retain any interest or property under the Plan on account of such Allowed Subordinated Securities Claim.  The treatment of Subordinated Securities Claims under the Plan is in accordance with and gives effect to the provisions of section 510(b) of the Bankruptcy Code.

Class 16 — Preconfirmation Subsidiary Equity Interests

Preconfirmation Subsidiary Equity Interests include all instruments evidencing an ownership interest in a Debtor other than SFI or SFO, whether or not transferable, and all options, warrants or rights, contractual or otherwise, to acquire any such interests, all as of the Effective Date.  Each Preconfirmation Subsidiary Equity Interest shall be deemed Allowed under the Plan.

Class 16 is Unimpaired by the Plan.  Each holder of a Preconfirmation Subsidiary Equity Interest is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

On the Effective Date, Preconfirmation Subsidiary Equity Interests shall be Reinstated and rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.

Class 17 — Preconfirmation SFO Equity Interests

Preconfirmation SFO Equity Interests include all instruments evidencing an ownership interest in SFO, whether or not transferable, and all options, warrants or rights, contractual or otherwise, to acquire any such interests, all as of the Effective Date.

Class 17 is Impaired by the Plan.  Each holder of a Preconfirmation SFO Equity Interest is deemed to reject the Plan and is not entitled to vote to accept or reject the Plan.

On the Effective Date, the Preconfirmation SFO Equity Interests will be cancelled and the holders of Preconfirmation SFO Equity Interests will not be entitled to, and will not receive or retain, any property or interest in property on account of such Preconfirmation SFO Equity Interests under the Plan.

Class 18 — Preconfirmation SFI Equity Interests

Preconfirmation SFI Equity Interests include all instruments evidencing an ownership interest in SFI, whether or not transferable, and all options, warrants or rights, contractual or otherwise, to acquire any such interests, all as of the Effective Date.

Class 18 is Impaired by the Plan.  Each holder of a Preconfirmation SFI Equity Interest is deemed to reject the Plan and is not entitled to vote to accept or reject the Plan.

On the Effective Date, the Preconfirmation SFI Equity Interests will be cancelled and the holders of Preconfirmation SFI Equity Interests will not be entitled to, and will not receive or retain, any property or interest in property on account of such Preconfirmation SFI Equity Interests under the Plan.

Limitations on Amounts to Be Distributed to Holders of Allowed Insured Claims

Under the Plan, an Insured Claim is that portion of any Claim arising from an incident or occurrence alleged to have occurred prior to the Effective Date: (i) as to which any Insurer is obligated pursuant to the terms, conditions, limitations, and exclusions of its Insurance Policy, to pay any cost, expense, judgment, settlement, or contractual obligation with respect to the Debtors, or (ii) that any Insurer otherwise agrees to pay as part of a settlement or compromise of a claim made under the applicable Insurance Policy.

Distributions under the Plan to each holder of an Allowed Insured Claim shall be in accordance with the treatment provided under the Plan for the Class in which such Allowed Insured Claim is classified, but solely to the extent that such Allowed Insured Claim is within the Debtors’ SIR.  Amounts in excess of the applicable SIR amount shall be recoverable only from the available Insurer and the Debtors shall be discharged to the extent of any such excess.  Nothing in the Plan will constitute a waiver of any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities that any entity may hold against any other entity, including the Debtors’ Insurer.

Special Provision Regarding Unimpaired Claims

Except as otherwise explicitly provided in the Plan, nothing therein will be deemed to be a waiver or relinquishment of any rights, counterclaims or defenses the Debtors or the Reorganized Debtors may have, whether at law or in equity, with respect to any Unimpaired Claim.

C.                                    MEANS OF IMPLEMENTING THE PLAN

1.                                       Intercompany Claims

Notwithstanding anything to the contrary in the Plan, Intercompany Claims, at the election of the Debtor or Reorganized Debtor holding such Claim, and with the consent of the Participating Lenders, will be (i) adjusted, released, waived and/or discharged as of the Effective Date, (ii) contributed to the capital of the obligor, or (iii) Reinstated and left Unimpaired.  Any such transaction may be effected on or subsequent to the Effective Date without any further action by the Debtors, the Debtors in Possession, or the Reorganized Debtors.

2.                                       Restructuring and Other Transactions

(a)           Restructuring Transactions

On the Effective Date, the following transactions (“Restructuring Transactions”) will be effectuated in the order set forth below:

(i)            Simultaneously, (A) all of the Preconfirmation Equity Interests in SFI and SFO will be cancelled, and (B) in consideration for SFI making available the New Common Stock to satisfy certain of SFO’s obligations to its creditors and certain of SFTP’s obligations to its creditors, all of the new equity interests in Reorganized SFO will be issued to Reorganized SFI on behalf of the holders of Allowed SFO Unsecured Claims, SFTP Prepetition Credit Agreement Claims and Allowed SFI Unsecured Claims, respectively, in full satisfaction of their Claims (and in proportion to the relative distributions to be made on account of their Claims); and

(ii)           thereafter, Reorganized SFI will, on behalf of the holders of SFTP Prepetition Credit Agreement Claims, Allowed SFO Unsecured Claims, and Allowed SFI Unsecured Claims, respectively, contribute all of the New Common Stock in Reorganized SFI to the applicable Disbursing Agent on behalf of the holders of such Allowed Claims and in full and complete satisfaction of the Reorganized Debtors’ obligations under Sections 4.4, 4.11 and 4.14 of the Plan.

(b)           Cancellation of Existing Securities and Agreements

Except (i) as otherwise expressly provided in the Plan, (ii) with respect to executory contracts or unexpired leases that have been assumed by the Debtors, (iii) for purposes of evidencing a right to distributions under the Plan, (iv) with respect to any Claim that is Reinstated and rendered Unimpaired under the Plan, or (v) for purposes of preserving any indemnification rights in favor of the Prepetition Agent or the Prepetition Lenders, pursuant to, arising out of, or existing under the Prepetition Credit Agreement, on the Effective Date the Prepetition Credit Agreement, the Unsecured Notes Indentures and all Unsecured Notes issued thereunder, all Preconfirmation SFI Equity Interests, Preconfirmation SFO Equity Interests, and other instruments evidencing any Claims against the Debtors, Preconfirmation SFI Equity Interests, or Preconfirmation SFO Equity Interests shall be deemed automatically cancelled without further act or action under any applicable agreement, law, regulation, order or rule and the obligations of the Debtors thereunder shall be discharged.

(c)           Surrender of Existing Securities

Each holder of Unsecured Notes is required to surrender such note(s) to the Indenture Trustee, or in the event such note(s) are held in the name of, or by a nominee of, the Depository Trust Company, the Disbursing Agent will seek the cooperation of the Depository Trust Company to provide appropriate instructions to the Indenture Trustee.  No distributions under the Plan will be made for or on behalf of any such holder unless and until such note is received by the Indenture Trustee or appropriate instructions from the Depository Trust Company are received by the Indenture Trustee, or the loss, theft or destruction of such note is established to the reasonable satisfaction of the Indenture Trustee, which satisfaction may require such holder to (a) submit a lost instrument affidavit and an indemnity bond and (b) hold the Debtors, Reorganized Debtors, Disbursing Agent and Indenture Trustee harmless in respect of such note and any distributions made in respect thereof.  Upon compliance with this section by a holder of any Unsecured Note, such holder will, for all purposes under the Plan, be deemed to have surrendered such note.  Any holder of Unsecured Notes that fails to surrender such note(s) or satisfactorily explain its nonavailability to the Indenture Trustee within one (1) year of the Effective Date will be deemed to have no further Claim against the Debtors and the Reorganized Debtors (or their property) or the Indenture Trustee in respect of such Claim and will not participate in any distribution under the Plan.

(d)           Issuance of New Common Stock

The issuance by Reorganized SFI of the New Common Stock on and after the Effective Date is authorized pursuant to the Plan without the need for any further corporate action and without any further action by holders of Claims or Preconfirmation Equity Interests.  As provided in the Postconfirmation Organizational Documents, which will be included with the Plan Supplement, New Common Stock may be issued in more than one series, will be identical in all respects and will have equal rights and privileges.  In compliance with 1123(a)(6) of the Bankruptcy Code, the Postconfirmation Organizational Documents will provide that Reorganized SFI will not issue nonvoting equity securities to the extent prohibited by section 1123(a)(6) of the Bankruptcy Code.

(d)           Incurrence of New Indebtedness

The Plan provides for the Debtors to incur new indebtedness upon the Effective Date, consisting of an Exit Facility and New Term Loan.  Each of these credit facilities is described below.

The Exit Facility, as currently proposed, will consist of a secured revolving or multi-draw term credit facility with a commitment of approximately one-hundred-fifty million ($150,000,000) dollars and will be on terms no less favorable than those described in the Restructuring Agreement.  The proceeds of the Exit Facility will be used to meet working capital and other corporate needs of Postconfirmation SFI, thereby facilitating its emergence from bankruptcy.  The Exit Facility will likely be secured by first priority liens upon all existing and after-acquired assets of the Debtors, with such liens being pari passu with the liens securing the New Term Loan, provided that, following an event of default, all collateral proceeds would be allocated to the Exit Facility on a “first-out” basis relative to payments made on account of the New Term Loan.  Entry into the Exit Facility is a condition to the effectiveness of the Plan.

Commitment letters with respect thereto, will be filed by the Debtors with the Plan Supplement.  Prior to the Effective Date, the Debtors will execute documents evidencing the same together with other documents as the Exit Facility lenders may reasonably require to consummate the Exit Facility and the transactions contemplated thereby.  In accordance with the Plan, the Reorganized Debtors’ entry into the Exit Facility and the incurrence of the indebtedness thereunder on the Effective Date will be authorized without the need for any further corporate action and without any further action by holders of Claims or Preconfirmation Equity Interests.

The Plan also provides for a new secured term loan to be issued on the Effective Date in the initial aggregate amount of six-hundred million ($600,000,000) dollars, which shall be in the form set forth in the Plan Supplement and which shall satisfy, in part, the Debtors’ obligations under the Prepetition Credit Agreement. The New Term Loan shall include the following material terms: (i) a five-year maturity date; (ii) interest shall be calculated at seven percent (7.00%) above LIBOR, with a LIBOR floor of two and one-half percent (2.50%), provided that, prior to the second anniversary of the Effective Date, one and one-half percent (1.50%) of such interest may, at the Debtors’ option, be paid in kind and any such interest that is paid in kind shall be added to principal and deemed an additional New Term Loan; (iii) the Reorganized Debtors shall pay one hundred three percent (103%) of principal plus accrued interest if such loans are redeemed prior to the first anniversary of the Effective Date, one hundred one and one-half percent (101.5%) of principal plus accrued interest if such loans are redeemed prior to the second anniversary of the Effective Date, and par for any redemption occurring thereafter; (iv) the New Term Loan will be guaranteed by SFI, SFO, SFTP, and SFTP’s domestic subsidiaries and will be secured by a first lien on substantially all assets of the Reorganized Debtors which liens shall rank pari passu with the liens securing the Exit Facility, provided that, following an event of default, all collateral proceeds would be allocated to the New Term Loan on a “last-out” basis relative to payments made on account of the Exit Facility.  In addition to usual and customary affirmative and negative covenants, including but not limited to limitations on indebtedness, liens, restricted payments and disposition and investments, the New Term Loan will contain restrictive covenants that limit, to an agreed amount, the amount that can be paid from operational cash flow to satisfy “put” notices from holders of units in the limited partnerships that own the Partnership Parks; provided, however, that the Debtors will be permitted to finance up to an additional $150 million in order to make payments on account of future “put” notices.

3.                                       Exemption from Securities Laws

The Plan contemplates the issuance of New Common Stock (collectively, the “1145 Securities”) to holders of Allowed Prepetition Credit Agreement Claims, Allowed SFO Unsecured Claims and Allowed SFI Unsecured Claims, as the case may be.  In reliance upon section 1145 of the Bankruptcy Code, the offer and issuance of 1145 Securities will be exempt from the registration requirements of the Securities Act of 1933 (the “Securities Act”) and equivalent provisions in state securities laws.  Section 1145(a) of the Bankruptcy Code generally exempts from such registration requirements the issuance of securities if the following conditions are satisfied:  (i) the securities are issued or sold under a chapter 11 plan by (a) a debtor, (b) one of its affiliates participating in a joint plan with the debtor or (c) a successor to a debtor under the plan and (ii) the securities are issued entirely in exchange for a claim against or interest in the debtor or such affiliate or are issued principally in such exchange and partly for cash or property.  The Debtors believe that the exchange of 1145 Securities for Claims against the Debtors under the circumstances provided in the Plan will satisfy the requirements of section 1145(a) of the Bankruptcy Code.

The 1145 Securities to be issued pursuant to the Plan will be deemed to have been issued in a public offering under the Securities Act and, therefore, may be resold by any holder thereof without registration under the Securities Act pursuant to the exemption provided by section 4(1) thereof, unless the holder is an “underwriter” with respect to such securities, as that term is defined in section 1145(b)(1) of the Bankruptcy Code (a “statutory underwriter”).  In addition, such securities generally may be resold by the holders thereof without registration under state securities or “blue sky” laws pursuant to various exemptions provided by the respective laws of the individual states.  However, holders of securities issued under the Plan are advised to consult with their own counsel as to the availability of any such exemption from registration under federal securities laws and any relevant state securities laws in any given instance and as to any applicable requirements or conditions to the availability thereof.

Section 1145(b)(i) of the Bankruptcy Code defines “underwriter” for purposes of the Securities Act as one who (i) purchases a claim or interest with a view to distribution of any security to be received in exchange for the claim or interest, (ii) offers to sell securities issued under a plan for the holders of such securities, (iii) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution of such securities and under an agreement made in connection with the plan, with the consummation of the plan or with the offer or sale of securities under the plan or (iv) is an issuer of the securities within the meaning of section 2(a)(11) of the Securities Act.

An entity is not deemed to be an “underwriter” under section 2(a)(11) of the Securities Act with respect to securities received under section 1145(a)(1) which are transferred in “ordinary trading transactions” made on a national securities exchange or a NASDAQ market.  However, there can be no assurances that such securities will be listed on an exchange or NASDAQ market.  What constitutes “ordinary trading transactions” within the meaning of section 1145 of the Bankruptcy Code is the subject of interpretive letters by the staff of the

Securities and Exchange Commission (the “SEC”).  Generally, ordinary trading transactions are those that do not involve (i) concerted activity by recipients of securities under a plan of reorganization, or by distributors acting on their behalf, in connection with the sale of such securities, (ii) use of informational documents in connection with the sale other than the disclosure statement relating to the plan, any amendments thereto and reports filed by the issuer with the SEC under the Securities Exchange Act or (iii) payment of special compensation to brokers or dealers in connection with the sale.

The term “issuer” is defined in section 2(4) of the Securities Act; however, the reference contained in section 1145(b)(1)(D) of the Bankruptcy Code to section 2(11) of the Securities Act purports to include as statutory underwriters all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with an issuer of securities.  “Control” (as defined in Rule 405 under the Securities Act) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.  Accordingly, an officer or director of a reorganized debtor or its successor under a plan of reorganization may be deemed to be a “control person” of such debtor or successor, particularly if the management position or directorship is coupled with ownership of a significant percentage of the voting securities of such issuer.  Additionally, the legislative history of section 1145 of the Bankruptcy Code provides that a creditor who receives at least 10% of the voting securities of an issuer under a plan of reorganization will be presumed to be a statutory underwriter within the meaning of section 1145(b)(i) of the Bankruptcy Code.

The Debtors believe that any securities to be issued under the Long-Term Incentive Plan (the “Management Securities”) as provided under the Plan will be exempt from the registration requirements of the Securities Act, pursuant to section 4(2) of the Securities Act, as transactions by an issuer not involving any public offering, and equivalent exemptions in state securities laws.

Resales by persons that receive Management Securities or persons deemed to be “underwriters” that receive 1145 Securities pursuant to the Plan (collectively, the “Restricted Holders”) would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law.  Restricted Holders may, however, be able, at a future time and under certain conditions described below, to sell securities without registration pursuant to the resale provisions of Rule 144 under the Securities Act.

Under certain circumstances, holders of 1145 Securities deemed to be “underwriters” or holders of Management Securities may be entitled to resell their securities pursuant to the limited safe harbor resale provisions of Rule 144 of the Securities Act, to the extent available, and in compliance with applicable state and foreign securities laws.  Generally, Rule 144 of the Securities Act provides that persons who are affiliates of an issuer who resell securities will not be deemed to be underwriters if certain conditions are met.  These conditions include the requirement that current public information with respect to the issuer be available, a limitation as to the amount of securities that may be sold in any three-month period, the requirement that the securities be sold in a “brokers transaction” or in a transaction directly with a “market maker” and that notice of the resale be filed with the Securities and Exchange Commission.  The Debtors cannot assure, however, that adequate current public information will exist with respect to the Company and therefore, that the safe harbor provisions of Rule 144 of the Securities Act will be available.

Pursuant to the Plan, certificates evidencing 1145 Securities or Management Securities received by Restricted Holders or by a holder that the Debtors determine is an underwriter within the meaning of section 1145 of the Bankruptcy Code will bear a legend substantially in the form below:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

Any person or entity entitled to receive 1145 Securities who the Company determines to be a statutory underwriter that would otherwise receive legended securities as provided above, may instead receive certificates evidencing 1145 Securities without such legend if, prior to the distribution of such securities, such person or entity delivers to the Company (i) an opinion of counsel reasonably satisfactory to the Company to the effect that the 1145 Securities to be received by such person or entity are not subject to the restrictions applicable to “underwriters” under section 1145 of the Bankruptcy Code and may be sold without registration under the Securities Act and (ii) a certification that such person or entity is not an “underwriter” within the meaning of section 1145 of the Bankruptcy Code.

Any holder of a certificate evidencing 1145 Securities bearing such legend may present such certificate to the transfer agent for the 1145 Securities in exchange for one or more new certificates not bearing such legend or for transfer to a new holder without such legend at such time as (i) such securities are sold pursuant to an effective registration statement under the Securities Act, (ii) such holder delivers to the Company an opinion of counsel reasonably satisfactory to the Company to the effect that such securities are no longer subject to the restrictions applicable to “underwriters” under section 1145 of the Bankruptcy Code or (iii) such holder delivers to the Company an opinion of counsel reasonably satisfactory to the Company to the effect that (x) such securities are no longer subject to the restrictions pursuant to an exemption under the Securities Act and such securities may be sold without registration under the Securities Act or (y) such transfer is exempt from registration under the Securities Act, in which event the certificate issued to the transferee shall not bear such legend.

IN VIEW OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A RECIPIENT OF SECURITIES MAY BE AN UNDERWRITER OR AN AFFILIATE OF THE REORGANIZED DEBTORS, THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN SECURITIES TO BE DISTRIBUTED PURSUANT TO THE PLAN.  ACCORDINGLY, THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF SECURITIES CONSULT

THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.”

4.                                       Registration Rights Agreement and Securities Exchange Listing

On the Effective Date, Reorganized SFI expects to enter into a registration rights agreement (the “Registration Rights Agreement”) with each holder of greater than [ %] of the New Common Stock. Pursuant to the Registration Rights Agreement, holders collectively owning at least [ %] of the outstanding shares of New Common Stock party thereto would have the right to require Reorganized SFI to effect registered, underwritten secondary offerings of such holders’ New Common Stock on terms and conditions to be negotiated and reflected in such Registration Rights Agreement, with the number of demand registration rights to be determined.  A form of the Registration Rights Agreement will be included in the Plan Supplement.

In addition, for certain purposes, including requiring Reorganized SFI to continue as a public reporting company under the Securities Exchange Act, Reorganized SFI expects to file with the SEC a registration statement on Form 10 under the Securities Exchange Act registering the New Common Stock under the Securities Exchange Act. Following the effectiveness of such registration statement, Reorganized SFI expects that it will seek to obtain a listing for the New Common Stock on a national securities exchange to be determined at a later date.

5.                                       Continued Corporate Existence

Except as otherwise provided in the Plan, each Debtor will continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except with respect to the Postconfirmation Organizational Documents (or other formation documents) that are amended by the Plan, the Plan Supplement or otherwise, and to the extent such documents are amended, such documents are deemed to be pursuant to the Plan and require no further action or approval.  Notwithstanding the foregoing, on or as of the Effective Date, or as soon as practicable thereafter, and without the need for any further action, the Reorganized Debtors may: (i) cause any or all of the Reorganized Debtors to be merged into one or more of the Reorganized Debtors, dissolved or otherwise consolidated, (ii) cause the transfer of assets between or among the Reorganized Debtors or (iii) engage in any other transaction in furtherance of the Plan.

D.                                    PLAN PROVISIONS GOVERNING DISTRIBUTION

1.                                       The Distribution Date

Distributions with respect to holders of Allowed Claims will be made on the applicable Distribution Date.  For purposes of the Plan, the Distribution Date is the earliest of the following dates that occurs after any Claim is Allowed: (a) the Effective Date, or as soon thereafter as is practicable, (b) a Subsequent Distribution Date or (c) a Final Distribution Date.

Subsequent Distribution Dates will occur on the twentieth (20th) day after the end of each calendar quarter after the occurrence of the Effective Date, until the Final Distribution Date.

The Final Distribution Date will occur on a date after (i) the deadline for the Debtors or the Reorganized Debtors to interpose objections to Claims has passed, (ii) all such objections have been resolved by signed agreement with the Debtors or Reorganized Debtors and/or Final Order, as may be applicable, and (iii) all Claims that are Contingent Claims or Unliquidated Claims have been estimated, but in any event, the Final Distribution Date shall be no later than thirty (30) days thereafter, or such later date as the Bankruptcy Court may establish, upon request by the Reorganized Debtors, for cause shown.

2.                                       Distributions on Account of Allowed General Unsecured Claims

All Allowed General Unsecured Claims held by a single creditor against a single Debtor shall be aggregated and treated as a single Claim against such Debtor.  At the written request of the Reorganized Debtors or the Disbursing Agent, any creditor holding multiple Allowed General Unsecured Claims must provide to the Reorganized Debtors or the Disbursing Agent, as the case may be, a single address to which any distributions will be sent.

3.                                       Date of Distributions

In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but will be deemed to have been completed as of the required date.

4.                                       Disbursing Agent

All distributions under the Plan will be made by Reorganized SFI as Disbursing Agent or such other entity designated by Reorganized SFI as a Disbursing Agent.  No Disbursing Agent will be required to give any bond or surety or other security for the performance of their duties.

5.                                       Expenses of the Disbursing Agent

Except as otherwise ordered by the Bankruptcy Court, any reasonable fees and expenses incurred by the Disbursing Agent (including, without limitation, taxes and reasonable attorneys’ fees and expenses) on or after the Effective Date will be paid in Cash by the Reorganized Debtors in the ordinary course of business.

6.                                       Rights and Powers of Disbursing Agent

The Disbursing Agent will be empowered to (a) effect all actions and execute all agreements, instruments and other documents necessary to perform its duties under the Plan, (b)

make all distributions contemplated hereby, (c) employ professionals to represent it with respect to its responsibilities and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.  In furtherance of the rights and powers of the Disbursing Agent, the Disbursing Agent will have no duty or obligation to make distributions to any holder of an Allowed Claim unless and until such holder executes and delivers, in a form acceptable to the Disbursing Agent, any documents applicable to such distributions.

7.                                       Delivery of Distributions

(a)           Distributions to Last Known Address.

Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim or Allowed Administrative Expense Claim will be made at the address of such holder as set forth on the Schedules filed with the Bankruptcy Court or on the books and records of the Debtors or its agents, as applicable, unless the Debtors or Reorganized Debtors have been notified in writing of a change of address by the filing of a proof of Claim by such holder that contains an address for such holder different than the address of such holder as set forth on the Schedules.  Nothing in the Plan will be deemed to require the Reorganized Debtors to attempt to locate any holder of an Allowed Claim.

(b)           Distributions to an Indenture Trustee

The Indenture Trustee will be the Disbursing Agent for the holders of Unsecured Notes Claims.  Accordingly, distributions for the benefit of the holders of such Claims will be made to the Indenture Trustee under the applicable Unsecured Notes Indenture.  The Indenture Trustees will, in turn, promptly administer the distribution to the holders of such Allowed Claims in accordance with the Plan and the applicable Unsecured Notes Indenture.  The distribution of New Common Stock to the respective Indenture Trustees will be deemed a distribution to the respective holder of an Allowed Claim.  Upon delivery of the distributions required under the Plan to the Indenture Trustee, the Reorganized Debtors will be released of all liability with respect to the delivery of such distributions.

(c)           Distributions to Prepetition Agent

The Prepetition Agent will be the Disbursing Agent for the holders of Class 4 SFTP Prepetition Credit Agreement Claims and Class 8 SFO Prepetition Credit Agreement Claims.  Accordingly, distributions for the benefit of the holders of Class 4 and Class 8 Claims shall be made to the Prepetition Agent.  The Prepetition Agent will, in turn, promptly administer the distribution to the holders of Allowed Claims in Class 4 and Class 8, in accordance with the Plan and the Prepetition Credit Agreement.  The distribution of New Common Stock to the Prepetition Agent, and the issuance, execution and delivery of New Term Loan documents, will be deemed a distribution to the respective holders of Allowed Class 4 and Class 8 Claims.  Upon delivery of the distributions required under the Plan as provided in this paragraph, the Reorganized Debtors will be released of all liability with respect to the delivery of such distributions.

8.                                     Unclaimed Distributions

All distributions under the Plan that are unclaimed for a period of one (1) year after distribution thereof will be deemed unclaimed property under section 347(b) of the Bankruptcy Code and will revest in the Reorganized Debtors, and any entitlement of any holder of any Claims to such distributions will be extinguished and forever barred.

9.                                     Distribution Record Date

The Claims register will be closed on the Distribution Record Date, and any subsequent transfer of any Claim will be prohibited.  The Debtors and the Reorganized Debtors will have no obligation to recognize any transfer of any such Claims occurring after the close of business on such date.

The Distribution Record Date will occur on the date that is 20 days before the first day of the Confirmation Hearing, as originally scheduled by the Bankruptcy Court in the Disclosure Statement Order; provided that for purposes of determining the holders of SFTP Prepetition Credit Agreement Claims and SFO Prepetition Credit Agreement Claims the Distribution Record Date will occur on the date that is 5 days before the Effective Date and shall be determined in accordance with the register maintained by the Prepetition Agent.

10.                               Manner of Payment

At the option of the Disbursing Agent, any Cash payment to be made hereunder may be made by a check or wire transfer, or as otherwise required or provided in an applicable agreement.  All distributions of Cash to the creditors of each of the Debtors under the Plan will be made by, or on behalf of, the applicable Debtor.

11.                               No Fractional Distributions

No fractional shares of New Common Stock will be distributed and no Cash will be distributed in lieu of such fractional shares.  When any distribution pursuant to the Plan on account of an Allowed Claim would otherwise result in the issuance of a number of shares of New Common Stock that is not a whole number, the actual distribution of shares of New Common Stock will be rounded as follows: (a) fractions of one-half (1/2) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half (1/2) will be rounded to the next lower whole number, with no further payment therefor.  The total number of authorized shares of New Common Stock to be distributed to holders of Allowed Claims will be adjusted as necessary to account for the foregoing rounding.

12.                               Limitation on Cash Distributions

No payment of Cash less than one-hundred dollars ($100) will be made to any holder of an Allowed Claim unless a request for such payment is made in writing to the Reorganized Debtors.

13.                               Setoffs and Recoupment

The Debtors may, but will not be required to, setoff against or recoup from any Claim and the payments to be made pursuant to the Plan in respect of such Claim any Claims of any nature whatsoever that the Debtors may have against the claimant, but neither the failure to do so nor the allowance of any Claim hereunder will constitute a waiver or release by the Debtors or Reorganized Debtors of any such claim they may have against such claimant.

14.                               Allocation of Plan Distributions Between Principal and Interest

To the extent that any Allowed Claim entitled to a distribution under the Plan consists of indebtedness and other amounts (such as accrued but unpaid interest thereon), such distribution will be allocated first to the principal amount of the Claim (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claim, to such other amounts.

E.                                    PROCEDURES FOR TREATING DISPUTED CLAIMS

1.                                     Objections

As of the Effective Date, objections to, and requests for estimation of, Administrative Expense Claims and Claims against the Debtors may be interposed and prosecuted only by the Reorganized Debtors.  Such objections and requests for estimation will be served on the respective claimant and filed with the Bankruptcy Court on or before the latest of: (i) one hundred twenty (120) days after the Effective Date or (ii) such later date as may be fixed by the Bankruptcy Court (the “Objection Deadline”); provided, however, that with respect to Claims that, as of the Objection Deadline, are subject to a pending claim objection, contested matter or adversary proceeding (an “Initial Objection”) wherein the Reorganized Debtors’ objection to such claim is ultimately denied, the Objection Deadline will be extended to the latter of: (a) sixty (60) days from the date on which the Bankruptcy Court enters an order denying such Initial Objection or (b) sixty (60) days from the date on which any appellate court enters a Final Order reversing or vacating an order of the Bankruptcy Court granting such Initial Objection; provided, further, that with respect to Claims that (i) are filed (whether as an amended Claim, new Claim, or otherwise) after the Effective Date and (ii) that are not otherwise subject to adjustment, expunction or disallowance pursuant to the terms of the Plan, the Objection Deadline will be one hundred twenty (120) days after the date on which such Claim was filed.  Nothing in the Plan will affect the Debtors’ or the Reorganized Debtors’ ability to amend the Schedules in accordance with the Bankruptcy Code and the Bankruptcy Rules.

2.                                     Adjustment to Certain Claims Without a Filed Objection

Any Claim that has been settled, paid and satisfied, or amended and superseded, may be adjusted or expunged on the Claims register by the Reorganized Debtors without a claims objection having to be filed and without any further notice to or action, order or approval of the Bankruptcy Court.  In addition, all Claims filed on account of an employee benefit will be deemed satisfied and expunged from the Claims register as of the Effective Date to the extent the Reorganized Debtors elect to honor such employee benefit, without any further notice to or action, order or approval of the Bankruptcy Court.

3.                                     No Distributions Pending Allowance

Notwithstanding any other provision of the Plan, if any portion of a Claim or Administrative Expense Claim is Disputed, no payment or distribution provided in the Plan will be made on account of such Claim or Administrative Expense Claim unless and until such Disputed Claim or Disputed Administrative Expense Claim becomes Allowed.

4.                                     Distributions After Allowance

To the extent that a Disputed Claim or Disputed Administrative Expense Claim ultimately becomes an Allowed Claim or Allowed Administrative Expense Claim, distributions (if any) will be made to the holder of such Allowed Claim or Allowed Administrative Expense Claim in accordance with the provisions of the Plan.

5.                                     Resolution of Administrative Expense Claims and Claims

On and after the Effective Date, the Reorganized Debtors will have the authority to compromise, settle or otherwise resolve or withdraw any objections to Administrative Expense Claims and Claims against the Debtors and to compromise, settle or otherwise resolve any Disputed Administrative Expense Claims and Disputed Claims against the Debtors without approval of the Bankruptcy Court.

6.                                     Estimation of Claims

The Debtors or the Reorganized Debtors may at any time request that the Bankruptcy Court estimate any Contingent Claim, Unliquidated Claim or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether any of the Debtors or the Reorganized Debtors previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection.  In the event that the Bankruptcy Court estimates any Contingent Claim, Unliquidated Claim or Disputed Claim, the amount so estimated will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court.  If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Debtors or the Reorganized Debtors may pursue supplementary proceedings to object to the allowance of such Claim.  All of the aforementioned objection, estimation and resolution procedures are intended to be cumulative and not exclusive of one another.  Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

7.                                     Interest

To the extent that a Disputed Claim becomes an Allowed Claim after the Effective Date, the holder of such Claim shall not be entitled to any interest thereon, except as may be required by Final Order or applicable bankruptcy and non-bankruptcy law.

8.                                     Disallowance of Certain Claims

Any Claims held by Persons from which property is recoverable under section 542, 543, 550 or 553 of the Bankruptcy Code or by a Person that is a transferee of a transfer avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549 or 724(a) of the Bankruptcy Code shall be deemed disallowed pursuant to section 502(d) of the Bankruptcy Code, and such Persons may not receive any distributions on account of their Claims until such time as such Causes of Action against such Persons have been settled or a Final Order with respect thereto has been entered and all sums due, if any, to the Debtors by that Person have been turned over or paid to the Reorganized Debtors.

9.                                     Indenture Trustee as Claim Holder

Consistent with Bankruptcy Rule 3003(c), the Reorganized Debtors will recognize proofs of Claim timely filed by any Indenture Trustee in respect of any Claims under the Unsecured Notes Indentures.  Accordingly, any Claim arising under the Unsecured Notes Indentures, proof of which is filed by the registered or beneficial holder of Unsecured Notes, will be disallowed as duplicative of the Claim of the applicable Indenture Trustee, without any further action of the Bankruptcy Court.

10.                               Offer of Judgment

The Reorganized Debtors are authorized to serve upon a holder of a Claim an offer to allow judgment to be taken on account of such Claim, and, pursuant to Bankruptcy Rules 7068 and 9014, Federal Rule of Civil Procedure 68 will apply to such offer of judgment.  To the extent the holder of a Claim must pay the costs incurred by the Reorganized Debtors after the making of such offer, the Reorganized Debtors will be entitled to setoff such amounts against the amount of any distribution to be paid to such holder without any further notice to or action, order or approval of the Bankruptcy Court.

11.                               Amendments to Claims

On or after the Effective Date, a Claim may not be filed or amended without the prior authorization of the Bankruptcy Court or the Reorganized Debtors, and any such new or amended Claim filed without authorization will be deemed disallowed in full and expunged without any further action.

12.                               Claims Paid and Payable by Third Parties

A Claim will be disallowed without a Claims objection having to be filed and without any further notice to or action, order or approval of the Bankruptcy Court, to the extent that the holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or Reorganized Debtor.  No distributions under the Plan will be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy.  To the extent that one or more of the Debtors’ insurers agrees to satisfy in full a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, such Claim may be expunged from the Claims register without a Claims objection having to be filed and without any further notice to or action, order or approval of the Bankruptcy Court.

13.                               Personal Injury Claims

All Personal Injury Claims are Disputed Claims.  No distributions will be made on account of any Personal Injury Claim unless and until such Claim is liquidated and becomes and Allowed Claim.  Any Personal Injury Claim which has not been liquidated prior to the Effective Date and as to which a proof of claim was timely filed in the Reorganization Cases, shall be determined and liquidated in the administrative or judicial tribunal in which it is pending on the Effective Date or, if no action was pending on the Effective Date, in any administrative or judicial tribunal of appropriate jurisdiction.

F.                                    PROVISIONS GOVERNING EXECUTORY CONTRACTS AND UNEXPIRED LEASES

1.                                     Assumption or Rejection of Executory Contracts and Unexpired Leases

Pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, all executory contracts and unexpired leases that exist between the Debtors and any person or entity will be deemed assumed by the Debtors as of the Effective Date, except for any executory contract or unexpired lease (1) that has been rejected pursuant to an order of the Bankruptcy Court entered prior to the Effective Date, (2) as to which a motion for approval of the rejection of such executory contract or unexpired lease has been filed and served prior to the Effective Date or (3) that is specifically designated as a contract or lease to be rejected on Schedules 8.1(A) (executory contracts) or 8.1(B) (unexpired leases), which schedules shall be contained in the Plan Supplement; provided, however, that the Debtors reserve the right, on or prior to the Effective Date, to amend Schedules 8.1(A) and 8.1(B) to delete any executory contract or unexpired lease therefrom or add any executory contract or unexpired lease thereto, in which event such executory contract(s) or unexpired lease(s) will be deemed to be, respectively, either assumed or rejected as of the Effective Date.  The Debtors will provide notice of any amendments to Schedules 8.1(A) and/or 8.1(B) to the parties to the executory contracts and unexpired leases affected thereby.  The listing of a document on Schedules 8.1(A) or 8.1(B) will not constitute an admission by the Debtors that such document is an executory contract or an unexpired lease or that the Debtors have any liability thereunder.

2.                                     Approval of Assumption or Rejection of Executory Contracts and Unexpired Leases

Entry of the Confirmation Order will, subject to and upon the occurrence of the Effective Date, constitute approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the assumption of the executory contracts and unexpired leases assumed pursuant to the Plan, and of the rejection of the executory contracts and unexpired leases rejected pursuant to the Plan.

3.                                     Inclusiveness

Unless otherwise specified on Schedules 8.1(A) or 8.1(B) of the Plan Supplement, each executory contract and unexpired lease listed or to be listed therein will include any and all modifications, amendments, supplements, restatements or other agreements made directly or indirectly by any agreement, instrument or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument or other document is listed on Schedules 8.1(A) or 8.1(B).

4.                                     Cure of Defaults

Except to the extent that a different treatment has been agreed to by the parties, within thirty (30) days after the Effective Date, the Reorganized Debtors will cure any and all undisputed defaults under any executory contract or unexpired lease assumed by the Debtors pursuant to the Plan, in accordance with section 365(b) of the Bankruptcy Code.  All disputed defaults that are required to be cured will be cured either within thirty (30) days of the entry of a Final Order determining the amount, if any, of the Reorganized Debtors’ liability with respect thereto, or as may otherwise be agreed to by the parties.  Notwithstanding section 8.1 of the Plan, the Debtors will retain the right to reject any of their executory contracts or unexpired leases that are the subject of a dispute concerning amounts necessary to cure any defaults, in which event the Reorganized Debtors will make their election to reject such executory contracts and unexpired leases within thirty (30) days of the entry of a Final Order determining the amount required to be cured.

5.                                     Bar Date for Filing Proofs of Claim Relating to Executory Contracts and Unexpired Leases Rejected Pursuant to the Plan

Proofs of Claim for damages arising out of the rejection of an executory contract or unexpired lease must be filed with the Bankruptcy Court and served upon the attorneys for the Debtors or, on and after the Effective Date, the Reorganized Debtors, no later than thirty (30) days after the later of (a) notice of entry of an order approving the rejection of such executory contract or unexpired lease, (b) notice of entry of the Confirmation Order, (c) notice of an amendment to Schedules 8.1(A) or (B) of the Plan Supplement (solely with respect to the party directly affected by such modification) or (d) notice of the Debtors’ election to reject as described in the preceding paragraph.  All such proofs of Claim not filed within such time will be forever barred from assertion against the Debtors and their estates or the Reorganized Debtors and their property.

6.                                     Indemnification Obligations

Subject to the occurrence of the Effective Date, the obligations of the Debtors as of the Petition Date to indemnify, defend, reimburse or limit the liability (i) of directors, officers or employees who are directors, officers or employees of the Debtors on or after the Confirmation Date, respectively, against any claims or causes of action as provided in the Debtors’ articles of organization, certificates of incorporation, bylaws, other organizational documents or applicable law and (ii) arising under the Prepetition Credit Agreement, will survive confirmation of the Plan, remain unaffected thereby and not be discharged, irrespective of whether such indemnification, defense, reimbursement or limitation is owed in connection with an event occurring before or after the Petition Date.

7.                                     Insurance Policies

Unless specifically rejected by order of the Bankruptcy Court, all of the Debtors’ Insurance Policies which are executory, if any, and any agreements, documents or instruments relating thereto, will be assumed under the Plan.  Nothing contained in this section will constitute or be deemed a waiver of any cause of action that the Debtors or Reorganized Debtors may hold against any entity, including, without limitation, the insurer, under any of the Debtors’ policies of insurance.

8.                                     Benefit Plans

Notwithstanding anything contained in the Plan to the contrary, unless rejected by order of the Bankruptcy Court, the Reorganized Debtors will continue to honor, in the ordinary course of business, all employee compensation and Benefit Plans of the Debtors, including Benefit Plans and programs subject to sections 1114 and 1129(a)(13) of the Bankruptcy Code, entered into before or after the Petition Date and not since terminated.

9.                                     Retiree Benefits

On and after the Effective Date, pursuant to section 1129(a)(13) of the Bankruptcy Code, the Reorganized Debtors will continue to pay all retiree benefits of the Debtors (within the meaning of and subject to section 1114 of the Bankruptcy Code) for the duration of the period for which the Debtors had obligated themselves to provide such benefits and subject to the right of the Reorganized Debtors to modify or terminate such retiree benefits in accordance with the terms thereof.

G.                                  CORPORATE GOVERNANCE AND MANAGEMENT OF THE REORGANIZED DEBTORS

1.                                     General

On the Effective Date, the management, control and operation of Reorganized SFI and the other Reorganized Debtors shall become the general responsibility of the Postconfirmation Board.

2.                                     Postconfirmation Board

The Postconfirmation Board shall consist of eleven members, seven of whom shall be selected by the Participating Lenders, one of whom shall be the Chief Executive Officer of SFI, and three of whom shall be the following three current directors of SFI: Daniel M. Snyder (who shall be designated Chairman of the Postconfirmation Board), Mark Jennings and Dwight Schar.  Of the seven Postconfirmation Board members to be selected by the Participating Lenders, Robert McGuire and Perry Rogers shall be considered for such seats.

3.                                     Filing of Postconfirmation Organizational Documents

On the Effective Date, or as soon thereafter as practicable, to the extent necessary, the Reorganized Debtors will file their Postconfirmation Organizational Documents, as required or deemed appropriate, with the appropriate Persons in their respective jurisdictions of incorporation or establishment.

4.                                     Officers of the Reorganized Debtors

The officers of the Debtors immediately prior to the Effective Date will serve as the initial officers of the Reorganized Debtors on and after the Effective Date.  Such officers will serve in accordance with applicable non-bankruptcy law, any employment agreement with the Reorganized Debtors and the Postconfirmation Organizational Documents.

5.                                     Long-Term Incentive Plan

Effective as of the Effective Date, the Debtors will adopt an incentive plan for management, selected employees and directors of Reorganized SFI, which shall be substantially in the form set forth in the Plan Supplement and shall contain the following material terms and conditions:  (i) management, selected employees and directors of Reorganized SFI shall receive stock options and/or restricted stock in Reorganized SFI equal to ten percent (10%) of the New Common Stock, to vest over a four-year period on a fully diluted basis; and (ii) immediately following the Effective Date, the aggregate allocations to management under the Long-Term Incentive Plan will consist of three and three-quarters percent (3.75%) of the New Common Stock on a fully diluted basis in the form of restricted stock and three and three-quarters percent (3.75%) of the New Common Stock on a fully diluted basis in the form of options, all of which will be allocated to the members of the Reorganized Debtors’ management in accordance with their respective employment agreements.  Any additional allocations following the Effective Date will be determined by the Postconfirmation Board, provided that management will not be able to participate therein for the year following the Effective Date absent full approval of the Postconfirmation Board.

The solicitation of votes on the Plan will include, and will be deemed to be, a solicitation for approval of the Long-Term Incentive Plan.  Entry of the Confirmation Order will constitute approval of the Long-Term Incentive Plan.

H.                                  CONDITIONS PRECEDENT TO EFFECTIVE DATE

1.                                     Conditions Precedent to Effectiveness

The Effective Date will not occur, and the Plan will not become effective, unless and until the following conditions are satisfied in full or waived in accordance with Section 10.2 of the Plan:

(a)           The Confirmation Order, in form and substance acceptable to the Participating Lenders, will have been entered and become a Final Order;

(b)           The conditions precedent to the effectiveness of the Exit Facility are satisfied or waived by the parties thereto and the Reorganized Debtors have access to funding under the Exit Facility;

(c)           All actions and all agreements, instruments or other documents necessary to implement the terms and provisions of the Plan will be effected or executed and delivered, as applicable, in form and substance satisfactory to the Participating Lenders;

(d)           All authorizations, consents and regulatory approvals, if any, required by the Debtors in connection with the consummation of the Plan have been obtained and not revoked; and

(e)           All conditions set forth in the Plan Support Agreement have been satisfied.

2.                                     Waiver of Conditions

Each of the conditions precedent in section 10.1 of the Plan may be waived, in whole or in part, by the Debtors with the prior consent of the Participating Lenders (which consent shall not be unreasonably withheld).  Any such waivers may be effected at any time, without notice, without leave or order of the Bankruptcy Court and without any formal action on the part of the Bankruptcy Court.

3.                                     Satisfaction of Conditions

Except as expressly provided or permitted in the Plan, any actions required to be taken on the Effective Date will take place and will be deemed to have occurred simultaneously, and no such action will be deemed to have occurred prior to the taking of any other such action.  In the event that one or more of the conditions specified in Section 10.1 of the Plan have not occurred or otherwise been waived pursuant to Section 10.2 of the Plan, (a) the Confirmation Order will be vacated, (b) the Debtors and all holders of Claims and interests, including any Preconfirmation Equity Interests, will be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred and (c) the Debtors’ obligations with respect to Claims and Preconfirmation Equity Interests will remain unchanged and nothing contained herein will constitute or be deemed a waiver or release of any Claims or Preconfirmation Equity Interests by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors.

I.                                       EFFECT OF CONFIRMATION

1.                                     Vesting of Assets

On the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, the Debtors, their properties and interests in property and their operations will be released from the custody and jurisdiction of the Bankruptcy Court, and all property of the estates of the Debtors will vest in the Reorganized Debtors free and clear of all Claims, Liens, encumbrances, charges and other interests, except as provided in the Plan.  From and after the Effective Date, the Reorganized Debtors may operate their business and may use, acquire and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules or the Local Bankruptcy Rules, subject to the terms and conditions of the Plan.

2.                                     Binding Effect

Subject to the occurrence of the Effective Date, on and after the Confirmation Date, the provisions of the Plan will bind any holder of a Claim against, or Preconfirmation Equity Interest in, the Debtors and such holder’s respective successors and assigns, whether or not the Claim or interests including any Preconfirmation Equity Interest of such holder is impaired under the Plan, whether or not such holder has accepted the Plan and whether or not such holder is entitled to a distribution under the Plan.

3.                                     Discharge of Claims and Termination of Preconfirmation Equity Interests

Except as provided in the Plan, the rights afforded in and the payments and distributions to be made under the Plan will terminate all Preconfirmation SFI Equity Interests and discharge all existing debts and Claims of any kind, nature or description whatsoever against or in the Debtors or any of their assets or properties to the fullest extent permitted by section 1141 of the Bankruptcy Code.  Except as provided in the Plan, upon the Effective Date, all existing Claims against the Debtors and Preconfirmation SFI Equity Interests will be, and will be deemed to be, discharged and terminated, and all holders of such Claims and Preconfirmation SFI Equity Interests will be precluded and enjoined from asserting against the Reorganized Debtors, their successors or assignees or any of their assets or properties, any other or further Claim or Preconfirmation SFI Equity Interest based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date, whether or not such holder has filed a proof of Claim or proof of interest and whether or not the facts or legal bases therefor were known or existed prior to the Effective Date.

4.                                     Discharge of Debtors

Upon the Effective Date, in consideration of the distributions to be made under the Plan and except as otherwise expressly provided in the Plan, each holder (as well as any trustees and agents on behalf of each holder) of a Claim or Preconfirmation SFI Equity Interest and any Affiliate of such holder will be deemed to have forever waived, released and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Preconfirmation SFI Equity Interests, rights and liabilities that arose prior to the Effective Date.  Upon the Effective Date, all such Persons will be forever precluded and enjoined, pursuant to section 524 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Preconfirmation SFI Equity Interest in the Debtors.

5.                                     Exculpation

None of the Exculpated Parties, and the Exculpated Parties’ respective current or former officers, directors, employees, accountants, financial advisors, investment bankers, agents, restructuring advisors and attorneys, and each of their respective agents and representatives (but, in each case, solely in connection with their official capacities in the Reorganization Cases), will have or incur any liability for any Claim, cause of action or other assertion of liability for any act taken or omitted to be taken in connection with, or arising out of, the Reorganization Cases, the formulation, dissemination, confirmation, consummation or administration of the Plan, property to be distributed under the Plan or any other act or omission in connection with the Reorganization Cases, the Plan, the Disclosure Statement or any contract, instrument, document or other agreement related thereto; provided, however, that the foregoing will not affect the liability of any Person that otherwise would result from any such act or omission to the extent such act or omission is determined by a Final Order to have constituted willful misconduct or gross negligence.

6.             Limited Releases

Effective as of the Confirmation Date but subject to the occurrence of the Effective Date, and in consideration of the services of (a) the present and former directors, officers, members, employees, affiliates, agents, financial advisors, restructuring advisors, attorneys and representatives of or to the Debtors who acted in such capacities after the Petition Date; (b) the Prepetition Agent and its affiliates and the other Prepetition Lenders and their affiliates, and each of their respective directors, officers, affiliates, agents, partners, members, representatives, employees, financial advisors, restructuring advisors, attorneys and representatives (the parties set forth in subsections (a) and (b), being the “Released Parties”), the Debtors, their respective chapter 11 estates and the Reorganized Debtors and all holders of Claims that accept the Plan shall release, waive and discharge unconditionally and forever each of the Released Parties from any and all Claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever (including those arising under the Bankruptcy Code), whether known or unknown, foreseen or unforeseen, existing or hereinafter arising in law, equity, or otherwise, based in whole or in part on any act, omission, transaction, event or other occurrence: (i) taking place before the Petition Date in connection with or relating to any of the Debtors or any of their direct or indirect subsidiaries; and (ii) in connection with, related to, or arising out of these Reorganization Cases, the pursuit of confirmation of the Plan, the consummation thereof, the administration thereof or the property to be distributed thereunder; provided that the foregoing shall not operate as a waiver of or release from any causes of action arising out of the willful misconduct or gross negligence of any Released Party.

7.             Avoidance Actions/Objections

Other than any releases granted under the Plan, by the Confirmation Order and by Final Order of the Bankruptcy Court, as applicable, from and after the Effective Date, the Reorganized Debtors will have the right to prosecute any and all avoidance or equitable subordination actions, recovery causes of action and objections to Claims under sections 105, 502, 510, 542 through 551 and 553 of the Bankruptcy Code that belong to the Debtors or Debtors in Possession.

8.             Injunction or Stay

Except as otherwise expressly provided in the Plan or in the Confirmation Order, all Persons or entities who have held, hold or may hold Claims against, or Preconfirmation SFI Equity Interests in, the Debtors are permanently enjoined, from and after the Effective Date, from (a) commencing or continuing in any manner any action or other proceeding of any kind on any such Claim or Preconfirmation SFI Equity Interest against any of the Reorganized Debtors or any of the Released Parties, to the extent of the release provided for in Section 6 hereof, (b) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against any Reorganized Debtor or any of the Released Parties, to the extent of the release provided for in Section 6 hereof, with respect to such Claim or Preconfirmation SFI Equity Interest, (c) creating, perfecting or enforcing any encumbrance of any kind against any Reorganized Debtor or any of the Released Parties, to the extent of the release provided in Section 6 hereof, or against the property or interests in property of any Reorganized Debtor or any of the Released Parties with respect to such Claim or Preconfirmation SFI Equity Interest, (d) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due to any Reorganized Debtor or any of the Released Parties, to the extent of the release provided in Section 6 hereof, or against the property or interests in property of any Reorganized Debtor or any of the Released Parties with respect to such Claim or Preconfirmation SFI Equity Interest and (e) pursuing any Claim released pursuant to the Plan.

Unless otherwise provided in the Confirmation Order, all injunctions or stays arising under or entered during the Reorganization Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, that are in existence on the Confirmation Date will remain in full force and effect until the Effective Date; provided, however, that no such injunction or stay will preclude enforcement of parties’ rights under the Plan and the related documents.

J.             RETENTION OF JURISDICTION

The Bankruptcy Court will have exclusive jurisdiction of all matters arising out of, or related to, the Reorganization Cases and the Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code, including, without limitation:

(a)           To hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases and the allowance of cure amounts and Claims resulting therefrom;

(b)           To determine any and all adversary proceedings, applications and contested matters;

(c)           To hear and determine all applications for compensation and reimbursement of expenses under sections 330, 331 and 503(b) of the Bankruptcy Code;

(d)           To hear and determine any timely objections to, or requests for, estimation of Disputed Administrative Expense Claims and Disputed Claims, in whole or in part;

(e)           To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated;

(f)            To issue such orders in aid of execution of the Plan, to the extent authorized by section 1142 of the Bankruptcy Code;

(g)           To consider any amendments to or modifications of the Plan or to cure any defect or omission, or reconcile any inconsistency, in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

(h)           To hear and determine disputes or issues arising in connection with the interpretation, implementation or enforcement of the Plan, the Confirmation Order, any transactions or payments contemplated thereby, any agreement, instrument or other document governing or relating to any of the foregoing or any settlement approved by the Bankruptcy Court; provided, however, that any dispute arising under or in connection with the Exit Facility or the New Term Loan will be determined in accordance with the governing law designated by such applicable documents;

(i)            To hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code (including, without limitation, any request by the Debtors prior to the Effective Date or request by the Reorganized Debtors after the Effective Date for an expedited determination of tax under section 505(b) of the Bankruptcy Code);

(j)            To hear and determine all disputes involving the existence, scope and nature of the discharges granted under the Plan, the Confirmation Order or the Bankruptcy Code;

(k)           To issue injunctions and effect any other actions that may be necessary or appropriate to restrain interference by any person or entity with the consummation, implementation or enforcement of the Plan, the Confirmation Order or any other order of the Bankruptcy Court;

(l)            To determine such other matters and for such other purposes as may be provided in the Confirmation Order;

(m)          To hear and determine any rights, Claims or causes of action held by or accruing to the Debtors pursuant to the Bankruptcy Code or pursuant to any federal or state statute or legal theory;

(n)           To recover all assets of the Debtors and property of the Debtors’ estates, wherever located;

(o)           To enter a final decree closing the Reorganization Cases; and

(p)           To hear any other matter not inconsistent with the Bankruptcy Code.

K.            MISCELLANEOUS PROVISIONS

1.             Effectuating Documents and Further Transactions

On or before the Effective Date, and without the need for any further order or authority, the Debtors will file with the Bankruptcy Court or execute, as appropriate, such agreements and other documents that are in form and substance satisfactory to them as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.  The Reorganized Debtors are authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan and any securities issued pursuant to the Plan.

2.             Withholding and Reporting Requirements

In connection with the Plan and all instruments issued in connection therewith and distributed thereon, any party issuing any instrument or making any distribution under the Plan will comply with all applicable withholding and reporting requirements imposed by any federal, state or local taxing authority, and all distributions under the Plan will be subject to any such withholding or reporting requirements.  Notwithstanding the above, each holder of an Allowed Claim that is to receive a distribution under the Plan will have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on such holder by any governmental unit, including income, withholding and other tax obligations, on account of such distribution.  Any party issuing any instrument or making any distribution under the Plan has the right, but not the obligation, to not make a distribution until such holder has made arrangements satisfactory to such issuing or disbursing party for payment of any such tax obligations.

3.             Corporate Action

On the Effective Date, all matters provided for under the Plan that would otherwise require approval of the managers or directors of one or more of the Debtors or Reorganized Debtors, as the case may be, will be in effect from and after the Effective Date pursuant to the applicable general corporation law of the states in which the Debtors or the Reorganized Debtors are incorporated or established, without any requirement of further action by the managers or directors of the Debtors or the Reorganized Debtors.  On the Effective Date, or as soon thereafter as is practicable, the Reorganized Debtors will, if required, file their amended articles of organization or certificates of incorporation, as the case may be, with the Secretary of State of the state in which each such entity is (or will be) organized, in accordance with the applicable general business law of each such jurisdiction.

4.             Modification of Plan

Alterations, amendments or modifications of or to the Plan may be proposed in writing by the Debtors at any time prior to the Confirmation Date, but only after consultation with and approval of such alteration, amendment or modification by the Prepetition Agent, provided that the Plan, as altered, amended or modified satisfies the conditions of sections 1122 and 1123 of the Bankruptcy Code and the Debtors have complied with section 1125 of the Bankruptcy Code.  The Plan may be altered, amended or modified at any time after the Confirmation Date and before substantial consummation, but only after consultation with and approval of such alteration, amendment or modification by the Prepetition Agent, provided that the Plan, as altered, amended or modified, satisfies the requirements of sections 1122 and 1123 of the Bankruptcy Code, and the Bankruptcy Court, after notice and a hearing, confirms the Plan, as altered, amended or modified, under section 1129 of the Bankruptcy Code and the circumstances warrant such alterations, amendments or modifications.  A holder of a Claim that has accepted the Plan will be deemed to have accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim of such holder.

Prior to the Effective Date, the Debtors may make appropriate technical adjustments and modifications to the Plan without further order or approval of the Bankruptcy

Court, provided that such technical adjustments and modifications do not adversely affect in a material way the treatment of holders of Claims or Preconfirmation Equity Interests.

5.             Revocation or Withdrawal of the Plan

The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date.  If the Debtors revoke or withdraw the Plan prior to the Confirmation Date, then the Plan will be deemed null and void.  In such event, nothing contained in the Plan will constitute or be deemed a waiver or release of any Claims or Preconfirmation Equity Interests by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors.

6.             Plan Supplement

The Plan Supplement and the documents contained therein will be in form, scope and substance satisfactory to the Debtors and the Participating Lenders, and will be filed with the Bankruptcy Court no later than five (5) Business Days before the deadline for voting to accept or reject the Plan, provided that the documents included therein may thereafter be amended and supplemented prior to execution, so long as no such amendment or supplement materially affects the rights of holders of Claims.  The Plan Supplement and the documents contained therein are incorporated into and made a part of the Plan as if set forth in full therein.

7.             Payment of Statutory Fees

On or before the Effective Date, all fees payable under section 1930 of chapter 123 of title 28 of the United States Code will be paid in Cash.  Following the Effective Date, all such fees will be paid by the applicable Reorganized Debtor until the earlier of the conversion or dismissal of the applicable Reorganization Case under section 1112 of the Bankruptcy Code or the closing of the applicable Reorganization Case pursuant to section 350(a) of the Bankruptcy Code.

8.             Dissolution of the Creditors’ Committee

On the Effective Date, except as provided below, the Creditors’ Committee will be dissolved and the members thereof will be released and discharged of and from all further authority, duties, responsibilities and obligations related to and arising from and in connection with the Reorganization Cases, and the retention or employment of the Creditors’ Committee’s attorneys, accountants and other agents, if any, will terminate, except for purposes of filing and prosecuting applications for final allowances of compensation for professional services rendered and reimbursement of expenses incurred in connection therewith.

9.             Exemption from Transfer Taxes

Pursuant to section 1146(a) of the Bankruptcy Code, the issuance, transfer or exchange of notes or equity securities under or in connection with the Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including, without limitation, the issuance of New

Common Stock, any merger agreements or agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan will not be subject to any stamp, real estate transfer, mortgage recording or other similar tax.

10.           Expedited Tax Determination

The Debtors and the Reorganized Debtors are authorized to request an expedited determination of taxes under section 505(b) of the Bankruptcy Code for any or all returns filed for, or on behalf of, the Debtors for any and all taxable periods (or portions thereof) ending after the Petition Date through and including the Effective Date.

11.           Exhibits/Schedules

All exhibits and schedules to the Plan, including the Plan Supplement, are incorporated into and are a part of the Plan as if set forth in full therein.

12.           Substantial Consummation

On the Effective Date, the Plan will be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

13.           Severability of Plan Provisions

In the event that, prior to the Confirmation Date, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation.  The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable in accordance with its terms.

14.           Governing Law

Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an exhibit to the Plan or Plan Supplement provides otherwise (in which case the governing law specified therein will be applicable to such exhibit), the rights, duties and obligations arising under the Plan will be governed by, and construed and enforced in accordance with, the laws of the State of New York without giving effect to its principles of conflict of laws.

15.           Notices

All notices, requests and demands to or upon the Debtors must be in writing (including by facsimile transmission) to be effective and, unless otherwise expressly provided under the Plan, will be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

SIX FLAGS, INC.
1540 Broadway
New York, NY 10036
Attn: James Coughlin
	Telephone:	(212) 652-9380
	Facsimile:	(212) 354-3089

- and -

PAUL, HASTINGS, JANOFSKY & WALKER LLP
191 North Wacker Drive, 30th Floor
Chicago, Illinois 60606
Telephone: (312) 499-6000
Facsimile: (312) 499-6100
Attn:	Paul E. Harner
Steven T. Catlett

Attorneys for Debtors and Debtors in Possession

VII.  PROJECTIONS AND VALUATION ANALYSIS

A.            CONSOLIDATED CONDENSED PROJECTED FINANCIAL STATEMENTS

1.             Responsibility for and Purpose of the Projections

[TO COME]

2.             Pro Forma Financial Projections

[TO COME]

B.            VALUATION

1.             Overview

[TO COME]

VIII.  CERTAIN FACTORS AFFECTING THE DEBTORS

A.            CERTAIN BANKRUPTCY LAW CONSIDERATIONS

1.             Risk of Non-Confirmation of the Plan of Reorganization

Although the Debtors believe that the Plan will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion or that modifications of the Plan will not be required for confirmation or that such modifications would not necessitate resolicitation of votes.  Moreover, the failure of the Debtors to obtain entry of the Confirmation Order on or before December 31, 2009, would (unless duly waived) constitute a termination event under the Restructuring Agreement that could allow parties to terminate their obligations to support the Plan.

2.             Non-Consensual Confirmation

In the event any impaired class of claims or equity interests does not accept a plan of reorganization, a bankruptcy court may nevertheless confirm such plan at the proponent’s request if at least one impaired class has accepted the plan (with such acceptance being determined without including the vote of any “insider” in such class), and as to each impaired class that has not accepted the plan, the bankruptcy court determines that the plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting impaired Classes.  See Section IX.B.2 below, entitled “CONFIRMATION OF THE PLAN OF REORGANIZATION; Requirements for Confirmation of the Plan of Reorganization; Requirements of Section 1129(b) of the Bankruptcy Code.”  Because Classes 15 (Subordinated Securities Claims), 17 (Preconfirmation SFO Equity Interests), and 18 (Preconfirmation SFI Equity Interests) are deemed to reject the Plan, these requirements must be satisfied with respect to such Classes.  The Debtors believe that the Plan satisfies these requirements.

3.             Risk of Delay in Confirmation of the Plan

Although the Debtors believe that the Effective Date will occur soon after the Confirmation Date, there can be no assurance as to such timing.  Moreover, in connection with the Restructuring Agreement, the Debtors have committed to the achievement of certain milestones, including the following: (i) entry of an order by the Bankruptcy Court approving the Disclosure Statement no later than October 15, 2009 and (ii) an order by the Bankruptcy Court confirming the Plan no later than December 31, 2009.  The failure of the Debtors to achieve these milestones by the dates required under the Restructuring Agreement would (unless duly waived) constitute an event of default under the Restructuring Agreement that could give rise to termination of Participating Lenders’ obligation to support the Plan.

In addition, as with any judicial proceeding, there are risks of unavoidable delay with a chapter 11 proceeding and there are risks of objections from certain stakeholders, including objections from the holders of Unsecured Notes and any Prepetition Lenders that vote to reject the Plan.  Any material delay in the confirmation of the Plan, or the threat of rejection of the Plan by the Bankruptcy Court, would not only add substantial expense and uncertainty to the process, but also would adversely affect the Company’s operations during this period since its operations depend, in substantial part, upon the support of a large group of licensors, lessors, vendors, suppliers, guests, sponsors and employees.  Moreover, the mere filing of a “bankruptcy case,” even, as is the case here, one pursuant to a pre-arranged plan has adverse effects on the business and operations of the Debtors.

B.            ADDITIONAL FACTORS TO BE CONSIDERED

1.             The Debtors Have No Duty to Update

The statements contained in this Disclosure Statement are made by the Debtors as of the date hereof, unless otherwise specified herein, and the delivery of this Disclosure Statement after that date does not imply that there has been no change in the information set forth herein since that date.  The Debtors have no duty to update this Disclosure Statement unless otherwise ordered to do so by the Bankruptcy Court.

2.             No Representations Outside This Disclosure Statement Are Authorized

No representations concerning or related to the Debtors, the Reorganization Cases or the Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in this Disclosure Statement.  Any representations or inducements made to secure your acceptance or rejection of the Plan that are other than as contained in, or included with, this Disclosure Statement should not be relied upon by you in arriving at your decision.

3.             Projections and Other Forward-Looking Statements Are Not Assured, and Actual Results May Vary

Certain of the information contained in this Disclosure Statement is, by nature, forward looking and contains estimates and assumptions which might ultimately prove to be incorrect and projections which may be materially different from actual future experiences.  There are uncertainties associated with any projections and estimates, and the projections and estimates herein should not be considered assurances or guarantees of the amount of funds or the amount of Claims in the various Classes that might be allowed.

4.             The Amount of Claims Could Be More Than Projected

The general Bar Date for filing proofs of Claim has not occurred.  The Allowed amount of Claims in each class could be significantly more than projected, which in turn, could cause the value of distributions to be diluted substantially.  If the Claims asserted against the Debtors exceed projections, it may reduce the value of distributions to the holders of Claims, if applicable.

5.             Debtors Could Withdraw the Plan

Under the Plan, the Debtors could withdraw the Plan with respect to any Debtors and proceed with confirmation of the Plan with respect to any other Debtors.

6.             No Legal or Tax Advice Is Provided to You by This Disclosure Statement

The contents of this Disclosure Statement should not be construed as legal, business or tax advice.  Each creditor or Preconfirmation Equity Interest holder should consult his, her or its own legal counsel and accountant as to legal, tax and other matters concerning his, her or its Claim or Preconfirmation Equity Interest.

This Disclosure Statement is not legal advice to you.  This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Plan or object to confirmation of the Plan.

7.             No Admission Made

Nothing contained herein shall constitute an admission of, or be deemed evidence of, the tax or other legal effects of the Plan on the Debtors or on holders of Claims or Preconfirmation Equity Interests.

8.             Even if the Plan is confirmed, the Debtors will continue to face risks.

The Plan contemplates, among other things, the exchange of New Common Stock for certain Claims against the Debtors.  The Plan is generally designed to reduce the amount of the Company’s indebtedness and cash interest expense and improve its liquidity as well as its financial and operational flexibility in order to generate long-term growth.  Even if the Plan is consummated, the Company will continue to face a number of risks, including certain risks that are beyond its control, such as further deterioration or other changes in economic conditions, changes in its industry, changes in consumer demand for, and acceptance of, its parks and products, inflation in energy and other expenses.  In addition, the Company will continue to face risks related to purchase obligations contained in the Partnership Parks Agreements.  For example, in light of the deterioration in the U.S. economy, investors in the Partnership Parks may “put” a greater amount of their investments to SFI than they otherwise would.  Some of these concerns and effects typically become more acute when a chapter 11 case continues for a protracted period without indication of how or when the case may be completed.  As a result of these risks and others, there is no guaranty that the Plan will achieve its stated goals.

9.             The Debtors’ business may be negatively affected if they are unable to assume key executory contracts.

As described above, the Plan provides for the assumption of all of the Debtors executory contracts and real property leases, except for such leases or contracts that are expressly rejected.  In assuming these executory contracts and leases, the Debtors expect to seek to preserve the benefit and value of these agreements.  In certain situations, including with respect to many of the Debtors’ important licenses and intellectual property, counterparties will have the opportunity to object to the assumption of these executory contracts.  Accordingly, there is a risk that counterparties may object to the Debtors’ assumption of executory contracts (including important licenses and intellectual property), and if those counterparties succeed, the Debtors would lose the benefits of these agreements.  The Debtors believe that many of these contracts, including, without limitation, license agreements for the Warner Bros., DC Comics, Hanna-Barbara and Thomas the Tank Engine and Friends characters, as well as The Wiggles and the Debtors’ sponsorship agreements, are important to the operation of the Company’s parks and the guest experience at those parks.

10.                                 Business Factors and Competitive Conditions

(a)           General Economic Conditions

In their financial projections, the Debtors have assumed that the general economic conditions of the United States economy will improve over the next several years.  The improvement of economic conditions is subject to many factors outside the Debtors’ control, including interest rates, inflation, unemployment rates, consumer spending, war, terrorism and other such factors.  Any one of these or other economic factors could have a significant impact on the operating performance of the Reorganized Debtors.  There is no guaranty that economic conditions will improve, or remain stable, in the near term.

(b)           Business Factors

The Debtors believe that they will succeed in implementing and executing their business plan for the benefit of all constituencies.  However, there are risks that the goals of the Debtors’ going-forward business plan and operational strategies will not be achieved.  In such event, the Debtors may be unable to refinance maturing term debt or be forced to sell all or parts of their business, develop and implement further restructuring plans not contemplated herein or become subject to further insolvency proceedings.  Holders of Claims in Impaired Classes will receive equity in Reorganized SFI under the Plan; however, in the event of further restructurings or insolvency proceedings, the equity interests of such persons could be substantially diluted or even cancelled.

(c)           Puts from Partnership Parks

As noted herein, the holders of Partnership Park LP Interests have the right to issue “put” notices each April.  In April 2009, the aggregate “put” price was approximately $65.5 million, which exceeded the Company’s ability to satisfy such obligations and necessitated the additional financing described in Section III.D of this Disclosure Statement.

The amount of future “puts” could have a material adverse effect on the Reorganized Debtors.  There can be no assurance that the Reorganized Debtors will be able to fund future “put” obligations without additional sources of financing.  Should the Reorganized Debtors be unable to obtain such financing, the business prospects of the Reorganized Debtors could be materially and adversely affected, including, but not limited to, potential loss of the Debtors’ interest in the Partnership Parks.

(d)           Competitive Conditions

The Debtors’ parks compete with other theme, water and amusement parks and with other types of recreational facilities and forms of entertainment, including movies, sports attractions and vacation travel.  The Debtors’ business is also subject to factors that affect the recreation and leisure time industries generally, such as general economic conditions, including relative fuel prices and changes in consumer spending habits. The principal competitive factors of a park include location, price, the uniqueness and perceived quality of the rides and attractions, the atmosphere and cleanliness of the park and the quality of its food and entertainment.  Almost all of the Company’s parks feature “thrill rides.” While the Company carefully maintains the safety of its rides, there are inherent risks involved with these attractions.  An accident or an injury (including water-borne illnesses on water rides) at any of the Company’s parks or at parks operated by its competitors, particularly accidents or injuries that attract media attention, may reduce attendance at the Company’s parks, causing a decrease in revenues.

(e)           Seasonal Operations and Adverse Weather Conditions

The Company’s operations are seasonal.  Approximately 80% of the Company’s annual park attendance and revenue occurs during the second and third calendar quarters of each year.  As a result, when adverse weather conditions or other unforeseeable events that affect attendance at the Company’s parks occur during its operating season, particularly during the peak season of July and August, there is only a limited period of time during which the impact of those conditions or events can be mitigated.  Accordingly, such conditions or events may have a disproportionately adverse effect on the Company’s revenues and cash flow.  In addition, most of the Company’s expenses for maintenance and costs of adding new attractions are incurred when the parks are closed in the mid to late autumn and winter months. For this reason, a sequential quarter to quarter comparison is not a good indication of the Company’s performance or of how it will perform in the future.

Because most of the attractions at the Company’s theme parks are outdoors, attendance at its parks is adversely affected by bad weather and forecasts of bad weather.  The effects of bad weather on attendance can be more pronounced at the Company’s water parks.  Bad weather and forecasts of bad or mixed weather conditions can reduce the number of people who come to the Company’s parks, which negatively affects its revenues. Although the Company believes that its ownership of many parks in different geographic locations reduces the effect that adverse weather can have on its consolidated results, the Company believes that its operating results in certain years were adversely affected by abnormally hot, cold and/or wet weather in a number of its major U.S. markets. In addition, since a number of the Company’s parks are geographically concentrated in the eastern portion of the United States, a weather pattern that affects that area could adversely affect a number of its parks. Also, bad weather and forecasts of bad weather on weekend days have greater negative impact than on weekdays because weekend days are typically peak days for attendance at the Company’s parks.

(f)            Reliance on Employees

A critical asset of the Debtors is their personnel, who have the ability to leave the Debtors and deprive the Debtors of the manpower and expertise essential for performance of the Debtors’ business.  The nature of the Debtors’ business requires the Debtors to be able to recruit, train and continuously improve the performance of their employee base to meet guest service expectations.  Deterioration of the Debtors’ business, loss of a significant number of employees or the inability to hire sufficient numbers of qualified employees could have a material adverse effect on the Reorganized Debtors.

The Debtors’ successful transition through the restructuring process is dependent in part on the ability to retain and motivate their management and employees.  There can be no assurance that the Reorganized Debtors will be able to retain or employ qualified management and personnel.  Should the Reorganized Debtors be unable to retain the services of a large part of their management team, the business prospects of the Reorganized Debtors could be materially and adversely affected.

(g)           Other Factors

Other factors that holders of Claims should consider are potential regulatory and legal developments that may impact the Reorganized Debtors.  Although these and other such factors are beyond the Debtors’ control and cannot be determined in advance, they could have a significant impact on the Reorganized Debtors’ operating performance.

11.                                 Variances from Projections

The fundamental premise of the Plan is the reduction of the Debtors’ debt levels and the implementation and realization of the Debtors’ business plan, as reflected in the Projections contained in this Disclosure Statement.  The Projections reflect numerous assumptions concerning the anticipated future performance of the Reorganized Debtors, some of which may not materialize.  Such assumptions include, among other items, assumptions concerning the general economy, the ability to make necessary capital expenditures, the ability to establish market strength and the ability to stabilize and grow the Company’s customer base and control future operating expenses.  The Debtors believe that the assumptions underlying the projections are reasonable.  However, unanticipated events and circumstances occurring subsequent to the preparation of the Projections may affect the actual financial results of the Reorganized Debtors.  Therefore, the actual results achieved throughout the periods covered by the Projections necessarily will vary from the projected results, and such variations may be material and adverse.

C.                                    CERTAIN TAX MATTERS

For a summary of certain federal income tax consequences of the Plan to holders of Claims and to the Debtors, see Section XI below, entitled “CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN.”

IX.  CONFIRMATION OF THE PLAN OF REORGANIZATION

A.                                    CONFIRMATION HEARING

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after appropriate notice, to hold a hearing on confirmation of a plan of reorganization.  As set forth in the Disclosure Statement Order, the Bankruptcy Court has scheduled the confirmation hearing for [             , 2009].  The confirmation hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of the adjourned date made at the confirmation hearing or any subsequent adjourned confirmation hearing.

Any objection to confirmation of the Plan must be in writing, must conform to the Bankruptcy Rules, must set forth the name of the objector, the nature and amount of Claims or interests held or asserted by the objector against the Debtors’ estate(s) or property, the basis for the objection and the specific grounds therefor, and must be filed with the Bankruptcy Court,

with a copy to Chambers, together with proof of service thereof, and served upon (i) counsel for the Debtors,                                       ) and (ii)                                             , so as to be received no later than 4:00 p.m. (prevailing Eastern Time) on [         ], 2009.

Objections to confirmation of the Plan are governed by Bankruptcy Rule 9014.  UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

B.                                    REQUIREMENTS FOR CONFIRMATION OF THE PLAN OF REORGANIZATION

1.                                       Requirements of Section 1129(a) of the Bankruptcy Code

(a)           General Requirements

At the confirmation hearing, the Bankruptcy Court will determine whether the following confirmation requirements specified in section 1129 of the Bankruptcy Code have been satisfied:

(1)           The Plan complies with the applicable provisions of the Bankruptcy Code.

(2)           The Debtors have complied with the applicable provisions of the Bankruptcy Code.

(3)           The Plan has been proposed in good faith and not by any means proscribed by law.

(4)           Any payment made or promised by the Debtors or by a Person issuing securities or acquiring property under the Plan for services or for costs and expenses in, or in connection with, the Reorganization Cases, or in connection with the Plan and incident to the Reorganization Cases, has been disclosed to the Bankruptcy Court, and any such payment made before confirmation of the Plan is reasonable, or if such payment is to be fixed after confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable.

(5)           The Debtors have disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director or officer of the Debtors, an affiliate of the Debtors participating in a Plan with the Debtors or a successor to the Debtors under the Plan, and the appointment to, or continuance in, such office of such individual is consistent with the interests of creditors and equity holders and with public policy, and the Debtors have disclosed the identity of any insider that will be employed or retained by the Debtors and the nature of any compensation for such insider.

(6)           With respect to each class of claims or equity interests, each holder of an impaired claim or impaired equity interest either has accepted the Plan or will receive or retain under the Plan on account of such holder’s claim or equity interest, property of a value, as of the Effective Date, that is not less than the amount such holder would receive or retain if the Debtors were liquidated on the Effective Date under chapter 7 of the Bankruptcy Code.  See discussion of “Best Interests Test” below.

(7)           Except to the extent the Plan meets the requirements of section 1129(b) of the Bankruptcy Code (discussed below), each class of claims or equity interests has either accepted the Plan or is not impaired under the Plan.

(8)           Except to the extent that the holder of a particular claim has agreed to a different treatment of such claim, the Plan provides that administrative expenses and priority claims other than priority tax claims will be paid in full on the Effective Date and that priority tax claims will receive on account of such claims deferred cash payments, over a period not exceeding six years after the date of assessment of such claims, of a value, as of the Effective Date, equal to the allowed amount of such claims.

(9)           At least one class of impaired claims has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a claim in such class.

(10)         Confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors or any successor to the Debtors under the Plan, unless such liquidation or reorganization is proposed in the Plan.  See discussion of “Feasibility” below.

(11)         The Plan provides for the continuation after the Effective Date of payment of all “retiree benefits” (as defined in section 1114 of the Bankruptcy Code), at the level established pursuant to subsection 1114(e)(1)(B) or 1114(g) of the Bankruptcy Code at any time prior to confirmation of the Plan, for the duration of the period the Debtors have obligated themselves to provide such benefits, if any.

(b)           Best Interests Test

[TO COME]

(c)           Liquidation Analysis

[TO COME]

(d)           Feasibility

The Bankruptcy Code requires a debtor to demonstrate that confirmation of a plan of reorganization is not likely to be followed by the liquidation or the need for further financial reorganization of a debtor unless so provided by the plan of reorganization.  For purposes of determining whether the Plan meets this requirement, the Debtors have analyzed their ability to meet their financial obligations as contemplated thereunder.  As part of this analysis, the Debtors have prepared the projections contained in section VII above, entitled “PROJECTIONS AND VALUATION ANALYSIS,” and in Exhibit C to this Disclosure Statement.

These Projections are based upon the assumption that the Plan will be confirmed by the Bankruptcy Court, and for projection purposes, that the Effective Date of the Plan and its substantial consummation will take place on December 31, 2009.  The Projections include balance sheets, statements of operations and statements of cash flows.  Based upon the Projections, the Debtors believe they will be able to make all payments required to be made pursuant to the Plan.

2.                                       Requirements of Section 1129(b) of the Bankruptcy Code

The Bankruptcy Court may confirm the Plan over the rejection or deemed rejection of the Plan by a class of claims or equity interests if the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to such class.

No Unfair Discrimination.  This test applies to classes of claims or equity interests that are of equal priority and are receiving different treatment under a plan of reorganization.  The test does not require that the treatment be the same or equivalent, but that such treatment be “fair.”

Fair and Equitable Test.  This test applies to classes of different priority (e.g., unsecured versus secured) and includes the general requirement that no class of claims receive more than 100% of the allowed amount of the claims in such class.  As to the dissenting class, the test sets different standards, depending on the type of claims or interests in such class:

•                  Secured Claims.  Each holder of an impaired secured claim either (i) retains its Liens on the property (or if sold, on the proceeds thereof) to the extent of the allowed amount of its secured claim and receives deferred cash payments having a value, as of the effective date of the plan, of at least the allowed amount of such claim or (ii) receives the “indubitable equivalent” of its allowed secured claim.

•                  Unsecured Claims.  Either (i) each holder of an impaired unsecured claim receives or retains under the plan property of a value equal to the amount of its allowed unsecured claim or (ii) the holders of claims and interests that are junior to the claims of the dissenting class will not receive or retain any property under the plan of reorganization.

•                  Equity Interests.  Either (i) each equity interest holder will receive or retain under the plan of reorganization property of a value equal to the greater of (a) the fixed liquidation preference or redemption price, if any, of such stock and (b) the value of the stock or (ii) the holders of interests that are junior to the equity interests of the dissenting class will not receive or retain any property under the plan of reorganization.

The Debtors believe the Plan will satisfy both the “no unfair discrimination” requirement and the “fair and equitable” requirement, notwithstanding that Class 15

(Subordinated Securities Claims), Class 17 (Preconfirmation SFO Equity Interests) and Class 18 (Preconfirmation SFI Equity Interests) are deemed to reject the Plan, because as to such Classes, there is no class of equal priority receiving more favorable treatment and no class that is junior to such a dissenting class will receive or retain any property on account of the claims or equity interests in such class.

X.  ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN OF REORGANIZATION

If the Plan is not confirmed and consummated, the alternatives to the Plan include (i) liquidation of the Debtors under chapter 7 of the Bankruptcy Code and (ii) an alternative chapter 11 plan of reorganization.

A.                                    LIQUIDATION UNDER CHAPTER 7

If no plan can be confirmed, the Debtors’ chapter 11 cases may be converted to cases under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed to liquidate the assets of the Debtors for distribution in accordance with the priorities established by the Bankruptcy Code.  A discussion of the effects that a chapter 7 liquidation would have on the recovery of holders of claims and equity interests and the Debtors’ liquidation analysis are set forth in Section IX above, entitled “CONFIRMATION OF THE PLAN OF REORGANIZATION; Requirements for Confirmation of the Plan of Reorganization; Consensual Confirmation; Best Interests Test.”  The Debtors believe that liquidation under chapter 7 would result in smaller distributions being made to creditors than those provided for in the Plan because of (i) the likelihood that the assets of the Debtors would have to be sold or otherwise disposed of in a less orderly fashion over a shorter period of time, (ii) additional administrative expenses involved in the appointment of a trustee and (iii) additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the Debtors’ operations.  In a chapter 7 liquidation, the Debtors believe that there would be no distribution to the holders of                                Claims or the holders of Preconfirmation Equity Interests.

B.                                    ALTERNATIVE PLAN OF REORGANIZATION

If the Plan is not confirmed, the Debtors (or if the Debtors’ exclusive period in which to file a plan of reorganization has expired, any other party in interest) could attempt to formulate a different chapter 11 plan of reorganization.  Such a plan of reorganization might involve either a reorganization and continuation of the Debtors’ business or an orderly liquidation of their assets under chapter 11.  With respect to an alternative plan, the Debtors have explored various alternatives in connection with the formulation and development of the Plan.  The Debtors believe that the Plan, as described herein, enables creditors and equity holders to realize the most value under the circumstances.  In a liquidation under chapter 11, the Debtors’ assets would be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7, possibly resulting in somewhat greater (but indeterminate) recoveries than would be obtained in chapter 7.  Further, if a trustee were not appointed, because such appointment is not required in a chapter 11 case, the expenses for professional fees would most likely be lower than those incurred in a chapter 7 case.  Although preferable to a chapter 7 liquidation, the Debtors believe that any alternative liquidation under chapter 11 is a much less attractive alternative to creditors and equity holders than the Plan because of the greater return provided by the Plan.

XI.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

The following discussion summarizes certain U.S. federal income tax consequences of the implementation of the Plan to the Debtors and certain holders of Claims.  The following summary is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), Treasury Regulations promulgated thereunder, judicial decisions and published administrative rules and pronouncements of the Internal Revenue Service (the “IRS”), all as in effect on the date hereof.  Changes in such rules or new interpretations thereof may have retroactive effect and could significantly affect the U.S. federal income tax consequences described below.  In addition, this summary does not address foreign, state or local tax consequences of the Plan or federal taxes other than income taxes.  Furthermore, the U.S. federal income tax consequences of the Plan are complex and subject to significant uncertainties. The Debtors have not requested a ruling from the IRS or an opinion of counsel with respect to any of the tax aspects of the Plan.  Thus, no assurance can be given as to the interpretation that the IRS will adopt.

Accordingly, the following summary of certain federal income tax consequences is for informational purposes only and is not a substitute for careful tax planning and advice based upon the individual circumstances of a holder of a Claim or equity interest.

IRS Circular 230 Notice:  To ensure compliance with IRS Circular 230, holders of Claims and Preconfirmation Equity Interests are hereby notified that: (A) any discussion of federal tax issues contained or referred to in this Disclosure Statement is not intended or written to be used, and cannot be used, by holders of Claims and Preconfirmation Equity Interests for the purpose of avoiding penalties that may be imposed on them under the Tax Code; (b) such discussion is written in connection with the promotion or marketing by the Debtors of the transactions or matters addressed herein; and (c) holders of Claims and Preconfirmation Equity Interests should seek advice based on their particular circumstances from an independent tax advisor.

A.                                    CONSEQUENCES TO THE DEBTORS

1.                                       Cancellation of Indebtedness Income

For federal income tax purposes, the Debtors are members of an affiliated group of corporation of which SFI is the common parent (the “Six Flags Group”) and join in the filing of a consolidated federal income tax return.  The Debtors estimate that as of December 31, 2008, the Six Flags Group had consolidated net operating loss carryforwards (“NOLs”) of approximately $1.8 billion.

Pursuant to the Plan, the Debtors’ aggregate outstanding indebtedness will be substantially reduced.  In general, the discharge of a debt obligation for cash and property (including New Common Stock) having a value less than the amount owed gives rise to cancellation of debt (“COD”) income which must be included in the debtor’s taxable income unless one of various exceptions applies.  One such exception is for COD income arising in a bankruptcy proceeding.  Under this exception, the taxpayer does not include the COD income in its taxable income, but must instead reduce the following tax attributes, in the following order, by the amount of COD income: (i) NOLs (beginning with NOLs for the year of the COD income, then the oldest and then next-to-oldest NOLs, and so on), (ii) general business credits, (iii) alternative minimum tax credits, (iii) capital losses, (iv) tax basis of assets (but not below the liabilities remaining after debt cancellation), (v) passive activity losses, and (vi) foreign tax credits.  Alternatively, a debtor may elect to first reduce the basis of its depreciable and amortizable property.  The debtor’s tax attributes are not reduced until after determination of the debtor’s tax liability for the year of the COD income.  Any COD income in excess of available tax attributes is forgiven, but may result in excess loss account recapture income.  The Debtors do not expect to have COD income that  exceeds their available tax attributes.

2.                                       Section 382 Limitation

The issuance of New Common Stock to creditors pursuant to the Plan will result in an “ownership change” of the Debtors under section 382 of the Tax Code.  If a corporation undergoes an “ownership change,” the amount of its pre-change losses and certain other tax attributes that may be utilized to offset future taxable income will be subject to an annual “Section 382 limitation” (unless the Bankruptcy Exception, discussed below, applies).  Any NOLs that are not utilized in a given year because of the Section 382 limitation remain available for use in future years until their normal expiration date, but are subject to the Section 382 limitation in future years.  Subject to certain adjustments, the Section 382 limitation is equal to the value of the corporation’s equity immediately before the ownership change multiplied by the applicable “long-term tax-exempt bond rate,” which is published monthly by the Internal Revenue Service (the “Section 382 Rate”).  The Section 382 Rate is 4.58% for ownership changes in July 2009.  Under one of two special rules for companies in bankruptcy proceedings, the value of the corporation’s equity for purposes of computing the Section 382 limitation is increased to reflect cancellation of debt in the bankruptcy reorganization.  Under this rule, the value of the equity will be the lesser of the value of the New Common Stock immediately after the ownership change or the value of the Debtors’ assets immediately before the ownership change.

The Section 382 limitation is increased by certain built-in income and gains recognized (or treated as recognized) during the five years following an ownership change (up to the total amount of built-in income and gain that existed at the time of the ownership change).  Built-in income for this purpose includes the amount by which our tax depreciation and amortization expense during the five-year period is less than it would have been if our assets had a tax basis on the date of the ownership change equal to their fair market value at such time.  Because most of our assets are theme park assets, which are depreciated on an accelerated basis over a seven-year recovery period, we expect any NOL limitation for the five years following the ownership change to be substantially increased by built-in income.  To the extent the Section 382 limitation exceeds taxable income in a given year, the excess is carried forward and will increase the Section 382 limitation in succeeding taxable years.  Nevertheless, even after being increased by built-in income, the cumulative limitation is expected to be less than the amount of our NOLs.  As a result, a significant amount of our NOLs is expected to expire unused.

An alternate bankruptcy exception applies if qualified creditors acquire 50% of the New Common Stock in exchange for their Claims (the “Bankruptcy Exception”).  However, an election is available for this Bankruptcy Exception not to apply and the Debtors expect to make this election.  If the Bankruptcy Exception applied, the Debtors’ use of pre-change losses would not be subject to the section 382 limitation.  Instead, the Debtors’ NOLs would be reduced by the amount of interest deducted, during the taxable year that includes the Effective Date and the three preceding taxable years, on Claims exchanged for New Common Stock.  If the Bankruptcy Exception applied and a second ownership change occurred during the two-years following the Effective Date, the Debtors NOLs at the time of the second ownership change would be effectively eliminated.

3.                                       Alternative Minimum Tax

Alternative minimum tax (“AMT”) is owed on a corporation’s AMT income, at a 20% tax rate, to the extent the AMT exceeds the corporation’s regular federal income tax.  In computing taxable income for AMT purposes, certain deductions and beneficial allowances are modified or eliminated.  One modification is a limitation on the use of NOLs for AMT purposes.  Specifically, no more than 90% of AMT income can be offset with NOLs (as recomputed for AMT purposes).  Therefore, AMT will be owed in years we have positive AMT income, even if all of our regular taxable income for the year is offset with NOLs.  As a result, our AMT income (before AMT NOLs) in those years will be taxed at a 2% effective federal income tax rate (i.e., 10% of AMT income that cannot be offset with NOLs multiplied by 20% AMT rate).  The amount of AMT we pay will be allowed as a nonrefundable credit against regular federal income tax in future taxable year to the extent regular tax exceeds AMT in such years.

B.                                    FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF CLAIMS

The following discussion is a summary and does not address all of the tax consequences that may be relevant to holders.  Among other things, this summary does not address the U.S. federal income tax consequences of the Plan to holders whose Claims are Unimpaired or who are otherwise entitled to payment in full in Cash under the Plan (e.g., Administrative Expense Claims, and certain Priority Claims).  In addition, this summary does not address foreign, state or local tax consequences of the Plan or federal taxes other than income taxes, nor does this discussion address the income tax consequences of the Plan to special classes of taxpayers (such as broker-dealers, banks, mutual funds, insurance companies, other financial institutions, small business investment companies, regulated investment companies, tax-exempt organizations, persons holding an interest as part of an integrated constructive sale or straddle, persons whose Claims are not held as a capital asset and investors in pass-through entities that hold Claims or interests).  This summary also does not address tax consequences to secondary purchasers of Term Loans or New Common Stock.  Finally, this summary does not discuss the tax consequences of the Plan to holders that are not U.S. persons.  A “Non-U.S. person” is any person or entity (other than a partnership) that is not a U.S. person.  For purposes of this discussion, a “U.S. person” is:

•                  an individual who is a U.S. citizen or U.S. resident alien;

•                  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•                  an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•                  a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

The tax treatment of a partner (or other owner) of a partnership (or other pass-through entity) generally will depend upon the status of the partner or owner and the activities of the partnership or other entity.  U.S. persons who are owners of a partnership or other pass-through entity that hold Claims or interests should consult their tax advisors regarding the tax consequences of the Plan.

Unless otherwise noted below, the term “Holder” shall mean a holder of an Unsecured Notes Claim, General Unsecured Claim, or Prepetition Credit Agreement Claim that is a U.S. person.  The U.S. federal income tax consequences of the Plan to Holders of Unsecured Note Claims, General Unsecured Claims, and Prepetition Credit Agreement Claims will depend upon, among other things, (1) the manner in which a Holder acquired its Claim; (2) the length of time the Claim was held; (3) whether the Claim was acquired at a discount; (4) whether the Holder has claimed a bad debt deduction with respect to the Claim (or any portion thereof); (5) whether the Holder has previously included in income accrued but unpaid interest on the Claim; (6) the method of tax accounting used by the Holder; (7) whether the Claim is an installment obligation for U.S. federal income tax purposes; and (8) whether the Claim is a “security” for federal income tax purposes.

The term “security” is not defined in the Tax Code or applicable Treasury Regulations.  The determination of whether a particular debt constitutes a “security” generally depends on an overall evaluation of the nature of the original debt.  One of the most significant factors is the original term of the debt.  In general, debt obligations issued with a weighted average maturity at issuance of five years or less (e.g., trade debt and revolving credit obligations) do not constitute securities, whereas debt obligations with a weighted average maturity at issuance of ten years or more constitute securities.  Due to the lack of clear guidance on this issue, it is not certain whether the Unsecured Notes would be treated as securities.  Holders of Unsecured Notes Claims should consult their tax advisors as whether their Unsecured Note Claims would be treated as “securities” for U.S. federal income tax purposes.

Holders of Unsecured Notes Claims, General Unsecured Claims or Prepetition Credit Agreement Claims may be entitled to a bad debt deduction, either in the taxable year of the Effective Date or a prior taxable year, with respect to their Claims, to the extent permitted under the Holder’s method of accounting.  Holders should consult their tax advisors with respect to the availability of a bad debt deduction.

1.                                       Consequences to Holders of Unsecured Notes Claims Against SFI

Pursuant to the Plan, SFI will issue New Common Stock in exchange for Unsecured Notes Claims against SFI (“SFI Notes Claims”).  Whether Holders of the SFI Notes Claims will recognize gain or loss on this exchange depends on whether the Unsecured Notes against SFI are “securities” for U.S. federal income tax purpose.  If they are “securities,” the exchange will be a tax-free “recapitalization” and Holders will not recognize gain or loss for U.S. federal income tax purposes, except to the extent, if any, that New Common Stock is received in respect of a SFI Notes Claim for accrued but unpaid interest that the Holder had not previously included in income (see discussion below — “Distributions in respect of Accrued But Unpaid Interest”).  A Holder’s initial tax basis and holding period in New Common Stock received in a tax-free recapitalization (other than as accrued but unpaid interest) will be equal to the Holder’s adjusted tax basis and will include the Holder’s holding period in its SFI Notes Claims against SFI (other than Claims for accrued interest).

If the SFI Notes Claims do not constitute “securities” for U.S. federal income tax purposes, the exchange for New Common Stock will be a taxable transaction and Holders will recognize gain or loss equal to the difference between the fair market value of the New Common Stock (other than New Common Stock received in payment of accrued but unpaid interest) and the adjusted tax basis of their SFI Notes Claims (other than any portion of such basis attributable to accrued but unpaid interest).   A Holder’s adjusted tax basis in the SFI Notes Claims generally will be the amount paid for such Claims, increased by any original issue discount (“OID”) included in income by the Holder and reduced by payments of principal and accrued OID.  The gain or loss generally will be capital gain or loss if the SFI Notes Claims are held as a capital asset (subject to the “market discount” rules discussed below) and will be long-term if the SFI Notes Claims were held for more than one year.  Capital gain of a non-corporate Holder is eligible for reduced capital gain tax rates.  The deductibility of capital losses is subject to limitations.  If any portion of the New Common Stock is attributable to accrued but unpaid interest or OID that was not previously included in income by the Holder, the Holder will have ordinary interest income equal to the fair market value of such New Common Stock, as discussed below in “Distributions in respect of Accrued But Unpaid Interest.”  The Holder’s initial tax basis in the New Common Stock received in the exchange will be equal to the fair market value of the New Common Stock on the Effective Date and the holding period will begin on the day after the Effective Date.

2.                                       Consequences to Holders of General Unsecured SFI Claims and General Unsecured SFO Claims

Pursuant to the Plan, SFI will issue New Common Stock to Holders of General Unsecured SFI Claims and SFO will distribute New Common Stock to Holders of General Unsecured SFO Claims.  Holders of General Unsecured SFI Claims and General Unsecured SFO Claims will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the fair market value of the New Common Stock they receive and any adjusted tax basis they have in their Claims.  A Holder’s initial tax basis in the New Common Stock received for its Claim will be equal to the fair market value of the New Common Stock on the Effective Date and the holding period will begin on the day after the Effective Date.  Whether the gain or loss will be capital gain or loss will depend on whether such General Unsecured Claims are held as a capital asset and whether the gain will be long-term capital gain or loss will depend on whether the Claims were held for more than on year.  Capital gain of a non-corporate Holder is eligible to be taxed at reduced rates.  The deductibility of capital losses is subject to limitations.

3.                                       Consequences to Holders of 2016 Notes Claims

Pursuant to the Plan, SFO will distribute New Common Stock to Holders of 2016 Notes Claims.  The exchange of 2016 Notes Claims for New Common Stock pursuant to the Plan will be a taxable transaction.  Holders will recognize gain or loss equal to the difference between the fair market value of the New Common Stock they receive (other than New Common Stock received in payment of accrued but unpaid interest) and the adjusted tax basis of their 2016 Notes Claims (other than any portion of such basis attributable to accrued but unpaid interest).  A Holder’s adjusted tax basis in the 2016 Notes Claims generally will be the amount paid for such Claims, increased by any OID included in income by the Holder and reduced by payments of principal and accrued OID.  The gain or loss generally will be capital gain or loss (subject to the “market discount” rules discussed below) if the 2016 Notes Claims are held as a capital asset and will be long-term if the 2016 Notes Claims were held for more than one year.  Capital gain of a non-corporate Holder is eligible for reduced capital gain tax rates.  The deductibility of capital losses is subject to limitations.  If any portion of the New Common Stock is allocable to accrued but unpaid interest that was not previously included in income by the Holder, the Holder will have ordinary interest income equal to the fair market value of such New Common Stock, as discussed below in “Distributions in respect of Accrued But Unpaid Interest.”  The Holder’s initial tax basis in the New Common Stock received in the exchange will be equal to the fair market value of the New Common Stock on the Effective Date and the Holder’s holding period will begin on the day after the Effective Date.

4.                                       Consequences to Holders of Prepetition Credit Agreement Claims

Pursuant to the Plan, SFTP will issue Term Loans and will distribute New Common Stock to Holders of Prepetition Credit Agreement Claims (including swap obligations) in exchange for their Claims.  The exchange of Prepetition Credit Agreement Claims for Term Loans will be treated for U.S. federal income tax purposes as a sale or exchange if the Term Loans are materially different in kind and extent from the Prepetition Credit Agreement Claims to an extent sufficient to constitute a “significant modification” for U.S. federal income tax purposes.  Treasury Regulations (the “Modification Regulations”) provide that a change in the yield of a debt instrument is a significant modification if the yield changes by more than 25 basis points (or, if greater, 5% of the original yield).  The exchange of Prepetition Credit Agreement Claims for the Term Loans is expected to result in a change in yield that is a significant modification under the Modification Regulations.  Consequently, the exchange of a Prepetition Credit Agreement Claim for the Term Loans and the New Common Stock should be treated as a sale or exchange.

If the Prepetition Credit Agreement Claims and the Term Loans are treated as “securities” for U.S. federal income tax purposes, as discussed above, the exchange will be a recapitalization and Holders will recognize gain, but not loss, for U.S. federal income tax purposes, equal to the lesser of their overall gain on the exchange of their Prepetition Credit Agreement Claims or the value of the New Common Stock they receive.  Their overall gain on the exchange will be equal to the excess of the sum of the fair market value of the New Common Stock and the “issue price” (described below) of the Term Loans they receive (except any portion of such Stock or Loans which is attributable to accrued but unpaid interest) over their adjusted tax basis in their Prepetition Credit Agreement Claims (other than any portion of such basis which is attributable to Claims for accrued but unpaid interest).  A Holder’s adjusted tax basis in the Prepetition Credit Agreement Claims (other than Claims for accrued but unpaid interest) generally will be the amount paid for such Claims, reduced by principal payments on such Claims.  The gain generally would be capital gain (subject to the “market discount” rules discussed below) if the Prepetition Credit Agreement Claims were held as a capital asset and would be long-term capital gain if the Prepetition Credit Agreement Claims were held for more than one year.  Capital gain of a non-corporate Holder is eligible to be taxed at reduced rates.  A Holder’s initial tax basis in the New Common Stock received in the exchange (other than any portion of such basis which is attributable to Claims for accrued but unpaid interest) will be equal to the fair market value of such New Common Stock on the Effective Date and the Holder’s holding period in the New Common Stock will begin on the day after the Effective Date.  The Holder’s adjusted tax basis in the Term Loans (other than Term Loans received in payment of accrued but unpaid interest) will be the Holder’s adjusted tax basis in the Prepetition Credit Agreement Claims, reduced by the fair market value of the New Common Stock received, and increased by the gain recognized on the exchange.  To the extent Term Loans or New Common Stock are received in payment of accrued but unpaid interest on Prepetition Credit Agreement Claims and that the Holder had not previously included such interest in income, the Holder will have ordinary interest income as discussed below in “Distributions in respect of Accrued But Unpaid Interest.”

If either the Prepetition Credit Agreement Claims or the Term Loans are not “securities,” Holders will recognize gain or loss on the exchange equal to the difference between their “amount realized” in the exchange and their adjusted tax basis in their Prepetition Credit Agreement Claims.  Their amount realized will be the sum of the fair market value of the New Common Stock and the “issue price” of the Term Loans they receive (other than any portion of such Stock or Loans received in payment of accrued but unpaid interest).  The issue price of the Term Loans will depend on whether the Prepetition Credit Agreement Claims or Term Loans are publicly traded.  Debt instruments are considered to be publicly traded if they are traded on an established market during the 60-day period ending 30 days after the date of the exchange. A debt instrument is considered to be traded on an established market if it is listed on a major securities exchange, appears on a quotation medium of general circulation or otherwise is readily quotable by dealers, brokers or traders (subject to certain exceptions).  If the Term Loans are publicly traded, the issue price of the Term Loans would be their fair market value at the time of the exchange.  If the Term Loans are not publicly traded, but the Prepetition Credit Agreement Claims are publicly traded, the issue price of the Term Loans would be the fair market value of the Prepetition Credit Agreement Claims at the time of the exchange.  If neither the Term Loans nor the Prepetition Credit Agreement Claims are publicly traded, the issue price of the Term Loans would be their stated principal amount.  A Holder’s adjusted tax basis in the Prepetition Credit Agreement Claims (other than Claims for accrued but unpaid interest) would be the amount paid for such Claims, reduced by principal payments received by the Holder.  A Holder’s gain or loss on the exchange would be capital gain (subject to the “market discount” rules discussed below) if the Prepetition Credit Agreement Claims were held as a capital asset and would be long-term capital gain or loss if the Holder held the Prepetition Credit Agreement

Claims for more than one year on the date of the exchange.  To the extent Term Loans or New Common Stock are received in payment of a Claim for accrued but unpaid interest, the Holder would have ordinary interest income as discussed below in “Distributions in respect of Accrued But Unpaid Interest.”  The Holder’s initial tax basis in the New Common Stock received in the exchange will be equal to the fair market value of the New Common Stock on the Effective Date.  The Holder’s initial tax basis in the Term Loans received in the exchange will be equal to the issue price of the Term Loans on the Effective Date.  The Holder’s holding period in the Term Loans and the New Common Stock will begin on the day after the Effective Date.

The Term Loans will provide that SFTP may, at its option, pay a portion of the interest by issuing additional Term Loans.  Consequently, the Term Loans will accrue OID for U.S. federal income tax purposes.  Furthermore, if the Term Loans are publicly traded (as described above), their issue price will be their fair market value at the time of the exchange.  Or, if the Term Loans are not publicly traded but the Preconfirmation Credit Agreement Claims are publicly traded, the issue price of the Term Loans will be the fair market value of the Preconfirmation Credit Agreement Claims at the time of the exchange.  The Term Loans will have OID to the extent that their issue price is less than their “stated redemption price at maturity” (by more than a de minimis amount).  The “stated redemption price at maturity” is the sum of all payments on the debt other than “qualified stated interest” (which, in general, is stated interest that is unconditionally payable at least annually in cash).  Holders of Term Loans that are issued with OID will be required to include the OID in income over the term on the debt at a constant yield, regardless of whether the Holder is a cash or accrual method taxpayer and regardless of whether the Holder receives any cash.  Any OID that a Holder includes in income will increase the Holder’s basis in the Term Loans.  A Holder will not be separately taxed on cash payments of interest that have already been included in income under the OID rules, but such payments will reduce the Holder’s tax basis in the Term Loans.  Holders of Term Loans are urged to consult their tax advisors concerning the application of the OID rules to the Term Loans.

5.                                       Distributions in Respect of Accrued but Unpaid Interest

The receipt of consideration (including New Common Stock) attributable to a Claim for accrued but unpaid interest or OID will be taxed as interest income if the Holder did not previously include the accrued interest in income for U.S. federal income tax purposes.  Conversely, a Holder recognizes a deductible loss to the extent accrued interest that was previously included in income for U.S. federal income tax purposes is not paid in full.  It is uncertain whether an ordinary loss deduction is allowable for OID that was previously included in income for U.S. federal income tax purposes and is not paid in full.  The IRS has taken the position that a holder of a security, in an otherwise tax-free exchange, cannot claim a current deduction for unpaid OID.   The IRS may also take the position that the security holder would recognize a capital loss, rather than an ordinary loss, in a taxable exchange in which OID that was previously included in income is not paid in full.

Consistent with the Plan, for U.S. federal income tax purposes, the Debtors intend to allocate Plan consideration first to the principal amount of a Holder’s Claim, as determined for U.S. federal income tax purposes and, only when such principal amount has been paid in full, to accrued interest or OID, if any, on the Claim.  However, there is no assurance such allocation will be respected by the IRS.  Holders are urged to consult their tax advisors regarding the allocation of consideration received under the Plan between principal and interest.

6.                                       Market Discount and Premium

If an Unsecured Note or Prepetition Credit Agreement Claim was purchased by a Holder at a discount (i.e., for less than the amount owed or, if the Unsecured Note has OID, for less than its adjusted issue price) and the discount was not de minimis (i.e., was more than 0.25% of the amount owed for each remaining year until maturity), the discount would be treated as “market discount,” which would accrue over the remaining term of the debt.  If the Holder did not elect to include the market discount in income as it accrued, gain realized by the Holder on a taxable disposition of the Unsecured Notes or Prepetition Credit Agreement Claims, including a taxable disposition pursuant to the Plan, would be treated as ordinary income to the extent of the market discount that accrued while the Unsecured Notes or Prepetition Credit Agreement Claims were held by the Holder.  If the Holder made an election to include market discount in income as it accrued, the holder’s adjusted basis in the Unsecured Notes or the Prepetition Credit Agreement Claims would be increased by the market discount that was included in income by the Holder.  If the Unsecured Notes or Prepetition Credit Agreement Claims that were acquired with market discount are exchanged in a tax-free transaction (including a tax-free exchange pursuant to the Plan) any market discount that had accrued up to the time of the exchange but was not previously taken into account by the Holder would carry over to the property (for example, the New Common Stock) received in the exchange.

If an Unsecured Note or Prepetition Credit Agreement Claim was purchased by a Holder for more than the amount owed, the excess would be treated as amortizable bond premium.  A Holder could have elected to amortize such bond premium as an offset against its interest income on the Unsecured Notes or Prepetition Credit Agreement Claims, in which case the Holder’s adjusted basis in the Unsecured Notes or Prepetition Credit Agreement Claims would have been reduced as the bond premium was amortized.

Holders should consult their tax advisors concerning the tax consequences to them of market discount or premium with respect to Unsecured Notes Claims or Prepetition Credit Agreement Claims.

7.                                       Consequences to Holders of Preconfirmation SFI Equity Interests

A “worthless stock deduction” is allowed to a shareholder for the taxable year in which an identifiable event occurs that establishes the worthlessness of the stock.  If not previously satisfied, the “worthlessness” requirement generally would be satisfied when a debtor corporation’s stock is cancelled without consideration pursuant to a plan of reorganization.  Pursuant to the Plan, all Preconfirmation SFI Equity Interests are being extinguished without consideration.  Therefore, a holder of Preconfirmation SFI Equity Interests would be allowed a “worthless stock deduction” in an amount equal to the holder’s adjusted basis in its Preconfirmation SFI Equity Interests (unless the holder previously claimed a worthless stock deduction with respect to the Preconfirmation SFI Equity Interests and assuming the taxable year that includes the Effective Date is the one in which the Preconfirmation SFI Equity Interests first become worthless).  If the holder held the Preconfirmation SFI Equity Interest as a capital asset, the loss will be treated as a capital loss.  Capital losses are subject to limitations.  The capital loss will be long-term if the Preconfirmation SFI Equity Interest was held for more than one year and otherwise will be short-term.

C.                                    INFORMATION REPORTING AND WITHHOLDING

Distributions under the Plan are subject to applicable tax reporting and withholding.  Under U.S. federal income tax law, interest, dividends and other reportable payments may, under certain circumstances, be subject to “backup withholding” at then applicable rates (currently 28%).  Backup withholding generally applies if the Holder (a) fails to furnish its social security number or other taxpayer identification number (“TIN”), (b) furnishes an incorrect TIN, (c) fails properly to report interest or dividends or (d) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN it provided is correct and that it is a United States person that is not subject to backup withholding.  Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax, provided the required information is timely provided to the IRS.  Certain persons are exempt from backup withholding, including, in most circumstances, corporations and financial institutions.

Treasury Regulations generally require a taxpayer to disclose certain transactions on its U.S. federal income tax return, including, among others, certain transactions that result in a taxpayer claiming a loss in excess of a specified threshold.  Holders are urged to consult their tax advisors as to whether the transactions contemplated by the Plan would be subject to these or other disclosure or information reporting requirements.

The foregoing summary is provided for informational purposes only.  Holders of Claims are urged to consult their tax advisors concerning the federal, state, local and foreign tax consequences of the Plan.

XII.  CONCLUSION

The Debtors believe that confirmation and implementation of the Plan is in the best interests of all creditors, and urge holders of Impaired Claims in Class 4, Class 5, Class 6, Class 8, Class 9, Class 10, Class 11, Class 12, Class 13, Class 14, Class 15, Class 17 and Class 18 to vote to accept the Plan and to evidence such acceptance by returning their ballots so that they will be received no later than 4:00 p.m. (prevailing Eastern Time) on             , 2009.

Dated:                 , 2009

Respectfully submitted,

SIX FLAGS, INC.

By:	/s/ Jeffrey R. Speed
Name: Jeffrey R. Speed
Title: Chief Financial Officer

PAUL, HASTINGS, JANOFSKY & WALKER LLP

By:	/s/ Paul Harner
Paul E. Harner
191 North Wacker Drive, 30th Floor
Chicago, Illinois 60606
Telephone: (312) 499-6000
Facsimile: (312) 499-6100

Attorneys for Debtors and Debtors in Possession

Exhibit A

Debtors’ Joint Chapter 11 Plan

A-1

IN THE UNITED STATES BANKRUPTCY COURT
DISTRICT OF DELAWARE

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:
In re	:	Chapter 11
:
Premier International Holdings Inc., et al.,	:	Case No. 09-12019 (CSS)
:
Debtors.	:	(Jointly Administered)
:
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DEBTORS’ JOINT PLAN OF REORGANIZATION
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Six Flags, Inc. and its affiliated debtors(1) propose the following chapter 11 plan pursuant to section 1121(a) of the Bankruptcy Code:

ARTICLE I
DEFINITIONS AND INTERPRETATION

A.            Definitions.

As used in the Plan, the following terms shall have the respective meanings specified below and be equally applicable to the singular and plural of terms defined:

1.1           2010 Notes means those certain 8.875% unsecured notes due 2010 and issued by SFI under the 2010 Notes Indenture.

1.2           2010 Notes Indenture means that certain indenture, dated February 11, 2002 between SFI and The Bank of New York, pursuant to which the 2010 Notes were issued, as amended from time to time.

1.3           2013 Notes means those certain 9.75% unsecured notes due 2013 and issued by SFI under the 2013 Notes Indenture.

1.4           2013 Notes Indenture means that certain indenture, dated April 16, 2003, between SFI and The Bank of New York, pursuant to which the 2013 Notes were issued, as amended from time to time.

1.5           2014 Notes means those certain 9.65% unsecured notes due 2014 and issued by SFI under the 2014 Notes Indenture.

(1)           All of the Debtors are identified in section 1.37 of the Plan.

1.6           2014 Notes Indenture means that certain indenture, dated December 5, 2003, between SFI and The Bank of New York, pursuant to which the 2014 Notes were issued, as amended from time to time.

1.7           2015 Notes means those certain 4.5% convertible unsecured notes due 2015 and issued by SFI under the 2015 Notes Indenture.

1.8           2015 Notes Indenture means, together, that certain indenture, dated June 30, 1999, and that certain second supplemental indenture, dated November 19, 2004, between SFI and The Bank of New York, pursuant to which the 2015 Notes were issued, each as amended from time to time.

1.9           2016 Notes means those certain 12.25% unsecured notes due 2016 and issued by SFO under the 2016 Notes Indenture.

1.10         2016 Notes SFI Guaranty means that certain guaranty of the 2016 Notes by SFI.

1.11         2016 Notes Indenture means that certain indenture, dated December 5, 2003, between SFO, as issuer, SFI, as guarantor, and HSBC Bank USA, N.A., as trustee, pursuant to which the 2016 Notes were issued, as amended from time to time.

1.12         Acquisition Parties means SFOG Acquisition A, Inc., SFOG Acquisition B, L.L.C., SFOT Acquisition I, Inc., and SFOT Acquisition II, Inc.

1.13         Administrative Expense Claim means any right to payment constituting a cost or expense of administration of the Reorganization Cases Allowed under sections 330, 503(b), 507(a)(2) and 507(b) of the Bankruptcy Code, including, without limitation, (a) any actual and necessary costs and expenses of preserving the Debtors’ estates, (b) any actual and necessary costs and expenses of operating the Debtors’ businesses, (c) any indebtedness or obligations incurred or assumed by the Debtors in Possession during the Reorganization Cases, (d) Claims, pursuant to section 503(b)(9) of the Bankruptcy Code, for the value of goods received by the Debtors in the 20 days immediately prior to the Petition Date and sold to the Debtors in the ordinary course of the Debtors’ businesses, (e) any compensation for professional services rendered and reimbursement of expenses incurred, and (f) all reasonable and customary fees and expenses of the Indenture Trustee, as provided in the Unsecured Notes Indentures, without the need for application to or approval of the Bankruptcy Court.  Any fees or charges assessed against the estates of the Debtors under section 1930 of chapter 123 of title 28 of the United States Code are excluded from the definition of Administrative Expense Claim and shall be paid in accordance with section VI.K.7 of the Plan.

1.14         Affiliate has the meaning set forth in section 101(2) of the Bankruptcy Code.

1.15         Allowed means, with reference to any Claim against the Debtors, (a) any Claim that has been listed by the Debtors in the Schedules (as such Schedules may be amended by the Debtors from time to time in accordance with Bankruptcy Rule 1009) as liquidated in amount and not Disputed or Contingent, and for which no contrary proof of Claim has been filed,

(b) any timely filed proof of Claim as to which no objection to the allowance thereof, or action to equitably subordinate or otherwise limit recovery with respect thereto, has been interposed within the applicable period of limitation fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules or a Final Order, or as to which an objection has been interposed and such Claim has been allowed in whole or in part by a Final Order, (c) any Claim expressly allowed by a Final Order or under the Plan, (d) any Claim that is compromised, settled or otherwise resolved pursuant to a Final Order of the Bankruptcy Court or the authority granted the Reorganized Debtors under section VI.E.5 of the Plan; provided, however, that Claims allowed solely for the purpose of voting to accept or reject the Plan pursuant to an order of the Bankruptcy Court shall not be considered “Allowed Claims.”  Unless otherwise specified in the Plan or by order of the Bankruptcy Court, (i) “Allowed Administrative Expense Claim” or “Allowed Claim” shall not, for any purpose under the Plan, include interest on such Claim from and after the Petition Date, and (ii) “Allowed Claim” shall not include any Claim subject to disallowance in accordance with section 502(d) of the Bankruptcy Code.  For purposes of determining the amount of an “Allowed Claim” or an “Allowed Administrative Expense Claim,” there shall be deducted therefrom an amount equal to the amount of any claim which the Debtors may hold against the holder thereof, to the extent such claim may be set off pursuant to applicable bankruptcy and nonbankruptcy law.

1.16         Ballot means the form distributed to each holder of an Impaired Claim or Preconfirmation Equity Interest that is entitled to vote to accept or reject the Plan on which is to be indicated an acceptance or rejection of the Plan.

1.17         Bankruptcy Code means title 11 of the United States Code, as amended from time to time, as applicable to the Reorganization Cases.

1.18         Bankruptcy Court means the United States Bankruptcy Court for the District of Delaware or any other court of the United States having jurisdiction over the Reorganization Cases.

1.19         Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, as amended from time to time.

1.20         Benefit Plans means all employee benefit plans, policies and programs sponsored by any of the Debtors, including, without limitation, all incentive and bonus arrangements, medical and health insurance, life insurance, dental insurance, disability benefits and coverage, leave of absence, savings plans, retirement pension plans and retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code).

1.21         Business Day means any day other than a Saturday, Sunday, or a “legal holiday” set forth in Bankruptcy Rule 9006(a).

1.22         Cash means legal tender of the United States of America.

1.23         Causes of Action means all actions, causes of action, Claims, liabilities, obligations, rights, suits, debts, damages, judgments, remedies, demands, setoffs, defenses, recoupments, crossclaims, counterclaims, third-party claims, indemnity claims, contribution claims or any other claims, whether disputed or undisputed, suspected or unsuspected, foreseen or unforeseen, direct or indirect, choate or inchoate, existing or hereafter arising, and whether arising in law, equity or otherwise, based in whole or in part upon any act or omission or other event occurring prior to the Petition Date or during the course of the Reorganization Cases, including through the Effective Date.

1.24         Claim means a claim, as defined in section 101(5) of the Bankruptcy Code, against a Debtor.

1.25         Class means a category of holders of Claims or Preconfirmation Equity Interests set forth in Article IV of the Plan.

1.26         Collateral means any property or interest in property of the estates of the Debtors subject to a Lien, charge or other encumbrance to secure the payment or performance of a Claim, which Lien, charge or other encumbrance is not subject to avoidance or otherwise invalid under the Bankruptcy Code or applicable state law.

1.27         Company means SFI and all of its Debtor and non-Debtor subsidiaries.

1.28         Confirmation Date means the date on which the clerk of the Bankruptcy Court enters the Confirmation Order on the docket.

1.29         Confirmation Hearing means the hearing conducted by the Bankruptcy Court pursuant to section 1128(a) of the Bankruptcy Code to consider confirmation of the Plan, as such hearing may be adjourned or continued from time to time.

1.30         Confirmation Order means the order of the Bankruptcy Court, in form and substance reasonably satisfactory to the Supermajority Participating Lenders (as defined in the Plan Support Agreement), confirming the Plan.

1.31         Contingent Claim means any Claim, the liability for which attaches or is dependent upon the occurrence or happening of, or is triggered by, an event, which event has not yet occurred, happened or been triggered as of the date on which such Claim is sought to be estimated or an objection to such Claim is filed, whether or not such event is within the actual or presumed contemplation of the holder of such Claim and whether or not a relationship between the holder of such Claim and the applicable Debtor now or hereafter exists or previously existed.

1.32         Creditors’ Committee means the committee of unsecured creditors appointed in the Reorganization Cases pursuant to section 1102(a) of the Bankruptcy Code.

1.33         Debtors means each of Six Flags, Inc., Astroworld GP LLC, Astroworld LP, Astroworld LP LLC, Fiesta Texas Inc., Funtime, Inc., Funtime Parks, Inc., Great America LLC, Great Escape Holding Inc., Great Escape Rides L.P., Great Escape Theme Park L.P., Hurricane Harbor GP LLC, Hurricane Harbor LP, Hurricane Harbor LP LLC, KKI, LLC, Magic Mountain LLC, Park Management Corp., PP Data Services Inc., Premier International Holdings Inc., Premier Parks of Colorado Inc., Premier Parks Holdings Inc., Premier Waterworld Sacramento Inc., Riverside Park Enterprises, Inc., SF HWP Management LLC, SFJ Management Inc., SFRCC Corp., Six Flags America LP, Six Flags America Property Corporation, Six Flags

Great Adventure LLC, Six Flags Great Escape L.P., Six Flags Operations Inc., Six Flags Services, Inc., Six Flags Services of Illinois, Inc., Six Flags St. Louis LLC, Six Flags Theme Parks Inc., South Street Holdings LLC, and Stuart Amusement Company.

1.34         Debtors in Possession means the Debtors in their capacity as debtors in possession in the Reorganization Cases under sections 1107(a) and 1108 of the Bankruptcy Code.

1.35         Disbursing Agent means Reorganized SFI or any other entity in its capacity as a disbursing agent under sections 6.5 and 6.7 of the Plan.

1.36         Disclosure Statement means that certain disclosure statement relating to the Plan, including, without limitation, all exhibits and schedules thereto, as the same may be amended, supplemented or otherwise modified from time to time, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

1.37         Disclosure Statement Order means the order of the Bankruptcy Court, in form and substance reasonably satisfactory to the Supermajority Participating Lenders (as defined in the Plan Support Agreement), approving, among other things, the Disclosure Statement and establishing certain procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan.

1.38         Disputed means, with reference to any Claim or portion thereof, any Claim against any Debtor which such Debtor believes is unliquidated, disputed or contingent, and which has not become Allowed in accordance with the Plan.

1.39         Distribution Date means the earliest of the following dates that occurs after any Claim is Allowed: (a) the Effective Date, or as soon thereafter as is practicable, (b) a Subsequent Distribution Date, or (c) a Final Distribution Date.

1.40         Distribution Pro Rata Share means, with respect to any distribution of newly issued New Common Stock to the holders of Allowed SFO Unsecured Claims or Allowed SFI Unsecured Claims, the ratio (expressed as a percentage) that the Allowed amount of such Allowed SFO Unsecured Claim or Allowed SFI Unsecured Claim, as applicable, bears to the aggregate amount of all Allowed SFO Unsecured Claims or Allowed SFI Unsecured Claims, as applicable, on each Distribution Date following such Claim’s allowance, which ratio shall be calculated as if no prior distributions had been made on account of such Claim; provided, however, that in any distribution made to the holder of an Allowed SFO Unsecured Claim or an Allowed SFI Unsecured Claim, as applicable, there shall be deducted from such distribution the amount of any distribution previously distributed to such holder on account of such Claim in any distribution made prior thereto.

1.41         Distribution Record Date means the date that is 20 days before the first day of the Confirmation Hearing, as originally scheduled by the Bankruptcy Court in the Disclosure Statement Order; provided that for purposes of determining the holders of SFTP Prepetition Credit Agreement Claims and SFO Prepetition Credit Agreement Claims the Distribution Record Date shall be the date that is 5 days before the Effective Date and the holders of record of such Prepetition Credit Agreement Claims shall be determined in accordance with the register maintained by the Prepetition Agent.

1.42         Effective Date means a Business Day selected by the Debtors on or after the Confirmation Date, on which (a) no stay of the Confirmation Order is in effect and (b) the conditions precedent to the effectiveness of the Plan specified in section VI.H.1 of the Plan shall have been satisfied or waived as provided in section 10.2.

1.43         Exculpated Parties means the Debtors, the Prepetition Agent, the Participating Lenders, and the members of the Creditors’ Committee (but solely in their respective capacities as such).

1.44         Exit Facility means a new, secured revolving or multi-draw term credit facility in the amount of one-hundred-fifty million ($150,000,000) dollars obtained by the Debtors on the Effective Date and in connection with the Debtors’ emergence from chapter 11, on terms and conditions no less favorable than those described in the Restructuring Agreement and otherwise reasonably acceptable to the Debtors, the Participating Lenders, and the Exit Facility lenders.  The material terms of the Exit Facility shall be included in the Plan Supplement.

1.45         Final Distribution Date means a date after (a) the deadline for the Debtors or the Reorganized Debtors to interpose objections to Claims has passed, (b) all such objections have been resolved by signed agreement with the Debtors or Reorganized Debtors and/or Final Order, as may be applicable, and (c) all Claims that are Contingent Claims or Unliquidated Claims have been estimated but, in any event, the Final Distribution Date shall be no later than thirty (30) days thereafter, or such later date as the Bankruptcy Court may establish, upon request by the Reorganized Debtors, for cause shown.

1.46         Final Order means an order or judgment of a court of competent jurisdiction that has been entered on the docket maintained by the clerk of such court and has not been reversed, vacated or stayed and as to which (a) the time to appeal, petition for certiorari or move for a new trial, reargument or rehearing has expired and no appeal, petition for certiorari or other proceedings for a new trial, reargument or rehearing shall then be pending or, (b) if an appeal, writ of certiorari, new trial, reargument or rehearing thereof has been sought, (i) such order or judgment shall have been affirmed by the highest court to which such order was appealed, certiorari shall have been denied or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such order and (ii) the time to take any further appeal, petition for certiorari, or move for a new trial, reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or the Local Bankruptcy Rules, may be filed relating to such order shall not prevent such order from being a Final Order.

1.47         Impaired Claim means “impaired” within the meaning of section 1124 of the Bankruptcy Code.

1.48         Indenture Trustee means the applicable indenture trustee for the 2010 Notes Indenture, the 2013 Notes Indenture, the 2014 Notes Indenture, the 2015 Notes Indenture, and the 2016 Notes Indenture.

1.49         Insurance Policy means any policy of insurance under which any of the Debtors could have asserted or did assert, or may in the future assert, a right to coverage for any Claim, together with any other contracts which pertain or relate to such policy (including, by way of example and not limitation, any insurance settlement agreements or coverage-in-place agreements).

1.50         Insured Claim means that portion of any Claim arising from an incident or occurrence that occurred prior to the Effective Date: (i) as to which any Insurer is obligated pursuant to the terms, conditions, limitations, and exclusions of its Insurance Policy, to pay any cost, expense, judgment, settlement, or contractual obligation with respect to the Debtors, or (ii) that any Insurer otherwise agrees to pay as part of a settlement or compromise of a claim made under the applicable Insurance Policy.

1.51         Insurer means any company or other entity that issued, or is responsible for, an Insurance Policy.

1.52         Intercompany Claim means any Claim against any Debtor or Non-Debtor Subsidiary held by another Debtor or Non-Debtor Subsidiary.

1.53         LIBOR means, with respect to an interest rate, the London Inter-Bank Offered Rate.

1.54         Lien means any charge against or interest in property to secure payment of a debt or performance of an obligation.

1.55         Local Bankruptcy Rules means the Local Bankruptcy Rules for the District of Delaware, as amended from time to time.

1.56         Long-Term Incentive Plan means, effective as of the Effective Date, the incentive plan for management, selected employees and directors of Reorganized SFI, the material terms of which are set forth on Schedule 1.56.

1.57         New Common Stock means the shares of common stock of Reorganized SFI authorized to be issued pursuant to Section 5.2 of the Plan.

1.58         New Term Loans means the new secured term loans to be issued on the Effective Date in the initial aggregate amount of six-hundred million ($600,000,000) dollars, the material terms of which are set forth on Schedule 1.71.

1.59         Non-Debtor Subsidiary means any direct or indirect subsidiary of SFI that is not a Debtor.

1.60         Other Priority Claim means a Claim entitled to priority in payment as specified in section 507(a)(4), (5), (6) or (7) of the Bankruptcy Code.

1.61         Other Secured Claim means any Secured Claim other than a Claim in Class 4 or Class 8.

1.62         Participating Lender means any Prepetition Lender that is party to the Plan Support Agreement, including a Prepetition Lender that becomes a party to the Plan Support Agreement pursuant to section 4 thereof.

1.63         Partnership Parks means the Six Flags Over Georgia, Six Flags White Water Atlanta and the Six Flags Over Texas theme parks.

1.64         Person means an individual, partnership, corporation, limited liability company, cooperative, trust, unincorporated organization, association, joint venture, government or agency or political subdivision thereof or any other form of legal entity.

1.65         Personal Injury Claim means any Claim against any of the Debtors, whether or not the subject of an existing lawsuit, arising from a personal injury or wrongful death allegation.  A Personal Injury Claim may also be an Insured Claim.

1.66         Petition Date means June 13, 2009, the date on which the Debtors commenced their Reorganization Cases.

1.67         PIERS means any preferred income equity redeemable shares issued by SFI and outstanding as of the Effective Date.

1.68         Plan means this Joint Plan of Reorganization, including, without limitation, the exhibits and schedules hereto, as the same may be amended or modified from time to time in accordance with the provisions of the Bankruptcy Code and the terms hereof.

1.69         Plan Supplement means the supplement or supplements to the Plan containing certain documents relevant to the implementation of the Plan specified in section VI.K.6 of the Plan.

1.70         Plan Support Agreement means that certain restructuring agreement, dated as of June 13, 2009, by and among the Debtors, the Prepetition Agent, and the Participating Lenders.

1.71         Postconfirmation Board means the board of directors of Reorganized SFI which shall be disclosed in the Plan Supplement.

1.72         Postconfirmation Organizational Documents means the certificate of incorporation, bylaws, and other organizational documents for Reorganized SFI, the forms of which shall be reasonably satisfactory to the Supermajority Participating Lenders (as defined in the Plan Support Agreement) and shall be included in the Plan Supplement.

1.73         Preconfirmation Equity Interests means, collectively, the Preconfirmation SFI Equity Interests, the Preconfirmation SFO Equity Interests and the Preconfirmation Subsidiary Equity Interests in a Debtor, whether or not transferable, and all options, warrants or rights, contractual or otherwise, to acquire any such interests, all as of the Effective Date.

1.74         Preconfirmation SFI Equity Interests means any instrument evidencing an ownership interest in SFI, whether or not transferable, and all options, warrants or rights, contractual or otherwise, to acquire any such interests, all as of the Effective Date.

1.75         Preconfirmation SFO Equity Interest means any instrument evidencing an ownership interest in SFO, whether or not transferable, and all options, warrants or rights, contractual or otherwise, to acquire any such interests, all as of the Effective Date

1.76         Preconfirmation Subsidiary Equity Interests means any instrument evidencing an ownership interest in a Debtor other than SFI or SFO, whether or not transferable, and all options, warrants or rights, contractual or otherwise, to acquire any such interests, all as of the Effective Date. Each Preconfirmation Subsidiary Equity Interest shall be deemed Allowed under the Plan.

1.77         Prepetition Agent means JPMorgan Chase Bank, N.A. in its capacity as administrative agent under the Prepetition Credit Agreement, or any successor administrative agent thereunder.

1.78         Prepetition Credit Agreement means that certain Second Amended and Restated Credit Agreement, dated as of May 25, 2007, among: SFI; SFO; SFTP, as primary borrower; certain foreign subsidiaries of SFTP, as borrowers; the Prepetition Lenders; Credit Suisse, Cayman Islands Branch and Lehman Commercial Paper, Inc., as co-syndication agents; the Prepetition Agent; and J.P. Morgan Securities Inc., Credit Suisse Securities (USA) LLC and Lehman Brothers Inc., as joint lead arrangers and joint bookrunners, and all amendments, supplements, ancillary agreements (including but not limited to any and all notes, letters of credit, pledges, collateral agreements, intercreditor agreements, swaps and hedging agreements), side letters, financing statements, and other documents related thereto.

1.79         Prepetition Credit Agreement Claim means an SFTP Prepetition Credit Agreement Claim or an SFO Prepetition Credit Agreement Claim.

1.80         Prepetition Lender means the holder of a Prepetition Credit Agreement Claim.

1.81         Prepetition Period means the time period prior to the Petition Date.

1.82         Priority Tax Claim means any Claim of a governmental unit of the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

1.83         Ratable Proportion means, with reference to any distribution to the holder of an Allowed SFI Prepetition Credit Agreement Claim or an Allowed SFO Prepetition Credit Agreement Claim, as applicable, a distribution equal in amount to the ratio (expressed as a percentage) that the amount of such Allowed Claim bears to the aggregate amount of Allowed Claims in such Class.

1.84         Reinstated or Reinstatement means (a) leaving unaltered the legal, equitable and contractual rights to which a Claim or Preconfirmation Equity Interest entitles the holder of such Claim or Preconfirmation Equity Interest, or (b) notwithstanding any contractual provision or applicable law that entitles the holder of such Claim or Preconfirmation Equity Interest to demand or receive accelerated payment of such Claim or Preconfirmation Equity Interest after the occurrence of a default, (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code; (ii) reinstating the maturity of such Claim or Preconfirmation Equity Interest as such maturity existed before such default; (iii) compensating the holder of such Claim or Preconfirmation Equity Interest for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or applicable law; (iv) if such Claim or such Preconfirmation Equity Interest arises from any failure to perform a nonmonetary obligation, other than a default arising from failure to operate a nonresidential real property lease subject to section 365(b)(1)(A) of the Bankruptcy Code, compensating the holder of such Claim or such Preconfirmation Equity Interest (other than the Debtor or an insider of the Debtor) for any actual pecuniary loss incurred by such holder as a result of such failure; and (v) not otherwise altering the legal, equitable, or contractual rights to which such Claim or Preconfirmation Equity Interest entitles the holder of such Claim or Preconfirmation Equity Interest.

1.85         Reorganization Cases means the jointly administered cases commenced by the Debtors under chapter 11 of the Bankruptcy Code.

1.86         Reorganized Debtors means each of the Debtors on and after the Effective Date.

1.87         Reorganized SFI means SFI, on and after the Effective Date.

1.88         Reorganized SFO means SFO, on and after the Effective Date.

1.89         Schedules means, collectively, the schedules of assets and liabilities, schedules of executory contracts and unexpired leases and statements of financial affairs filed by the Debtors under section 521 of the Bankruptcy Code, Bankruptcy Rule 1007 and the Official Bankruptcy Forms in the Reorganization Cases, as the same may have been amended or supplemented through the Confirmation Date pursuant to Bankruptcy Rules 1007 and 1009.

1.90         Secured Claim means any Claim that is secured by a Lien on Collateral to the extent of the value of such Collateral, as determined in accordance with section 506(a) of the Bankruptcy Code, or, in the event that such Claim is subject to a permissible setoff under section 553 of the Bankruptcy Code, to the extent of such permissible setoff.

1.91         Secured Tax Claim means any Secured Claim that, absent its secured status, would be entitled to priority in right of payment under sections 502(i) and 507(a)(8) of the Bankruptcy Code (determined irrespective of any time limitations therein and including any related Secured Claim for penalties).

1.92         Securities Act means the Securities Act of 1933, as amended.

1.93         Security means any instrument that qualifies as a “security” under section 2(a)(1) of the Securities Act.

1.94         SFI means Six Flags, Inc., a Delaware corporation.

1.95         SFI TW Guaranty Claim means any Claim arising under the guaranty by SFI of obligations owed to Time Warner and certain of its affiliates under the TW Loan, up to a maximum aggregate amount of $10 million when taken together with the SFO TW Guaranty Claim and SFTP TW Guaranty Claim.

1.96         SFI TW Indemnity Claim means any Claim arising under the guaranty by SFI of obligations owed to Time Warner and certain of its affiliates under the Subordinated Indemnity Agreement.

1.97         SFI Unsecured Claim means any Unsecured Claim against SFI. SFI Unsecured Claims include, without limitation, Claims arising under the 2010 Notes Indenture, 2013 Notes Indenture, 2014 Notes Indenture, 2015 Notes Indenture, and SFI’s guaranty of the 2016 Notes Indenture.

1.98         SFO means Six Flags Operations, Inc., a Delaware corporation.

1.99         SFO Prepetition Credit Agreement Claim means Claims held by the Prepetition Lenders and/or the Prepetition Agent, and all other Claims against SFO arising under the Prepetition Credit Agreement. Class 8 SFO Prepetition Credit Agreement Claims are Allowed in the aggregate amount of $[                  ].

1.100       SFO TW Guaranty Claim means Claims arising under the guaranty by SFO of obligations owed to Time Warner and certain of its affiliates under the TW Loan, up to a maximum aggregate amount of $10 million when taken together with the SFI TW Guaranty Claim and SFTP TW Guaranty Claim.

1.101       SFO TW Indemnity Claim means Claims arising under the guaranty by SFO of obligations owed to Time Warner and certain of its affiliates under the Subordinated Indemnity Agreement.

1.102       SFO Unsecured Claim means any Unsecured Claim against SFO.  SFO Unsecured Claims include, without limitation, Claims arising under the 2016 Notes Indenture.

1.103       SFTP means Six Flags Theme Parks, Inc. a Delaware corporation.

1.104       SFTP Prepetition Credit Agreement Claim means any Claim held by the Prepetition Lenders and/or the Prepetition Agent, and all other Claims against SFTP or SFTP’s subsidiaries arising under the Prepetition Credit Agreement. Class 4 SFTP Prepetition Credit Agreement Claims are Allowed in the aggregate amount of $[                  ].

1.105       SFTP TW Guaranty Claim means any Claim arising under the guaranty by SFTP of obligations owed to Time Warner and certain of its affiliates under the TW Loan, up to a maximum aggregate amount of $10 million when taken together with the SFO TW Guaranty Claim and SFI TW Guaranty Claim.

1.106       SFTP TW Indemnity Claim means any Claim arising under the guaranty by SFTP and SFTP’s subsidiaries of obligations owed to Time Warner and certain of its affiliates under the Subordinated Indemnity Agreement.

1.107       Subordinated Indemnity Agreement means that certain Subordinated Indemnity Agreement (as amended, modified or otherwise supplemented from time to time) entered into by and among the SFI, Time Warner and an affiliate of Time Warner, dated as of April 1, 1998, the obligations of which are guaranteed by substantially all of the SFI’s domestic subsidiaries.

1.108       Subordinated Securities Claim means any Claim arising from rescission of a purchase or sale of a Security (including any Preconfirmation Equity Interest) of the Debtors, for damages arising from the purchase or sale of such a Security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such Claim, as set forth in section 510(b) of the Bankruptcy Code.

1.109       Subsequent Distribution Date means the twentieth (20th) day after the end of each calendar quarter after the occurrence of the Effective Date.

1.110       Subsidiary Unsecured Claim means Unsecured Claims against SFTP, or SFTP’s subsidiaries, other than an SFTP TW Guaranty Claim or an SFTP TW Indemnity Claim; provided that, an Allowed Subsidiary Unsecured Claim shall not include any claim that is disallowed or released, whether by operation of law, Final Order, written agreement, the provisions of this Plan or otherwise.

1.111       Tax Code means the Internal Revenue Code of 1986, as amended.

1.112       Time Warner means Time Warner Inc. and its subsidiaries.

1.113       TW means TW-SF LLC, a Delaware limited liability company.

1.114       TW Guaranty means that certain Guaranty Agreement, dated as of May 15, 2009, made by SFI, SFO and SFTP in favor of TW.

1.115       TW Loan means that certain loan in the principal amount of $52,507,000, dated as of May 15, 2009, made by TW-SF LLC to the Acquisition Parties to enable the Acquisition Parties to fund 2009 “put” obligations in respect of the Partnership Parks.

1.116       TW Guaranty Claim means any Claim that is an SFTP TW Guaranty Claim, SFO TW Guaranty Claim or an SFI TW Guaranty Claim.

1.117       TW Indemnity Claim means any Claim that is an SFTP TW Indemnity Claim, SFO TW Indemnity Claim or an SFI TW Indemnity Claim.

1.118       Unimpaired means, with respect to a Claim or Preconfirmation Equity Interest, that such Claim or Preconfirmation Equity Interest is not Impaired as a result of being either (a) Reinstated or (b) paid in full in Cash under this Plan.

1.119       Unliquidated Claim means any Claim, the amount of liability for which has not been fixed, whether pursuant to agreement, applicable law or otherwise, as of the date on which such Claim is asserted or sought to be estimated.

1.120       Unsecured Claim means any Claim against the Debtors other than an Administrative Expense Claim, Priority Tax Claim, Other Priority Claim, Secured Tax Claim, Other Secured Claim, Prepetition Credit Agreement Claim, TW Guaranty Claim, TW Indemnity Claim, Subordinated Securities Claim or Intercompany Claim, but shall not include any claim that is disallowed or released, whether by operation of law, Final Order, written agreement, the provisions of this Plan or otherwise.

1.121       Unsecured Notes means, collectively, the 2010 Notes, the 2013 Notes, the 2014 Notes, the 2015 Notes, and the 2016 Notes.

1.122       Unsecured Notes Indentures means, collectively, the 2010 Notes Indenture, the 2013 Notes Indenture, the 2014 Notes Indenture, the 2015 Notes Indenture, and the 2016 Notes Indenture.

1.123       U.S. Trustee means the United States Trustee appointed under section 581 of title 28 of the United States Code to serve in Region 3.

B.            Interpretation; Application of Definitions and Rules of Construction.

Unless otherwise specified, all section, article, schedule or exhibit references in the Plan are to the respective section in, article of or schedule or exhibit, to the Plan or the Plan Supplement, as the same may be amended, waived or modified from time to time.  The words “herein,” “hereof,” “hereto,” “hereunder” and other words of similar import refer to the Plan as a whole and not to any particular section, subsection or clause contained in the Plan.  A term used herein that is not defined herein shall have the meaning assigned to that term in the Bankruptcy Code.  The rules of construction contained in section 102 of the Bankruptcy Code shall apply to the construction of the Plan.  The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof.  In computing any period of time prescribed or allowed by the Plan, unless otherwise expressly provided, the provisions of Bankruptcy Rule 9006(a) shall apply.

ARTICLE II
PROVISIONS FOR PAYMENT OF ADMINISTRATIVE
EXPENSES AND PRIORITY TAX CLAIMS

2.1           Administrative Expense Claims.

Except to the extent that any entity entitled to payment of any Allowed Administrative Expense Claim agrees to a less favorable treatment, each holder of an Allowed Administrative Expense Claim shall receive Cash in an amount equal to such Allowed

Administrative Expense Claim on the later of the Effective Date and the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or as soon thereafter as is practicable; provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtors in Possession shall be paid in full and performed by the Debtors in Possession or Reorganized Debtors, as the case may be, in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to such transactions; provided, further, that if any such ordinary course expense is not billed or a request for payment is not made within ninety (90) days after the Effective Date, claims for payment of such an ordinary course expense shall be barred.  The reasonable, documented and unpaid fees and expenses of Avenue, including attorneys’ fees, shall be Allowed Administrative Expense Claims and shall be paid without the need for further filing of a proof of Claim and without the need for further Bankruptcy Court approval.

2.2           Priority Tax Claims.

Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall receive, at the sole option of the Debtors or the Reorganized Debtors, (a) on the Effective Date, or as soon thereafter as is practicable, Cash in an amount equal to such Allowed Priority Tax Claim or, (b) commencing on the Effective Date, or as soon thereafter as is practicable, and continuing over a period not exceeding five (5) years from and after the Petition Date, equal semi-annual Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest for the period after the Effective Date at the rate determined under applicable non-bankruptcy law as of the calendar month in which the Plan is confirmed, subject to the sole option of the Debtors or Reorganized Debtors to prepay the entire amount of the Allowed Priority Tax Claim.  All Allowed Priority Tax Claims that are not due and payable on or before the Effective Date shall be paid in the ordinary course of business as such obligations become due.

2.3           Professional Compensation and Reimbursement Claims.

All entities seeking awards by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code shall (a) file, on or before the date that is forty-five (45) days after the Effective Date, their respective applications for final allowances of compensation for services rendered and reimbursement of expenses incurred and (b) be paid in full, in Cash, in such amounts as are Allowed by the Bankruptcy Court in accordance with the order relating to or Allowing any such Administrative Expense Claim.  The Reorganized Debtors are authorized to pay compensation for professional services rendered and reimbursement of expenses incurred after the Confirmation Date in the ordinary course and without the need for Bankruptcy Court approval.

ARTICLE III
CLASSIFICATION OF CLAIMS AND
PRECONFIRMATION EQUITY INTERESTS, IMPAIRMENT AND VOTING

The following table (i) designates the classes of Claims against and Preconfirmation Equity Interests in the Debtors, (ii) specifies the classes of Claims and Preconfirmation Equity Interests that are Impaired by the Plan and therefore are deemed to reject the Plan or are entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code, and (iii) specifies the classes of Claims and Preconfirmation Equity Interests that are Unimpaired by the Plan and therefore are deemed to accept the Plan in accordance with section 1126 of the Bankruptcy Code.

Class	Designation	Impairment	Entitled to Vote
Class 1	Other Priority Claims	Unimpaired	No (deemed to accept)
Class 2	Secured Tax Claims	Unimpaired	No (deemed to accept)
Class 3	Other Secured Claims	Unimpaired	No (deemed to accept)
Class 4	SFTP Prepetition Credit Agreement Claims	Impaired	Yes
Class 5	SFTP TW Guaranty Claims	Impaired	Yes
Class 6	SFTP TW Indemnity Claims	Impaired	Yes
Class 7	Subsidiary Unsecured Claims	Unimpaired	No (deemed to accept)
Class 8	SFO Prepetition Credit Agreement Claims	Impaired	Yes
Class 9	SFO TW Guaranty Claims	Impaired	Yes
Class 10	SFO TW Indemnity Claims	Impaired	Yes
Class 11	SFO Unsecured Claims	Impaired	Yes
Class 12	SFI TW Guaranty Claims	Impaired	Yes
Class 13	SFI TW Indemnity Claims	Impaired	Yes
Class 14	SFI Unsecured Claims	Impaired	Yes
Class 15	Subordinated Securities Claims	Impaired	No (deemed to reject)
Class 16	Preconfirmation Subsidiary Equity Interests	Unimpaired	No (deemed to accept)
Class 17	Preconfirmation SFO Equity Interests	Impaired	No (deemed to reject)
Class 18	Preconfirmation SFI Equity Interests	Impaired	No (deemed to reject)

ARTICLE IV
PROVISIONS FOR TREATMENT OF CLAIMS AND
PRECONFIRMATION EQUITY INTERESTS

4.1           Other Priority Claims (Class 1).

(a)           Impairment and Voting.  Class 1 is Unimpaired by the Plan.  Each holder of an Allowed Other Priority Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

(b)           Distributions.  Except to the extent that a holder of an Allowed Other Priority Claim agrees to a different treatment, each holder of an Allowed Other Priority Claim shall receive Cash in an amount equal to such Allowed Other Priority Claim on the later of the Effective Date and the date such Allowed Other Priority Claim becomes an Allowed Other Priority Claim, or as soon thereafter as is practicable.

4.2           Secured Tax Claims (Class 2).

(a)           Impairment and Voting.  Class 2 is Unimpaired by the Plan.  Each holder of an Allowed Secured Tax Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

(b)           Distributions.  Except to the extent that a holder of an Allowed Secured Tax Claim agrees to a different treatment, each holder of an Allowed Secured Tax Claim shall receive, at the sole option of the Debtors or the Reorganized Debtors, (i) on the Effective Date, or as soon thereafter as is practicable, Cash in an amount equal to such Allowed Secured Tax Claim or, (ii) commencing on the Effective Date, or as soon thereafter as is practicable, and continuing over a period not exceeding five (5) years from and after the Petition Date, equal semi-annual Cash payments in an aggregate amount equal to such Allowed Secured Tax Claim, together with interest for the period after the Effective Date at the rate determined under applicable non-bankruptcy law as of the calendar month in which the Plan is confirmed, subject to the sole option of the Debtors or Reorganized Debtors to prepay the entire amount of the Allowed Secured Tax Claim.

4.3           Other Secured Claims (Class 3).

(a)           Impairment and Voting.  Class 3 is Unimpaired by the Plan.  Each holder of an Allowed Other Secured Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

(b)           Distributions.  Except to the extent that a holder of an Allowed Other Secured Claim agrees to a different treatment, at the sole option of the Debtors or the Reorganized Debtors, (i) on the Effective Date or as soon thereafter as is practicable, each Allowed Other Secured Claim shall be Reinstated and rendered Unimpaired in accordance with section 1124(2) of the Bankruptcy Code, (ii) each holder of an Allowed Other Secured Claim shall receive Cash in an amount equal to such Allowed Other Secured Claim, including any interest on such Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, on the later of the Effective Date and the date such Allowed Other Secured Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable or (iii) each holder of an Allowed Other Secured Claim shall receive the Collateral securing its Allowed Other Secured Claim and any interest on such Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, in full and complete satisfaction of such Allowed Other Secured Claim on the later of the Effective Date and the date such Allowed Other Secured Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable.

4.4           SFTP Prepetition Credit Agreement Claims (Class 4).

(a)           Impairment and Voting.  Class 4 is Impaired by the Plan. Each holder of an SFTP Prepetition Credit Agreement Claim is entitled to vote to accept or reject the Plan.

(b)           Distributions.  On the Distribution Date, each holder of an Allowed SFTP Prepetition Credit Agreement Claim shall receive its Ratable Proportion of the New Term Loan and ninety-two percent (92%) of newly issued New Common Stock, subject to dilution by the Long-Term Incentive Plan, in full and complete satisfaction of such SFTP Prepetition Credit Agreement Claim. To the extent that any letters of credit issued pursuant to the Prepetition Credit Agreement are outstanding on the Effective Date, such letters of credit shall be cancelled and replaced with new letters of credit to be issued pursuant to the Exit Facility or shall be fully cash collateralized. Upon making the distributions provided above on account of Allowed SFTP Prepetition Credit Agreement Claims, all Liens and security interests granted to secure such obligations, whether prior to or during the Reorganization Cases, shall be terminated and of no further force or effect.

4.5           SFTP TW Guaranty Claims (Class 5).

(a)           Impairment and Voting.  Class 5 is Impaired by the Plan. Each holder of an SFTP TW Guaranty Claim is entitled to vote to accept or reject the Plan.

(b)           Distributions.  On the Effective Date, SFTP’s guaranty of the obligations under the TW Loan shall be discharged and TW shall receive a new guaranty of the obligations under the TW Loan by Reorganized SFTP.

4.6           SFTP TW Indemnity Claims (Class 6).

(a)           Impairment and Voting.  Class 6 is Impaired by the Plan. Each holder of an SFTP TW Indemnity Claim is entitled to vote to accept or reject the Plan.

(b)           Distributions.  On the Effective Date, SFTP’s guaranty of the obligations under the Subordinated Indemnity Agreement shall be discharged and exchanged for a new guaranty of the obligations under the Subordinated Indemnity Agreement by Reorganized SFTP.

4.7           Subsidiary Unsecured Claims (Class 7).

(a)           Impairment and Voting.  Class 7 is Unimpaired by the Plan. Each holder of an Allowed Subsidiary Unsecured Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

(b)           Distributions.  Except to the extent that a holder of an Allowed Subsidiary Unsecured Claim agrees to a different treatment, at the sole option of the Reorganized Debtors (i) each Allowed Subsidiary Unsecured Claim shall be Reinstated and rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code or (ii) each holder of an Allowed Subsidiary Unsecured Claim shall be paid in full in Cash on the Distribution Date or as soon thereafter as is practicable.

4.8                                SFO Prepetition Credit Agreement Claims (Class 8).

(a)                                  Impairment and Voting.  Class 8 is Impaired by the Plan.  Each holder of an SFO Prepetition Credit Agreement Claim is entitled to vote to accept or reject the Plan.

(b)                                 Distributions.  On the Effective Date, SFO’s guaranty of the obligations under the Prepetition Credit Agreement shall be discharged and exchanged for a new guaranty of the obligations under the New Term Loan by Reorganized SFO. Upon issuing the new guaranty provided above on account of Allowed SFO Prepetition Credit Agreement Claims, all Liens and security interests granted to secure such obligations, whether prior to or during the Reorganization Cases, shall be terminated and of no further force or effect.

4.9                                SFO TW Guaranty Claims (Class 9).

(a)                                  Impairment and Voting.  Class 9 is Impaired by the Plan.  Each holder of a SFO TW Guaranty Claim is entitled to vote to accept or reject the Plan.

(b)                                 Distributions.  On the Effective Date, SFO’s guaranty of the obligations under the TW Loan shall be discharged and TW shall receive a new guaranty of the obligations under the TW Loan by Reorganized SFO.

4.10                          SFO TW Indemnity Claims (Class 10).

(a)                                  Impairment and Voting.  Class 10 is Impaired by the Plan.  Each holder of a SFO TW Indemnity Claim is entitled to vote to accept or reject the Plan.

(b)                                 Distributions.  On the Effective Date, SFO’s guaranty of the obligations under the Subordinated Indemnity Agreement shall be discharged and exchanged for a new guaranty of the obligations under the Subordinated Indemnity Agreement by Reorganized SFO.

SFO Unsecured Claims (Class 11)

Impairment and Voting.  Class 11 is Impaired by the Plan. Each holder of an SFO Unsecured Claim is entitled to vote to accept or reject the Plan.

Distributions.  On the Distribution Date, each holder of an Allowed SFO Unsecured Claim shall receive its Distribution Pro Rata Share of seven percent (7%) of newly issued New Common Stock, subject to dilution by the Long-Term Incentive Plan, in full and complete satisfaction of such SFO Unsecured Claim.

4.11                          SFI TW Guaranty Claims (Class 12).

(a)                                  Impairment and Voting.  Class 12 is Impaired by the Plan.  Each holder of a SFI TW Guaranty Claim is entitled to vote to accept or reject the Plan.

(b)                                 Distributions.  On the Effective Date, SFI’s guaranty of the obligations under the TW Loan shall be discharged and TW shall receive a new guaranty of the obligations under the TW Loan by Reorganized SFI.

4.12                          SFI TW Indemnity Claims (Class 13).

(a)                                  Impairment and Voting.  Class 13 is Impaired by the Plan.  Each holder of a SFI TW Indemnity Claim is entitled to vote to accept or reject the Plan.

(b)                                 Distributions.  On the Effective Date, SFI’s guaranty of the obligations under the Subordinated Indemnity Agreement shall be discharged and exchanged for a new guaranty of the obligations under the Subordinated Indemnity Agreement by Reorganized SFI.

4.13                          SFI Unsecured Claims (Class 14).

(a)                                  Impairment and Voting.  Class 14 is Impaired by the Plan.  Each holder of a SFI Unsecured Claim is entitled to vote to accept or reject the Plan.

(b)                                 Distributions.  On the Distribution Date, each holder of an Allowed SFI Unsecured Claim shall receive its Distribution Pro Rata Share of one percent (1%) of newly issued New Common Stock, subject to dilution by the Long-Term Incentive Plan, in full and complete satisfaction of such SFI Unsecured Claim.

4.14                          Subordinated Securities Claims (Class 15).

(a)                                  Impairment and Voting.  Class 15 is Impaired by the Plan.  Each holder of Subordinated Securities Claims is deemed to reject the Plan and is not entitled to vote to accept or reject the Plan.

(b)                                 Distributions.  Each holder of an Allowed Subordinated Securities Claim shall not receive or retain any interest or property under the Plan on account of such Allowed Subordinated Securities Claim. The treatment of Subordinated Securities Claims under the Plan is in accordance with and gives effect to the provisions of section 510(b) of the Bankruptcy Code.

4.15                          Preconfirmation Subsidiary Equity Interests (Class 16).

(a)                                  Impairment and Voting.  Class 16 is Unimpaired by the Plan.  Each holder of a Preconfirmation Subsidiary Equity Interest is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

(b)                                 Distributions.  On the Effective Date, Preconfirmation Subsidiary Equity Interests shall be Reinstated and rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.

4.16                          Preconfirmation SFO Equity Interests (Class 17).

(a)                                  Impairment and Voting.  Class 17 is Impaired by the Plan.  Each holder of a Preconfirmation SFO Equity Interest is deemed to reject the Plan and is not entitled to vote to accept or reject the Plan.

(b)                                 Distributions.  On the Effective Date, the Preconfirmation SFO Equity Interests shall be cancelled and the holders of Preconfirmation SFO Equity Interests shall not be entitled to, and shall not receive or retain, any property or interest in property on account of such Preconfirmation SFO Equity Interests under the Plan.

4.17                          Preconfirmation SFI Equity Interests (Class 18).

(a)                                  Impairment and Voting.  Class 18 is Impaired by the Plan.  Each holder of a Preconfirmation SFI Equity Interest is deemed to reject the Plan and is not entitled to vote to accept or reject the Plan.

(b)                                 Distributions.  On the Effective Date, the Preconfirmation SFI Equity Interests shall be cancelled and the holders of Preconfirmation SFI Equity Interests shall not be entitled to, and shall not receive or retain, any property or interest in property on account of such Preconfirmation SFI Equity Interests under the Plan.

4.18                          Limitations on Amounts to Be Distributed to Holders of Allowed Insured Claims.

Distributions under the Plan to each holder of an Allowed Insured Claim shall be in accordance with the treatment provided under the Plan for the Class in which such Allowed Insured Claim is classified, but solely to the extent that such Allowed Insured Claim is within the Debtors’ self-insured retention.  Amounts in excess of the applicable self-insured retention amount shall be recoverable only from the available Insurer and the Debtors shall be discharged to the extent of any such excess.  Nothing in this Section 4.17 shall constitute a waiver of any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities that any entity may hold against any other entity, including the Debtors’ Insurers.

4.19                          Special Provision Regarding Unimpaired Claims.

Except as otherwise explicitly provided in this Plan, nothing herein shall be deemed to be a waiver or relinquishment of any rights, counterclaims or defenses the Debtors or the Reorganized Debtors may have, whether at law or in equity, with respect to any Unimpaired Claim.

ARTICLE V
MEANS OF IMPLEMENTATION

5.1                                Intercompany Claims.

Notwithstanding anything to the contrary herein, Intercompany Claims, at the election of the Debtor or Reorganized Debtor holding such Claim, and with the consent of the Participating Lenders, shall be (i) adjusted, released, waived and/or discharged as of the Effective Date, (ii) contributed to the capital of the obligor, or (iii) Reinstated and left

Unimpaired.  Any such transaction may be effected on or subsequent to the Effective Date without any further action by the Debtors, the Debtors in Possession, or the Reorganized Debtors.

5.2                                Restructuring and Other Transactions.

(a)                                  Restructuring Transactions.  Restructuring Transactions  On the Effective Date, the following transactions (“Restructuring Transactions”) shall be effectuated in the order set forth below:

(i)                           Simultaneously, (A) all of the Preconfirmation Equity Interests in SFI and SFO shall be cancelled, and (B) in consideration for SFI making available the New Common Stock to satisfy certain of SFO’s obligations to its creditors and certain of SFTP’s obligations to its creditors, all of the new equity interests in Reorganized SFO shall be issued to Reorganized SFI on behalf of the holders of SFTP Prepetition Credit Agreement Claims, Allowed SFO Unsecured Claims and Allowed SFI Unsecured Claims, respectively, in full satisfaction of their Claims (and in proportion to the relative distributions to be made on account of their Claims); and

(ii)                        thereafter, Reorganized SFI shall, on behalf of the holders of SFTP Prepetition Credit Agreement Claims, Allowed SFO Unsecured Claims, and Allowed SFI Unsecured Claims, respectively, contribute all of the New Common Stock in Reorganized SFI to the applicable Disbursing Agent on behalf of the holders of such Allowed Claims and in full and complete satisfaction of the Reorganized Debtors’ obligations under Sections 4.4, 4.11 and 4.14 of the Plan.

(b)                                 Cancellation of Existing Securities and Agreements.  Except (i) as otherwise expressly provided in the Plan, (ii) with respect to executory contracts or unexpired leases that have been assumed by the Debtors, (iii) for purposes of evidencing a right to distributions under the Plan, or (iv) with respect to any Claim that is Reinstated and rendered Unimpaired under the Plan or (v) for purposes of preserving any indemnification rights in favor of the Prepetition Agent or the Prepetition Lenders, pursuant to, arising out of, or existing under the Prepetition Credit Agreement, on the Effective Date the Prepetition Credit Agreement, the Unsecured Notes Indentures and all Unsecured Notes issued thereunder, all Preconfirmation SFI Equity Interests, Preconfirmation SFO Equity Interests and other instruments evidencing any Claims against the Debtors, Preconfirmation SFO Equity Interests or Preconfirmation SFI Equity Interests shall be deemed automatically cancelled without further act or action under any applicable agreement, law, regulation, order or rule and the obligations of the Debtors thereunder shall be discharged.

(c)                                  Surrender of Existing Securities.  Each holder of the Unsecured Notes shall surrender such note(s) to the Indenture Trustee, or in the event such note(s) are held in the name of, or by a nominee of, the Depository Trust Company, the Disbursing Agent shall seek the cooperation of the Depository Trust Company to provide appropriate instructions to the Indenture Trustee.  No distributions under the Plan shall be made for or on behalf of any such holder unless and until such note is received by the Indenture Trustee or appropriate instructions from the Depository Trust Company shall be received by the Indenture Trustee, or the loss, theft or destruction of such note is established to the reasonable satisfaction of the Indenture Trustee, which satisfaction may require such holder to (i) submit a lost instrument affidavit and an indemnity bond and (ii) hold the Debtors, Reorganized Debtors, Disbursing Agent and Indenture Trustee harmless in respect of such note and any distributions made in respect thereof.  Upon compliance with this section by a holder of any Unsecured Note, such holder shall, for all purposes under the Plan, be deemed to have surrendered such note.  Any holder of Unsecured Notes that fails to surrender such note(s) or satisfactorily explain its nonavailability to the Indenture Trustee within one (1) year of the Effective Date shall be deemed to have no further Claim against the Debtors and the Reorganized Debtors (or their property) or the Indenture Trustee in respect of such Claim and shall not participate in any distribution under the Plan.

(d)                                 Issuance of New Common Stock.  The issuance by Reorganized SFI of the New Common Stock on and after the Effective Date is hereby authorized without the need for any further corporate action and without any further action by holders of Claims or Preconfirmation Equity Interests.  As provided in the Postconfirmation Organizational Documents, which are incorporated herein by reference, New Common Stock may be issued in more than one series, shall be identical in all respects, and shall have equal rights and privileges.  In compliance with 1123(a)(6) of the Bankruptcy Code, the Postconfirmation Organizational Documents shall provide that Reorganized SFI shall not issue nonvoting equity securities to the extent prohibited by section 1123(a)(6) of the Bankruptcy Code.

(e)                                  Incurrence of New Indebtedness.  The Reorganized Debtors’ entry into the New Term Loans and the Exit Facility, and the incurrence of indebtedness thereunder on the Effective Date, is hereby authorized without the need for any further corporate action, except as set forth in the New Term Loans and the Exit Facility, as the case may be, and without any further action by holders of Claims or equity interests.

5.3                                Exemption from Securities Laws.

To the maximum extent provided by section 1145 of the Bankruptcy Code and applicable non-bankruptcy law, the issuance under the Plan of the New Common Stock and any other securities pursuant to this Plan and any subsequent sales, resales, transfers, or other distributions of such New Common Stock or other securities shall be exempt from registration under the Securities Act, any other federal or state securities law registration requirements, and all rules and regulations promulgated thereunder.

5.4                                Registration Rights Agreement and Securities Exchange Listing.

On the Effective Date, Reorganized SFI expects to enter into a registration rights agreement (the “Registration Rights Agreement”) with each holder of greater than [ %] of the New Common Stock. Pursuant to the Registration Rights Agreement, holders collectively owning at least [ %] of the outstanding shares of New Common Stock party thereto would have the right to require Reorganized SFI to effect registered, underwritten secondary offerings of such holders’ New Common Stock on terms and conditions to be negotiated and reflected in such Registration Rights Agreement, with the number of demand registration rights to be determined.  A form of the Registration Rights Agreement will be included in the Plan Supplement.

In addition, for certain purposes, including requiring Reorganized SFI to continue as a public reporting company under the Securities Exchange Act, Reorganized SFI expects to file with the SEC a registration statement on Form 10 under the Securities Exchange Act registering the New Common Stock under the Securities Exchange Act. Following the effectiveness of such registration statement, Reorganized SFI expects that it will seek to obtain a listing for the New Common Stock on a national securities exchange to be determined at a later date.

5.5                                Continued Corporate Existence.

Except as otherwise provided in the Plan, each Debtor shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except with respect to the Postconfirmation Organizational Documents (or other formation documents) that are amended by the Plan, the Plan Supplement or otherwise, and to the extent such documents are amended, such documents are deemed to be pursuant to the Plan and require no further action or approval.  Notwithstanding the foregoing, on or as of the Effective Date, or as soon as practicable thereafter, and without the need for any further action, the Reorganized Debtors may: (i) cause any or all of the Reorganized Debtors to be merged into one or more of the Reorganized Debtors, dissolved or otherwise consolidated, (ii) cause the transfer of assets between or among the Reorganized Debtors, or (iii) engage in any other transaction in furtherance of the Plan.

ARTICLE VI
PROVISIONS GOVERNING VOTING AND DISTRIBUTIONS

6.1                                Voting of Claims.

Each holder of an Allowed Claim in an Impaired Class of Claims that is entitled to vote on the Plan pursuant to ARTICLE III and ARTICLE IV of the Plan shall be entitled to vote separately to accept or reject the Plan, as provided in such order as is entered by the Bankruptcy Court establishing procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan, or any other order of the Bankruptcy Court.

6.2                                Nonconsensual Confirmation.

If any Impaired Class of Claims entitled to vote shall not accept the Plan by the requisite statutory majority provided in section 1126(c) of the Bankruptcy Code, the Debtors reserve the right to amend the Plan in accordance with section VI.K.4 of the Plan or undertake to have the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code or both.  With respect to Impaired Classes of claims that are deemed to reject the Plan, the Debtors shall request that the Bankruptcy Court confirm the Plan pursuant to section 1129(b) of the Bankruptcy Code.

6.3                                Distributions on Allowed Unsecured Claims.

Distributions with respect to holders of Allowed Unsecured Claims shall only be made on each Distribution Date.  All Allowed Unsecured Claims held by a single creditor against a single Debtor shall be aggregated and treated as a single Claim against such Debtor.  At the written request of the Reorganized Debtors or the Disbursing Agent, any creditor holding multiple Allowed Unsecured Claims shall provide to the Reorganized Debtors or the Disbursing Agent, as the case may be, a single address to which any distributions shall be sent.

6.4                                Date of Distributions.

In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

6.5                                Disbursing Agent.

All distributions under the Plan shall be made by Reorganized SFI as Disbursing Agent or such other entity designated by Reorganized SFI as a Disbursing Agent.  No Disbursing Agent shall be required to give any bond or surety or other security for the performance of their duties.

6.6                                Expenses of the Disbursing Agent.

Except as otherwise ordered by the Bankruptcy Court, any reasonable fees and expenses incurred by the Disbursing Agent (including, without limitation, taxes and reasonable attorneys’ fees and expenses) on or after the Effective Date shall be paid in Cash by the Reorganized Debtors in the ordinary course of business.

6.7                                Rights and Powers of Disbursing Agent.

The Disbursing Agent shall be empowered to (a) effect all actions and execute all agreements, instruments and other documents necessary to perform its duties under the Plan, (b) make all distributions contemplated hereby, (c) employ professionals to represent it with respect to its responsibilities and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.  In furtherance of the rights and powers of the Disbursing Agent, the Disbursing Agent shall have no duty or obligation to make distributions to any holder of an Allowed Claim unless and until such holder executes and delivers, in a form acceptable to the Disbursing Agent, any documents applicable to such distributions.

6.8                                Delivery of Distributions.

(a)                                  Distributions to Last Known Address.  Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim or Allowed Administrative Expense Claim shall be made at the address of such holder as set forth on the Schedules filed with the Bankruptcy Court or on the books and records of the Debtors or its agents, as applicable, unless the Debtors or Reorganized Debtors have been notified in writing of a change of address by the filing of a proof of Claim by such holder that contains an address for such holder different than the address of such holder as set forth on the Schedules.  Nothing in this Plan shall require the Reorganized Debtors to attempt to locate any holder of an Allowed Claim.

(b)                                 Distributions to Indenture Trustee.  The Indenture Trustee shall be the Disbursing Agent for the Unsecured Notes Claims.  Accordingly, distributions for the benefit of the holders of such Claims shall be made to the Indenture Trustee under the applicable Unsecured Notes Indenture.  The Indenture Trustees shall, in turn, promptly administer the distribution to the holders of such Allowed Claims in accordance with the Plan and the applicable Unsecured Notes Indenture.  The distribution of New Common Stock to the respective Indenture Trustees shall be deemed a distribution to the respective holder of an Allowed Claim.  Upon delivery of the distributions required under the Plan to the Indenture Trustee, the Reorganized Debtors shall be released of all liability with respect to the delivery of such distributions.

(c)                                  Distributions to Prepetition Agent.  The Prepetition Agent shall be the Disbursing Agent for the holders of Class 4 SFTP Prepetition Credit Agreement Claims and Class 8 SFO Prepetition Credit Agreement Claims.  Accordingly, distributions for the benefit of the holders of Class 4 and Class 8 Claims shall be made to the Prepetition Agent.  The Prepetition Agent shall, in turn, promptly administer the distribution to the holders of Allowed Claims in Class 4 and Class 8, in accordance with the Plan and the Prepetition Credit Agreement.  The distribution of New Common Stock to the Prepetition Agent, and the issuance, execution and delivery of New Term Loan documents, shall be deemed a distribution to the respective holders of Allowed Class 4 and Class 8 Claims.  Upon delivery of the distributions required under the Plan as provided in this paragraph, the Reorganized Debtors shall be released of all liability with respect to the delivery of such distributions.

6.9                                Unclaimed Distributions.

All distributions under the Plan that are unclaimed for a period of one (1) year after distribution thereof shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and revested in the Reorganized Debtors and any entitlement of any holder of any Claims to such distributions shall be extinguished and forever barred.

6.10                          Distribution Record Date.

The Claims register shall be closed on the Distribution Record Date, and any subsequent transfer of any Claim shall be prohibited.  The Debtors and the Reorganized Debtors shall have no obligation to recognize any transfer of any such Claims occurring after the close of business on such date.

6.11                          Manner of Payment.

At the option of the Disbursing Agent, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements.  All distributions of Cash to the creditors of each of the Debtors under the Plan shall be made by, or on behalf of, the applicable Debtor.

6.12         No Fractional Distributions.

No fractional shares of New Common Stock shall be distributed and no Cash shall be distributed in lieu of such fractional shares.  When any distribution pursuant to the Plan on account of an Allowed Claim would otherwise result in the issuance of a number of shares of New Common Stock that is not a whole number, the actual distribution of shares of New Common Stock shall be rounded as follows: (a) fractions of one-half (½) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half (½) shall be rounded to the next lower whole number, with no further payment therefor.  The total number of authorized shares of New Common Stock to be distributed to holders of Allowed Claims shall be adjusted as necessary to account for the foregoing rounding.

6.13         Limitation on Cash Distributions.

No payment of Cash less than one-hundred dollars ($100) shall be made to any holder of an Allowed Claim unless a request therefor is made in writing to the Reorganized Debtors.

6.14         Setoffs and Recoupment.

The Debtors may, but shall not be required to, setoff against or recoup from any Claim and the payments to be made pursuant to the Plan in respect of such Claim any Claims of any nature whatsoever that the Debtors may have against the claimant, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or Reorganized Debtors of any such claim they may have against such claimant.

6.15         Allocation of Plan Distributions Between Principal and Interest.

To the extent that any Allowed Claim entitled to a distribution under the Plan consists of indebtedness and other amounts (such as accrued but unpaid interest thereon), such distribution shall be allocated first to the principal amount of the Claim (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claim, to such other amounts.

ARTICLE VII
PROCEDURES FOR TREATING DISPUTED
CLAIMS UNDER PLAN OF REORGANIZATION

7.1           Objections.

As of the Effective Date, objections to, and requests for estimation of, Administrative Expense Claims and Claims against the Debtors may be interposed and prosecuted only by the Reorganized Debtors.  Such objections and requests for estimation shall be served on the respective claimant and filed with the Bankruptcy Court on or before the latest of: (i) one hundred twenty (120) days after the Effective Date or (ii) such later date as may be fixed by the Bankruptcy Court (the “Objection Deadline”); provided, however, that with respect to Claims that, as of the Objection Deadline, are subject to a pending claim objection, contested matter, or adversary proceeding (an “Initial Objection”) wherein the Reorganized Debtors’

objection to such claim is ultimately denied, the Objection Deadline shall be extended to the latter of: (a) sixty (60) days from the date on which the Bankruptcy Court enters an order denying such Initial Objection or (b) sixty (60) days from the date on which any appellate court enters a Final Order reversing or vacating an order of the Bankruptcy Court granting such Initial Objection; provided, further, that with respect to Claims that (i) are filed (whether as an amended Claim, new Claim, or otherwise) after the Effective Date, and (ii) that are not otherwise subject to adjustment, expunction or disallowance pursuant to sections VI.E.2, VI.E.8, VI.E.9, VI.E.11, and VI.E.12 of the Plan, the Objection Deadline shall be one hundred twenty (120) days after the date on which such Claim was filed.  Nothing herein shall affect the Debtors’ or the Reorganized Debtors’ ability to amend the Schedules in accordance with the Bankruptcy Code and the Bankruptcy Rules.

7.2           Adjustment to Certain Claims Without a Filed Objection.

Any Claim that has been settled, paid and satisfied, or amended and superseded, may be adjusted or expunged on the Claims register by the Reorganized Debtors without a claims objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court.  In addition, all Claims filed on account of an employee benefit shall be deemed satisfied and expunged from the Claims register as of the Effective Date to the extent the Reorganized Debtors elect to honor such employee benefit, without any further notice to or action, order or approval of the Bankruptcy Court.

7.3           No Distributions Pending Allowance.

Notwithstanding any other provision hereof, if any portion of a Claim or Administrative Expense Claim is Disputed, no payment or distribution provided hereunder shall be made on account of such Claim or Administrative Expense Claim unless and until such Disputed Claim or Disputed Administrative Expense Claim becomes Allowed.

7.4           Distributions After Allowance.

To the extent that a Disputed Claim or Disputed Administrative Expense Claim ultimately becomes an Allowed Claim or Allowed Administrative Expense Claim, distributions (if any) shall be made to the holder of such Allowed Claim or Allowed Administrative Expense Claim in accordance with the provisions of the Plan.

7.5           Resolution of Administrative Expense Claims and Claims.

On and after the Effective Date, the Reorganized Debtors shall have the authority to compromise, settle, otherwise resolve or withdraw any objections to Administrative Expense Claims and Claims against the Debtors and to compromise, settle or otherwise resolve any Disputed Administrative Expense Claims and Disputed Claims against the Debtors without approval of the Bankruptcy Court.

7.6           Estimation of Claims.

The Debtors or the Reorganized Debtors may at any time request that the Bankruptcy Court estimate any Contingent Claim, Unliquidated Claim or Disputed Claim

pursuant to section 502(c) of the Bankruptcy Code regardless of whether any of the Debtors or the Reorganized Debtors previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection.  In the event that the Bankruptcy Court estimates any Contingent Claim, Unliquidated Claim or Disputed Claim, the amount so estimated shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court.  If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Debtors or the Reorganized Debtors may pursue supplementary proceedings to object to the allowance of such Claim.  All of the aforementioned objection, estimation and resolution procedures are intended to be cumulative and not exclusive of one another.  Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

7.7           Interest.

To the extent that a Disputed Claim becomes an Allowed Claim after the Effective Date, the holder of such Claim shall not be entitled to any interest thereon, except as may be required by Final Order, or applicable bankruptcy and non-bankruptcy law.

7.8           Disallowance of Certain Claims.

Any Claims held by Persons from which property is recoverable under section 542, 543, 550, or 553 of the Bankruptcy Code or by a Person that is a transferee of a transfer avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549 or 724(a) of the Bankruptcy Code, shall be deemed disallowed pursuant to section 502(d) of the Bankruptcy Code, and such Persons may not receive any distributions on account of their Claims until such time as such Causes of Action against such Persons have been settled or a Final Order with respect thereto has been entered and all sums due, if any, to the Debtors by that Person have been turned over or paid to the Reorganized Debtors.

7.9           Indenture Trustee as Claim Holder.

Consistent with Bankruptcy Rule 3003(c), the Reorganized Debtors shall recognize proofs of Claim timely filed by any Indenture Trustee in respect of any Claims under the Unsecured Notes Indentures.  Accordingly, any Claim arising under the Unsecured Notes Indentures, proof of which is filed by the registered or beneficial holder of Unsecured Notes, shall be disallowed as duplicative of the Claim of the applicable Indenture Trustee, without any further action of the Bankruptcy Court.

7.10         Offer of Judgment.

The Reorganized Debtors are authorized to serve upon a holder of a Claim an offer to allow judgment to be taken on account of such Claim, and, pursuant to Bankruptcy Rules 7068 and 9014, Federal Rule of Civil Procedure 68 shall apply to such offer of judgment.  To the extent the holder of a Claim must pay the costs incurred by the Reorganized Debtors after the making of such offer, the Reorganized Debtors are entitled to setoff such amounts against the amount of any distribution to be paid to such holder without any further notice to or action, order, or approval of the Bankruptcy Court.

7.11         Amendments to Claims.

On or after the Effective Date, a Claim may not be filed or amended without the prior authorization of the Bankruptcy Court or the Reorganized Debtors, and any such new or amended Claim filed without prior authorization shall be deemed disallowed in full and expunged without any further action.

7.12         Claims Paid and Payable by Third Parties.

A Claim shall be disallowed without a Claims objection having to be filed and without any further notice to or action, order or approval of the Bankruptcy Court, to the extent that the holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or Reorganized Debtor.  No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy.  To the extent that one or more of the Debtors’ insurers agrees to satisfy in full a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, such Claim may be expunged from the Claims register without a Claims objection having to be filed and without any further notice to or action, order or approval of the Bankruptcy Court.

7.13         Personal Injury Claims.

All Personal Injury Claims are Disputed Claims.  No distributions shall be made on account of any Personal Injury Claim unless and until such Claim is liquidated and becomes and Allowed Claim.  Any Personal Injury Claim which has not been liquidated prior to the Effective Date and as to which a proof of claim was timely filed in the Reorganization Cases, shall be determined and liquidated in the administrative or judicial tribunal in which it is pending on the Effective Date or, if no action was pending on the Effective Date, in any administrative or judicial tribunal of appropriate jurisdiction.

ARTICLE VIII
EXECUTORY CONTRACTS AND UNEXPIRED LEASES

8.1           Assumption or Rejection of Executory Contracts and Unexpired Leases.

Pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, all executory contracts and unexpired leases that exist between the Debtors and any person or entity shall be deemed assumed by the Debtors as of the Effective Date, except for any executory contract or unexpired lease (1) that has been rejected pursuant to an order of the Bankruptcy Court entered prior to the Effective Date, (2) as to which a motion for approval of the rejection of such executory contract or unexpired lease has been filed and served prior to the Effective Date, or (3) that is specifically designated as a contract or lease to be rejected on Schedules 8.1(A) (executory contracts) or 8.1(B) (unexpired leases), which schedules shall be contained in the Plan Supplement; provided, however, that the Debtors reserve the right, on or prior to the Effective

Date, to amend Schedules 8.1(A) and 8.1(B) to delete any executory contract or unexpired lease therefrom or add any executory contract or unexpired lease thereto, in which event such executory contract(s) or unexpired lease(s) shall be deemed to be, respectively, either assumed or rejected as of the Effective Date.  The Debtors shall provide notice of any amendments to Schedules 8.1(A) and/or 8.1(B) to the parties to the executory contracts and unexpired leases affected thereby.  The listing of a document on Schedules 8.1(A) or 8.1(B) shall not constitute an admission by the Debtors that such document is an executory contract or an unexpired lease or that the Debtors have any liability thereunder.

8.2           Approval of Assumption or Rejection of Executory Contracts and Unexpired Leases.

Entry of the Confirmation Order shall, subject to and upon the occurrence of the Effective Date, constitute approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the assumption of the executory contracts and unexpired leases assumed pursuant to section 8.1 of the Plan, and of the rejection of the executory contracts and unexpired leases rejected pursuant to section 8.1 of the Plan.

8.3           Inclusiveness.

Unless otherwise specified on Schedules 8.1(A) or 8.1(B) of the Plan Supplement, each executory contract and unexpired lease listed or to be listed therein shall include any and all modifications, amendments, supplements, restatements or other agreements made directly or indirectly by any agreement, instrument or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument or other document is listed on Schedules 8.1(A) or 8.1(B).

8.4           Cure of Defaults.

Except to the extent that a different treatment has been agreed to by the parties, within thirty (30) days after the Effective Date, the Reorganized Debtors shall cure any and all undisputed defaults under any executory contract or unexpired lease assumed by the Debtors pursuant to the Plan, in accordance with section 365(b) of the Bankruptcy Code.  All disputed defaults that are required to be cured shall be cured either within thirty (30) days of the entry of a Final Order determining the amount, if any, of the Reorganized Debtors’ liability with respect thereto, or as may otherwise be agreed to by the parties.  Notwithstanding section 8.1 of the Plan, the Debtors shall retain their rights to reject any of their executory contracts or unexpired leases that are the subject of a dispute concerning amounts necessary to cure any defaults, in which event the Reorganized Debtors shall make their election to reject such executory contracts and unexpired leases within thirty (30) days of the entry of a Final Order determining the amount required to be cured.

8.5           Bar Date for Filing Proofs of Claim Relating to Executory Contracts and Unexpired Leases Rejected Pursuant to the Plan.

Proofs of Claim for damages arising out of the rejection of an executory contract or unexpired lease must be filed with the Bankruptcy Court and served upon the attorneys for the Debtors or, on and after the Effective Date, the Reorganized Debtors, no later than thirty (30)

days after the later of (a) notice of entry of an order approving the rejection of such executory contract or unexpired lease, (b) notice of entry of the Confirmation Order, (c) notice of an amendment to Schedules 8.1(A) or (B) of the Plan Supplement (solely with respect to the party directly affected by such modification), or (d) notice of the Debtors’ election to reject under section VI.F.4 of the Plan.  All such proofs of Claim not filed within such time shall be forever barred from assertion against the Debtors and their estates or the Reorganized Debtors and their property.

8.6           Indemnification Obligations.

Subject to the occurrence of the Effective Date, the obligations of the Debtors as of the Petition Date to indemnify, defend, reimburse or limit the liability (i) of directors, officers or employees who are directors, officers or employees of the Debtors on or after the Confirmation Date, respectively, against any claims or causes of action as provided in the Debtors’ articles of organization, certificates of incorporation, bylaws, other organizational documents or applicable law and (ii) arising under the Prepetition Credit Agreement, shall survive confirmation of the Plan, remain unaffected thereby and not be discharged, irrespective of whether such indemnification, defense, reimbursement or limitation is owed in connection with an event occurring before or after the Petition Date.

8.7           Insurance Policies.

Unless specifically rejected by order of the Bankruptcy Court, all of the Debtors’ Insurance Policies which are executory, if any, and any agreements, documents or instruments relating thereto, shall be assumed under the Plan.  Nothing contained in this section shall constitute or be deemed a waiver of any cause of action that the Debtors or Reorganized Debtors may hold against any entity, including, without limitation, the insurer, under any of the Debtors’ policies of insurance.

8.8           Benefit Plans.

Notwithstanding anything contained in the Plan to the contrary, unless rejected by order of the Bankruptcy Court, the Reorganized Debtors shall continue to honor, in the ordinary course of business, all employee compensation and Benefit Plans of the Debtors, including Benefit Plans and programs subject to sections 1114 and 1129(a)(13) of the Bankruptcy Code, entered into before or after the Petition Date and not since terminated.

8.9           Retiree Benefits.

On and after the Effective Date, pursuant to section 1129(a)(13) of the Bankruptcy Code, the Reorganized Debtors shall continue to pay all retiree benefits of the Debtors (within the meaning of and subject to section 1114 of the Bankruptcy Code) for the duration of the period for which the Debtors had obligated themselves to provide such benefits and subject to the right of the Reorganized Debtors to modify or terminate such retiree benefits in accordance with the terms thereof.

ARTICLE IX
CORPORATE GOVERNANCE AND MANAGEMENT
OF THE REORGANIZED DEBTORS

9.1           General.

On the Effective Date, the management, control and operation of Reorganized SFI and the other Reorganized Debtors shall become the general responsibility of the Postconfirmation Board.

9.2           Postconfirmation Board.

The Postconfirmation Board shall consist of eleven members, seven of whom shall be selected by the Participating Lenders, one of whom shall be the Chief Executive Officer of SFI, and three of whom shall be the following three current directors of SFI: Daniel M. Snyder (who shall be designated Chairman of the Postconfirmation Board), Mark Jennings and Dwight Schar.  Of the seven Postconfirmation Board members to be selected by the Participating Lenders, Robert McGuire and Perry Rogers shall be considered for such seats.

9.3           Filing of Postconfirmation Organizational Documents.

On the Effective Date, or as soon thereafter as practicable, to the extent necessary, the Reorganized Debtors shall file their Postconfirmation Organizational Documents, as required or deemed appropriate, with the appropriate Persons in their respective jurisdictions of incorporation or establishment.

9.4           Officers of the Reorganized Debtors.

The officers of the Debtors immediately prior to the Effective Date shall serve as the initial officers of the Reorganized Debtors on and after the Effective Date.  Such officers shall serve in accordance with applicable non-bankruptcy law, any employment agreement with the Reorganized Debtors and the Postconfirmation Organizational Documents.

9.5           Long-Term Incentive Plan.

On the Effective Date, Reorganized SFI shall be deemed to have adopted the Long-Term Incentive Plan.  The solicitation of votes on the Plan shall include, and be deemed to be, a solicitation for approval of the Long-Term Incentive Plan.  Entry of the Confirmation Order shall constitute such approval.

ARTICLE X
CONDITIONS PRECEDENT TO EFFECTIVE DATE

10.1         Conditions Precedent to Effectiveness.

The Effective Date shall not occur and the Plan shall not become effective unless and until the following conditions are satisfied in full or waived in accordance with section 10.2 of the Plan:

(a)           The Confirmation Order, in form and substance acceptable to the Participating Lenders, shall have been entered and is a Final Order or, if not a Final Order, is not subject to any stay;

(b)           The conditions precedent to the effectiveness of the Exit Facility are satisfied or waived by the parties thereto and the Reorganized Debtors have access to funding under the Exit Facility;

(c)           All actions and all agreements, instruments or other documents necessary to implement the terms and provisions of the Plan are effected or executed and delivered, as applicable, in form and substance satisfactory to the Participating Lenders;

(d)           All authorizations, consents and regulatory approvals, if any, required by the Debtors in connection with the consummation of the Plan are obtained and not revoked; and

(e)           All conditions set forth in the Plan Support Agreement have been satisfied.

10.2         Waiver of Conditions.

Each of the conditions precedent in section VI.H.1 hereof may be waived, in whole or in part, by the Debtors with the prior consent of the Participating Lenders (which consent shall not be unreasonably withheld).  Any such waivers may be effected at any time, without notice, without leave or order of the Bankruptcy Court and without any formal action.

10.3         Satisfaction of Conditions.

Except as expressly provided or permitted in the Plan, any actions required to be taken on the Effective Date shall take place and shall be deemed to have occurred simultaneously, and no such action shall be deemed to have occurred prior to the taking of any other such action.  In the event that one or more of the conditions specified in section VI.H.1 of the Plan have not occurred or otherwise been waived pursuant to section 10.2 of the Plan, (a) the Confirmation Order shall be vacated, (b) the Debtors and all holders of Claims and interests, including any Preconfirmation Equity Interests, shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred and (c) the Debtors’ obligations with respect to Claims and Preconfirmation Equity Interests shall remain unchanged and nothing contained herein shall constitute or be deemed a waiver or release of any Claims or Preconfirmation Equity Interests by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors.

ARTICLE XI
EFFECT OF CONFIRMATION

11.1         Vesting of Assets.

On the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy

Code, the Debtors, their properties and interests in property and their operations shall be released from the custody and jurisdiction of the Bankruptcy Court, and all property of the estates of the Debtors shall vest in the Reorganized Debtors free and clear of all Claims, Liens, encumbrances, charges and other interests, except as provided in the Plan.  From and after the Effective Date, the Reorganized Debtors may operate their business and may use, acquire and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules or the Local Bankruptcy Rules, subject to the terms and conditions of the Plan.

11.2         Binding Effect.

Subject to the occurrence of the Effective Date, on and after the Confirmation Date, the provisions of the Plan shall bind any holder of a Claim against, or Preconfirmation Equity Interest in, the Debtors and such holder’s respective successors and assigns, whether or not the Claim or interests, including any Preconfirmation Equity Interest, of such holder is Impaired under the Plan, whether or not such holder has accepted the Plan and whether or not such holder is entitled to a distribution under the Plan.

11.3         Discharge of Claims and Termination of Preconfirmation Equity Interests.

Except as provided in the Plan, the rights afforded in and the payments and distributions to be made under the Plan shall terminate all Preconfirmation SFI Equity Interests and discharge all existing debts and Claims of any kind, nature or description whatsoever against or in the Debtors or any of their assets or properties to the fullest extent permitted by section 1141 of the Bankruptcy Code.  Except as provided in the Plan, upon the Effective Date, all existing Claims against the Debtors and Preconfirmation SFI Equity Interests shall be, and shall be deemed to be, discharged and terminated, and all holders of such Claims and Preconfirmation SFI Equity Interests shall be precluded and enjoined from asserting against the Reorganized Debtors, their successors or assignees or any of their assets or properties, any other or further Claim or Preconfirmation SFI Equity Interest based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date, whether or not such holder has filed a proof of Claim or proof of interest and whether or not the facts or legal bases therefor were known or existed prior to the Effective Date.

11.4         Discharge of Debtors.

Upon the Effective Date, in consideration of the distributions to be made under the Plan and except as otherwise expressly provided in the Plan, each holder (as well as any trustees and agents on behalf of each holder) of a Claim or Preconfirmation SFI Equity Interest and any Affiliate of such holder shall be deemed to have forever waived, released and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Preconfirmation SFI Equity Interests, rights and liabilities that arose prior to the Effective Date.  Upon the Effective Date, all such Persons shall be forever precluded and enjoined, pursuant to section 524 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim against or terminated Preconfirmation SFI Equity Interest in the Debtors.

11.5         Reservation of Causes of Action/Reservation of Rights.

Nothing contained in the Plan shall be deemed to be a waiver or the relinquishment of any rights or Causes of Action that the Debtors or the Reorganized Debtors may have or may choose to assert against any Person.

11.6         Exculpation.

None of the Exculpated Parties, and the Exculpated Parties’ respective current or former officers, directors, employees, accountants, financial advisors, investment bankers, agents, restructuring advisors, and attorneys, and each of their respective agents and representatives (but, in each case, solely in connection with their official capacities in the Reorganization Cases), shall have or incur any liability for any Claim, cause of action or other assertion of liability for any act taken or omitted to be taken in connection with, or arising out of, the Reorganization Cases, the formulation, dissemination, confirmation, consummation or administration of the Plan, property to be distributed under the Plan or any other act or omission in connection with the Reorganization Cases, the Plan, the Disclosure Statement or any contract, instrument, document or other agreement related thereto; provided, however, that the foregoing shall not affect the liability of any Person that otherwise would result from any such act or omission to the extent such act or omission is determined by a Final Order to have constituted willful misconduct or gross negligence.

11.7         Limited Releases.

Effective as of the Confirmation Date but subject to the occurrence of the Effective Date, and in consideration of the services of (a) the present and former directors, officers, members, employees, affiliates, agents, financial advisors, restructuring advisors, attorneys and representatives of or to the Debtors who acted in such capacities after the Petition Date; (b) the Prepetition Agent and its affiliates and the other Prepetition Lenders and their affiliates, and each of their respective directors, officers, affiliates, agents, partners, members, representatives, employees, financial advisors, restructuring advisors, attorneys and representatives (the parties set forth in subsections (a) and (b), being the “Released Parties”), the Debtors, their respective chapter 11 estates and the Reorganized Debtors and all holders of Claims that accept the Plan shall release, waive and discharge unconditionally and forever each of the Released Parties from any and all Claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever (including those arising under the Bankruptcy Code), whether known or unknown, foreseen or unforeseen, existing or hereinafter arising in law, equity, or otherwise, based in whole or in part on any act, omission, transaction, event or other occurrence: (i) taking place before the Petition Date in connection with or relating to any of the Debtors or any of their direct or indirect subsidiaries; and (ii) in connection with, related to, or arising out of these Reorganization Cases, the pursuit of confirmation of the Plan, the consummation thereof, the administration thereof or the property to be distributed thereunder; provided that the foregoing shall not operate as a waiver of or release from any causes of action arising out of the willful misconduct or gross negligence of any Released Party.

11.8         Avoidance Actions/Objections.

Other than any releases granted herein, by the Confirmation Order and by Final

Order of the Bankruptcy Court, as applicable, from and after the Effective Date, the Reorganized Debtors shall have the right to prosecute any and all avoidance or equitable subordination actions, recovery causes of action and objections to Claims under sections 105, 502, 510, 542 through 551, and 553 of the Bankruptcy Code that belong to the Debtors or Debtors in Possession.

11.9         Injunction or Stay

Except as otherwise expressly provided in the Plan or in the Confirmation Order, all Persons or entities who have held, hold or may hold Claims against, or Preconfirmation SFI Equity Interests in, the Debtors are permanently enjoined, from and after the Effective Date, from (a) commencing or continuing in any manner any action or other proceeding of any kind on any such Claim or Preconfirmation SFI Equity Interest against any of the Reorganized Debtors or any of the Released Parties, to the extent of the release provided for in Section 6 hereof, (b) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against any Reorganized Debtor or any of the Released Parties, to the extent of the release provided for in Section 6 hereof, with respect to such Claim or Preconfirmation SFI Equity Interest, (c) creating, perfecting or enforcing any encumbrance of any kind against any Reorganized Debtor or any of the Released Parties, to the extent of the release provided in Section 6 hereof, or against the property or interests in property of any Reorganized Debtor or any of the Released Parties with respect to such Claim or Preconfirmation SFI Equity Interest, (d) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due to any Reorganized Debtor or any of the Released Parties, to the extent of the release provided in Section 6 hereof, or against the property or interests in property of any Reorganized Debtor or any of the Released Parties with respect to such Claim or Preconfirmation SFI Equity Interest and (e) pursuing any Claim released pursuant to the Plan.

Unless otherwise provided in the Confirmation Order, all injunctions or stays arising under or entered during the Reorganization Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, that are in existence on the Confirmation Date shall remain in full force and effect until the Effective Date; provided, however, that no such injunction or stay shall preclude enforcement of parties’ rights under the Plan and the related documents.

ARTICLE XII
RETENTION OF JURISDICTION

The Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, or related to, the Reorganization Cases and the Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code, including, without limitation:

(a)           To hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases and the allowance of cure amounts and Claims resulting therefrom;

(b)           To determine any and all adversary proceedings, applications and contested matters;

(c)           To hear and determine all applications for compensation and reimbursement of expenses under sections 330, 331 and 503(b) of the Bankruptcy Code;

(d)           To hear and determine any timely objections to, or requests for estimation of Disputed Administrative Expense Claims and Disputed Claims, in whole or in part;

(e)           To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated;

(f)            To issue such orders in aid of execution of the Plan, to the extent authorized by section 1142 of the Bankruptcy Code;

(g)           To consider any amendments to or modifications of the Plan or to cure any defect or omission, or reconcile any inconsistency, in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

(h)           To hear and determine disputes or issues arising in connection with the interpretation, implementation or enforcement of the Plan, the Confirmation Order, any transactions or payments contemplated hereby, any agreement, instrument, or other document governing or relating to any of the foregoing or any settlement approved by the Bankruptcy Court; provided, however, that any dispute arising under or in connection with the Exit Facility or the New Term Loan shall be determined in accordance with the governing law designated by the applicable documents;

(i)            To hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code (including, without limitation, any request by the Debtors prior to the Effective Date or request by the Reorganized Debtors after the Effective Date for an expedited determination of tax under section 505(b) of the Bankruptcy Code);

(j)            To hear and determine all disputes involving the existence, scope and nature of the discharges granted under the Plan, the Confirmation Order or the Bankruptcy Code;

(k)           To issue injunctions and effect any other actions that may be necessary or appropriate to restrain interference by any person or entity with the consummation, implementation or enforcement of the Plan, the Confirmation Order or any other order of the Bankruptcy Court;

(l)            To determine such other matters and for such other purposes as may be provided in the Confirmation Order;

(m)          To hear and determine any rights, Claims or causes of action held by or accruing to the Debtors pursuant to the Bankruptcy Code or pursuant to any federal or state statute or legal theory;

(n)           To recover all assets of the Debtors and property of the Debtors’ estates, wherever located;

(o)           To enter a final decree closing the Reorganization Cases; and

(p)           To hear any other matter not inconsistent with the Bankruptcy Code.

ARTICLE XIII
MISCELLANEOUS PROVISIONS

13.1         Effectuating Documents and Further Transactions.

On or before the Effective Date, and without the need for any further order or authority, the Debtors shall file with the Bankruptcy Court or execute, as appropriate, such agreements and other documents that are in form and substance satisfactory to them as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.  The Reorganized Debtors are authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan and any securities issued pursuant to the Plan.

13.2         Withholding and Reporting Requirements.

In connection with the Plan and all instruments issued in connection therewith and distributed thereon, any party issuing any instrument or making any distribution under the Plan shall comply with all applicable withholding and reporting requirements imposed by any federal, state or local taxing authority, and all distributions under the Plan shall be subject to any such withholding or reporting requirements.  Notwithstanding the above, each holder of an Allowed Claim that is to receive a distribution under the Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on such holder by any governmental unit, including income, withholding and other tax obligations, on account of such distribution.  Any party issuing any instrument or making any distribution under the Plan has the right, but not the obligation, to not make a distribution until such holder has made arrangements satisfactory to such issuing or disbursing party for payment of any such tax obligations.

13.3         Corporate Action.

On the Effective Date, all matters provided for under the Plan that would otherwise require approval of the managers or directors of one or more of the Debtors or Reorganized Debtors, as the case may be, shall be in effect from and after the Effective Date pursuant to the applicable general corporation law of the states in which the Debtors or the Reorganized Debtors are incorporated or established, without any requirement of further action by the managers or directors of the Debtors or the Reorganized Debtors.  On the Effective Date, or as soon thereafter as is practicable, the Reorganized Debtors shall, if required, file their amended articles of organization or certificates of incorporation, as the case may be, with the Secretary of State of the state in which each such entity is (or shall be) organized, in accordance with the applicable general business law of each such jurisdiction.

13.4         Modification of Plan.

Alterations, amendments or modifications of or to the Plan may be proposed in writing by the Debtors at any time prior to the Confirmation Date, but only after consultation with and approval of such alteration, amendment or modification by the Prepetition Agent, provided that the Plan, as altered, amended or modified satisfies the conditions of sections 1122 and 1123 of the Bankruptcy Code and the Debtors have complied with section 1125 of the Bankruptcy Code.  The Plan may be altered, amended or modified at any time after the Confirmation Date and before substantial consummation, but only after consultation with and approval of such alteration, amendment or modification by the Prepetition Agent, provided that the Plan, as altered, amended or modified, satisfies the requirements of sections 1122 and 1123 of the Bankruptcy Code, and the Bankruptcy Court, after notice and a hearing, confirms the Plan, as altered, amended or modified, under section 1129 of the Bankruptcy Code and the circumstances warrant such alterations, amendments or modifications.  A holder of a Claim that has accepted the Plan will be deemed to have accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim of such holder.

Prior to the Effective Date, the Debtors may make appropriate technical adjustments and modifications to the Plan without further order or approval of the Bankruptcy Court, provided that such technical adjustments and modifications do not adversely affect in a material way the treatment of holders of Claims or Preconfirmation Equity Interests.

13.5         Revocation or Withdrawal of the Plan.

The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date.  If the Debtors revoke or withdraw the Plan prior to the Confirmation Date, then the Plan shall be deemed null and void.  In such event, nothing contained herein shall constitute or be deemed a waiver or release of any Claims or Preconfirmation Equity Interests by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors.

13.6         Plan Supplement.

The Plan Supplement and the documents contained therein shall be in form, scope and substance satisfactory to the Debtors and the Participating Lenders, and shall be filed with the Bankruptcy Court no later than five (5) Business Days before the deadline for voting to accept or reject the Plan, provided that the documents included therein may thereafter be amended and supplemented prior to execution, so long as no such amendment or supplement materially affects the rights of holders of Claims.  The Plan Supplement and the documents contained therein are incorporated into and made a part of the Plan as if set forth in full herein.

13.7         Payment of Statutory Fees.

On or before the Effective Date, all fees payable under section 1930 of chapter 123 of title 28 of the United States Code shall be paid in Cash.  Following the Effective Date, all such fees shall be paid by the applicable Reorganized Debtor until the earlier of the conversion or dismissal of the applicable Reorganization Case under section 1112 of the Bankruptcy Code, or the closing of the applicable Reorganization Case pursuant to section 350(a) of the Bankruptcy Code.

13.8         Dissolution of the Creditors’ Committee.

On the Effective Date, except as provided below, the Creditors’ Committee shall be dissolved and the members thereof shall be released and discharged of and from all further authority, duties, responsibilities and obligations related to and arising from and in connection with the Reorganization Cases, and the retention or employment of the Creditors’ Committee’s attorneys, accountants and other agents, if any, shall terminate, except for purposes of filing and prosecuting applications for final allowances of compensation for professional services rendered and reimbursement of expenses incurred in connection therewith.

13.9         Exemption from Transfer Taxes.

Pursuant to section 1146(a) of the Bankruptcy Code, the issuance, transfer or exchange of notes or equity securities under or in connection with the Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including, without limitation, the issuance of New Common Stock, any merger agreements or agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan shall not be subject to any stamp, real estate transfer, mortgage recording or other similar tax.

13.10       Expedited Tax Determination.

The Debtors and the Reorganized Debtors are authorized to request an expedited determination of taxes under section 505(b) of the Bankruptcy Code for any or all returns filed for, or on behalf of, the Debtors for any and all taxable periods (or portions thereof) ending after the Petition Date through and including the Effective Date.

13.11       Exhibits/Schedules.

All exhibits and schedules to the Plan, including the Plan Supplement, are incorporated into and are a part of the Plan as if set forth in full herein.

13.12       Substantial Consummation.

On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

13.13       Severability of Plan Provisions.

In the event that, prior to the Confirmation Date, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable in accordance with its terms.

13.14       Governing Law.

Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an exhibit to the Plan or Plan Supplement provides otherwise (in which case the governing law specified therein shall be applicable to such exhibit), the rights, duties, and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without giving effect to its principles of conflict of law.

13.15       Notices.

All notices, requests and demands to or upon the Debtors shall be in writing (including by facsimile transmission) to be effective and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

SIX FLAGS, INC.

1540 Broadway

New York, NY 10036

Attn:  James Coughlin

Telephone:       (212) 652-9380

Facsimile:         (212) 354-3089

with a copy to:

PAUL, HASTINGS, JANOFSKY & WALKER LLP

191 North Wacker Drive, 30th Floor

Chicago, Illinois  60606

Attn:       Paul E. Harner

Steven T. Catlett

Telephone:  (312) 499-6000

Facsimile:  (312) 499-6100

-and-

RICHARDS, LAYTON & FINGER, P.A.

One Rodney Square

920 North King Street

Wilmington, Delaware 19801

Attn:       Daniel J. DeFranceschi

L. Katherine Good

Telephone:  (302) 651-7700

Facsimile:  (302) 651-7701

Dated: July 22, 2009

Respectfully submitted,

Six Flags, Inc., et al.
(for itself and on behalf of each of the other Debtors)

	By:	/s/ Jeffrey R. Speed
		Name:	Jeffrey R. Speed
		Title:	Chief Financial Officer

Schedule 1.56

Material Terms of the Long-Term Incentive Plan

Participants:	Management, selected employees and directors of Reorganized SFI.

Allocation:

Stock options and/or restricted stock in Reorganized SFI equal to ten percent (10%) on a fully diluted basis.

Immediately following the Effective Date, the aggregate allocations to management under the Long-Term Incentive Plan shall consist of three and three-quarters percent (3.75%) of the equity of SFI on a fully diluted basis in the form of restricted stock and three and three-quarters percent (3.75%) of the equity of SFI on a fully diluted basis in the form of options, all of which shall be allocated to the members of the Reorganized Debtors’ management in accordance with their respective employment agreements.

Allocation timing:

Immediately following the Effective Date, the aggregate allocations to management under the Long-Term Incentive Plan shall consist of three and three-quarters percent (3.75%) of the equity of SFI on a fully diluted basis in the form of restricted stock and three and three-quarters percent (3.75%) of the equity of SFI on a fully diluted basis in the form of options, all of which shall be allocated to the members of the Reorganized Debtors’ management in accordance with their respective employment agreements.

Any additional allocations following the Effective Date shall be determined by the Postconfirmation Board, provided that management shall not be able to participate therein for the year following the Effective Date absent full approval of the Postconfirmation Board.

Schedule 1.71

New Term Loan

Borrower:	Reorganized SFI.

Guarantors:	Reorganized SFI, Reorganized SFO, Reorganized SFTP and Reorganized SFTP’s domestic subsidiaries.

Principal:	$600 million.

Maturity:	5 years from the Effective Date.

Interest Rate:

Seven percent (7.00%) above LIBOR, with a LIBOR floor of two and one-half percent (2.50%), provided that, prior to the second anniversary of the Effective Date, one and one-half percent (1.50%) of such interest may, at the Debtors’ option, be paid in kind and any such interest that is paid in kind shall be added to principal and deemed an additional New Term Loan.

Call Premium:

The Reorganized Debtors shall pay one hundred three percent (103%) of principal plus accrued interest if such loans are redeemed prior to the first anniversary of the Effective Date, one hundred one and one-half percent (101.5%) of principal plus accrued interest if such loans are redeemed prior to the second anniversary of the Effective Date, and par for any redemption occurring thereafter.

Financial Covenants:

Usual and customary affirmative and negative covenants, including but not limited to limitations on indebtedness, liens, restricted payments and disposition and investments.

The New Term Loan will contain restrictive covenants that limit, to an agreed amount, the amount that can be paid from operational cash flow to satisfy “put” notices from holders of units in the limited partnerships that own the Partnership Parks; provided, however, that the Debtors will be permitted to finance up to an additional $150 million in order to make payments on account of future “put” notices.

Collateral:

First lien on substantially all assets of the Reorganized Debtors which liens shall rank pari passu with the liens securing the Exit Facility, provided that, following an event of default, all collateral proceeds would be allocated to the New Term Loan on a “last-out” basis relative to payments made on account of the Exit Facility.